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                                 File No. 1-9120

                                   FORM U-3A-2

                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D. C.

                          Statement by Holding Company
                      Claiming Exemption Under Rule U-3A-2
                           from the Provisions of the
                   Public Utility Holding Company Act of 1935

                      To Be Filed Annually Prior to March 1

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

                  --------------------------------------------
                                (Name of company)

hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935 and submits the following information:


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      1. Name, State of organization, location and nature of business of claimant, and every subsidiary thereof, other than any exempt wholesale generator (EWG) or foreign utility company in which claimant directly or indirectly holds an interest.

1. Public Service Enterprise Group Incorporated (Enterprise), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. Enterprise has two direct wholly-owned subsidiaries, Public Service Electric and Gas Company (PSE&G) and Enterprise Diversified Holdings Incorporated (EDHI). Enterprise also has 217 indirect subsidiaries. Details are as follows:

1.1. PSE&G, a New Jersey corporation, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101, is an operating public utility company engaged principally in the generation, transmission, distribution and sale of electric energy service and in the transmission, distribution and sale of gas service in New Jersey. PSE&G supplies its gas customers principally with natural gas. PSE&G supplements natural gas with purchased refinery gas and liquefied petroleum gas produced from propane. About 40% of PSE&G's daily gas capacity is high load factor natural gas and is available every day of the year. The remainder comes from field storage, liquefied natural gas, seasonal sales, contract peaking supply, propane and refinery gas. The adequacy of supply of all types of gas is affected by the nationwide availability of all sources for energy production. PSE&G is Enterprise's principal operating subsidiary. As of December 31, 1997, PSE&G comprised 83% of Enterprise's assets. PSE&G's 1997 revenues were 96% of Enterprise's revenues and PSE&G's earnings available to Enterprise were 92% of Enterprise's net income. Generation, transmission, distribution and sale of electric energy service and the transmission, distribution and sale of gas service will continue as the principal business of Enterprise for the foreseeable future. The accounting and rates of PSE&G are subject in certain respects to the requirements of the New Jersey Board of Public Utilities (BPU) and the Federal Energy Regulatory Commission (FERC). PSE&G has eight direct wholly-owned subsidiaries, one direct 99%-owned subsidiary (the remaining 1% of which is owned by PSE&G's subsidiary, Public Service Corporation of New Jersey), and one indirect wholly-owned subsidiary, as follows:

1.1.A. PSE&G Fuel Corporation (Fuelco), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. Fuelco provides financing, unconditionally guaranteed by PSE&G, of up to $125 million aggregate principal amount at any one time outstanding with respect to its 42.49% interest in the nuclear fuel acquired for Peach Bottom Atomic Power Station Units 2 and 3.

1.1.B. New Jersey Properties, Inc. (NJP), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. NJP acquires certain real estate from time to time.

1.1.C. Public Service Corporation of New Jersey (PSC of NJ), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. PSC of NJ owns 1% of Public Service New Millennium Economic Development Fund L.L.C. (see below).

1.1.D. Public Service Conservation Resources Corporation (PSCRC), a New Jersey corporation, has its principal executive offices at 499 Thornall Street, Edison, New Jersey 08837. PSCRC finances, markets and develops energy conservation projects, mostly within PSE&G's service territory.


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1.1.E. Soil Extraction Technologies, Inc., a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101, and is presently inactive.

1.1.F. The Francis Corporation (TFC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. TFC acquires certain real estate from time to time.

1.1.G. Enterprise Ventures & Services Corporation, a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101, and is presently inactive.

1.1.H. Public Service New Millennium Economic Development Fund L.L.C. (New Millennium), a New Jersey limited liability company formed in 1997, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. New Millennium is a direct 99% - owned subsidiary of PSE&G, with the remaining 1% owned by PSC of NJ. New Millennium supports economic development and programs providing technology to improve education and health care in urban areas of New Jersey.

1.1.H.1. Tradelink New Jersey International Business Center, Inc. (Tradelink), a New Jersey corporation formed in 1997, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. Tradelink is a direct subsidiary of Public Service New Millennium Economic Development Fund L.L.C. and operates a full service turn-key office suite facility designed to attract foreign firms to establish a business presence in New Jersey.

1.1.I. Public Service Energy Trading Company (PS Trading), a New Jersey corporation formed in 1997, has its principal executive offices at 80 Park Plaza, Newark, New Jersey, 07101 and is currently inactive.

1.2. EDHI, a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. EDHI is the parent of Enterprise's nonutility businesses. As of December 31, 1997, EDHI comprised 16% of Enterprise's assets. EDHI's 1997 revenues were 4% of Enterprise's revenues and EDHI's 1997 net income was 8% of Enterprise's net income. EDHI's six direct wholly-owned subsidiaries and 201 indirect subsidiaries are as follows:

1.2.A. Public Service Resources Corporation (PSRC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. PSRC makes primarily passive investments in assets that can provide funds for future growth as well as provide incremental earnings for EDHI, including leveraged and direct financing leases, project financings, venture capital funds, leveraged buyout funds and securities. Some of the transactions in which PSRC and its subsidiaries participate involve other equity investors. As of December 31, 1997, PSRC comprised 9% of Enterprise's assets. PSRC's 1997 revenues were 2% of Enterprise's revenues and PSRC's 1997 net income was 10% of Enterprise's net income. PSRC is a wholly-owned subsidiary of EDHI. PSRC has thirteen direct and six indirect wholly-owned subsidiaries as follows:

1.2.A.1. Resources Capital Financing Corporation (RCFC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. RCFC has as its sole investment an undivided interest in the Beaver Valley 2 Nuclear Generating Station, Shippingport, Pennsylvania by virtue of a leveraged lease transaction.


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1.2.A.2. Resources Capital Investment Corporation (RCIC), a New Jersey
corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. RCIC has investments in several leveraged lease transactions.

1.2.A.3. The Water Source, Inc., a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101, and is presently inactive.

1.2.A.4. Resources Capital Sales Corporation (RCSC) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. RCSC was formed in connection with investment activities of PSRC to receive the benefits available to a foreign sales corporation (FSC) under the Internal Revenue Code for the purpose of arranging the export of sales and leases of United States manufactured products, including the financing, management, negotiation and contracting of such sales and leases.

1.2.A.5. Resources Capital Management Corporation (RCMC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. As of December 31, 1997, RCMC comprised 3% of Enterprise's assets. RCMC's 1997 revenues were 0.7% of Enterprise's revenues and RCMC's 1997 net income was 4% of Enterprise's net income. RCMC has investments in a project financing and several leveraged leases. RCMC has six direct wholly-owned subsidiaries as follows:

1.2.A.5.(a) Franklin Street Real Estate, Inc. (Franklin), a Delaware corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. Franklin acts as a lessee under a master lease and lessor under an operating lease with regard to the leveraged lease investment of RCMC in a Detroit, Michigan office complex.

1.2.A.5.(b) Renaissance Tower Associates, Inc. (Tower), a Connecticut corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. Tower is the lender under a loan agreement and issuer of lender notes under a leveraged lease transaction.

1.2.A.5.(c) RCMC Sales Corporation (RCMC SC) is incorporated under the laws of the United States Virgin Islands, and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. RCMC SC was formed as a FSC in connection with investment activities of RCMC.

1.2.A.5.(d) RCMC One, Incorporated, a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101, and is presently inactive.

1.2.A.5.(e) RCMC, Inc. (RCMCI), a Delaware corporation, has its principal executive offices at 1105 North Market Street, Suite 1128, P.O. Box 8985, Wilmington, Delaware 19899. RCMCI has investments in four foreign aircraft leveraged leases, a limited partnership investment in an advanced flue gas desulfurization facility and a limited partnership investment in an ethylene facility in Sweeney, Texas.


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1.2.A.5.(f) RCMC I, Inc. (RCMC I), a Delaware corporation, has its principal executive offices at 1105 North Market Street, Suite 1128, P.O. Box 8985, Wilmington, Delaware 19899. RCMC I has investments in a leveraged lease of an undivided interest of System Energy Resources Inc.'s interest in a nuclear generating station in Port Gibson, Mississippi and in a leveraged lease of an office facility in Denver, Colorado.

1.2.A.6. PSRC Sales Corporation One (PSRC One) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC One was formed as a FSC in connection with certain investment activities of PSRC.

1.2.A.7. PSRC Sales Corporation Two (PSRC Two) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC Two was formed as a FSC in connection with certain investment activities of PSRC.

1.2.A.8. PSRC Sales Corporation Three (PSRC Three) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC Three was formed as a FSC in connection with certain investment activities of PSRC.

1.2.A.9. PSRC Sales Corporation Four (PSRC Four) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC Four was formed as a FSC in connection with certain investment activities of PSRC.

1.2.A.10. Public Service Gas Marketing Company, a Delaware corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101, and is presently inactive.

1.2.A.11. PSRC, Inc. (PSRCI), a Delaware corporation, has its principal executive offices at 1105 North Market Street, Suite 1128, P.O. Box 8985, Wilmington, Delaware 19899. PSRCI has investments in the leveraged lease of a zinc sintering facility in Monaca, Pennsylvania and a limited partnership interest in a developer of an historic real estate rehabilitation project in Philadelphia, Pennsylvania.

1.2.A.12. PSRC I, Inc. (PSRC I), (formerly PSRC Del. Inc.) a Delaware corporation, has its principal executive offices at 1105 North Market Street, Suite 1128, P.O. Box 8985, Wilmington, Delaware 19899. PSRC I has investments in leveraged buyout funds, limited partnerships and securities.

1.2.A.13. Enterprise Energy Technology Group, Inc., a Delaware corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101, and is presently inactive.

1.2.B. Community Energy Alternatives Incorporated (CEA), a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA is a direct and indirect investor in and developer and operator of domestic and foreign cogeneration, distribution and power production facilities, the majority of which are domestic facilities designated as "qualifying


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facilities" (QFs) under the Public Utility Regulatory Policies Act of 1978, as amended (PURPA), four of which are designated as a "foreign utility companies" (FUCOs) under the Public Utility Holding Company Act of 1935, as amended (PUHCA), and six of which are designated as "exempt wholesale generators" (EWGs) under PUHCA. CEA is a wholly-owned subsidiary of EDHI. CEA has two direct wholly-owned subsidiaries, CEA New Jersey, Inc. (CEA NJ) and CEA USA, Inc. (CEA
USA), as well as 165 indirect subsidiaries including limited and general partnership interests. CEA NJ and its subsidiaries invest in projects in New Jersey which sell power to PSE&G. CEA USA and its subsidiaries invest in projects which sell power to other domestic and foreign entities as well as transmission and distribution projects. In addition to its investment in CEA NJ and CEA USA, CEA is a limited partner in two QF's: (i) UAH-Hydro Kennebec Limited Partnership (15.6% partnership interest) which owns a hydroelectric facility in Winslow, Maine, and (ii) Luz Solar Partners, III (8.9% partnership interest) which owns a solar facility in Kramer Junction, California. CEA also is a limited partner in (i) Indeck North American Power Fund, L.P. (Indeck) (6.8% partnership interest) which invests in QFs and EWGs, and (ii) Indeck
North American Power Partners, L.P. (13.3% partnership interest), which is the general partner of Indeck. As of December 31, 1997, CEA comprised 7% of Enterprise's assets. CEA's 1997 revenues were 1% of Enterprise's revenues and CEA's 1997 net income was 3% of Enterprise's net income.

1.2.B.1. CEA NJ, a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA NJ has four direct subsidiaries and four indirect subsidiaries as described below:

1.2.B.1.(a) CEA Bayonne, Inc. (CEA BI), a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA BI is a joint venturer in Cogen Technologies NJ Venture (5.25% interest) which owns a natural gas-fired cogeneration QF in Bayonne, New Jersey.

1.2.B.1.(b) CEA Eagle Point, Inc. (CEA EPI), a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA EPI is a 50% general partner in Eagle Point Cogeneration Partnership
(EPCP).

1.2.B.1.(b)(i) EPCP, a New Jersey limited partnership, has its principal executive offices at U.S. Route 130 and Interstate 295, West Deptford, New Jersey 08096, and owns a natural gas-fired cogeneration QF in West Deptford, New Jersey.

1.2.B.1.(c) CEA Newark Bay, Inc. (CEA NBI), a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA NBI is a 1% general partner in Newark Bay Cogeneration Partnership, L.P. (NBCPLP). CEA NJ is a 49% limited partner in NBCPLP.

1.2.B.1.(c)(i) NBCPLP, a New Jersey limited partnership, has its principal executive offices at 414-462 Avenue P, Newark, New Jersey 07105. NBCPLP owns a natural gas-fired cogeneration QF in Newark, New Jersey. NBCPLP also owns 100% of NBCP Urban Renewal Corporation (NBCPURC) and a 99% limited partnership interest in NBCP Urban Renewal Partnership (NBCPURP).

1.2.B.1.(c)(i)(A) NBCPURC, a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. NBCPURC is a 1% general partner in NBCPURP.


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1.2.B.1.(c)(i)(A)(i) NBCPURP, a New Jersey limited partnership, has its principal executive offices at 414-462 Avenue P, Newark, New Jersey 07105. NBCPURP leases the site of a natural gas-fired cogeneration QF in Newark, New Jersey.

1.2.B.1.(d) CEA Newark Bay Services, Inc. (CEA NBS), a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA NBS provides operation and maintenance services to a natural gas-fired cogeneration facility in Newark, New Jersey, which is a QF. (See CEA NBI above.)

1.2.B.2. CEA USA, a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA USA has a total of 157 direct and indirect subsidiaries including limited and general partnership interests as described below:

1.2.B.2.(a) CEA Asia, Inc. (CEA Asia), a Delaware corporation, has its principal executive offices at Room 1710 Harbour Centre, 25 Harbour Road, Wanchai, Hong Kong and is a developer of power production facilities in Asia which are each expected to qualify upon completion as an EWG or a FUCO. CEA Asia has the following direct and indirect wholly-owned subsidiaries:

1.2.B.2.(a)(i) CEA Asia Ltd., a Bermuda corporation, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and is a developer of EWG and FUCO power production facilities in Asia. CEA Asia, Ltd. has one wholly-owned subsidiary.

1.2.B.2.(a)(i)(A) Shanghai Yaneng Trading Company Limited, a Chinese company, has its principal executive offices at No. 1 Ji Long Road, Room 2104, Wai Gao Qiao Bonded Zone, Shanghai, People's Republic of China, and provides personnel and other services for the development of CEA Asia Ltd.'s projects in China.

1.2.B.2.(b) CEA Baja, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.2.B.2.(c) CEA Conemaugh Management, Inc. (CEA CMI), a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA CMI is a 0.5% general partner in Pennsylvania Renewable Resources, Associates (PRRA).

1.2.B.2.(c)(i) PRRA, a Pennsylvania limited partnership, has its principal executive offices at 50 Tice Boulevard, Woodcliff Lake, New Jersey 07675. PRRA owns a hydroelectric QF in Saltsburg, Pennsylvania. CEA Mount Carmel, Inc. (described below) is a 49.5% limited partner in PRRA.

1.2.B.2.(d) CEA GWF, Inc., a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450, and has two direct wholly-owned subsidiaries as well as a 24.25% limited partnership interest in each of GWF Power System, L.P. (GWFLP) and Hanford L.P. (HLP) whose operations are described below:

1.2.B.2.(d)(i) CEA Bay Area, Inc. (CEA Bay), a Delaware corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. CEA Bay is a 0.5% general partner in GWFLP (described below), which is the owner and operator of five petroleum coke-fired small power production facilities in Contra Costa County, California. All five facilities are QFs.


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1.2.B.2.(d)(ii) CEA Hanford, Inc. (CEA HI), a Delaware corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. CEA HI is a 0.5% general partner in HLP (described below), which is the owner of a petroleum coke and natural gas-fired cogeneration QF in Hanford, California.

1.2.B.2.(e) CEA Hawaiian Investment, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a 48.49% limited partnership interest in Kalaeloa Investment Partners, L.P. (KIPLP), a Delaware limited partnership.

1.2.B.2.(f) CEA Hawaiian Management, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is a general partner (1% partnership interest) in KIPLP.

1.2.B.2.(f)(i) KIPLP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a 99% limited partnership interest in Kalaeloa Partners, L.P. (KPLP).

1.2.B.2.(f)(i)(a) KPLP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a heavy oil-fired cogeneration QF on the Island of Oahu in Hawaii.

1.2.B.2.(g) CEA India, Inc., a Delaware corporation, has its principal executive offices at Ashok Hotel, 50-B, Chanakya Puri, New Delhi 110021, India and is a developer of power production facilities in India, each of which is expected to qualify upon completion as an EWG.

1.2.B.2.(h) CEA International, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct and indirect wholly and partially owned subsidiaries:

1.2.B.2.(h)(i) CEA Americas, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct and indirect wholly and partially owned subsidiaries and owns a 0.01% interest in CEA Americas Operating Company:

1.2.B.2.(h)(i)(A) CEA Americas Ltd., a Bermuda corporation, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda. CEA Americas Ltd. has ten wholly-owned direct subsidiaries, one direct 99% owned subsidiary (CEA do Brazil Ltda.), one direct 90% owned subsidiary (CEA Americas Operating Company), three direct 50% owned subsidiaries (Termo Santander Management Company Ltd., C.A. Turbogeneradores de Venezuela and Turbogeneradores de Venezuela Company), a 0.01% ownership interest in CEA Inversora S.A. and indirect subsidiaries, as follows:

1.2.B.2.(h)(i)(A)(i) Alpha Colombia Power Resources Opon (BVI) Limited ("Alpha"), a British Virgin Islands company, has its registered office at Wickhams Cay I, Roadtown, Tortola, British Virgin Islands, and has a 26% limited partnership interest in Termo Santander de Colombia E.S.P. ("Termo E.S.P.").

1.2.B.2.(h)(i)(A)(i)(a) Termo E.S.P., a Colombian company, has its principal executive offices at Carrera 11, No. 9353, Piso 6, Bogota, Colombia, and owns a 55 MW natural gas-fired power production facility in


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the State of Santander in Colombia. Beta Colombia Power Resources - Opon (BVI)
Limited ("Beta") (described below) has a 24% limited partnership interest in Termo E.S.P., and Termo Santander Management Company Ltd. (described below) is a general partner with a 0.001% profit interest in Termo E.S.P. As a result, CEA Americas Ltd. indirectly owns a 50% interest in Termo E.S.P, and is an EWG.

1.2.B.2.(h)(i)(A)(ii) Beta, a British Virgin Islands company, has its registered office at Wickhams Cay I, Roadtown, Tortola, British Virgin Islands, and has a 24% limited partnership interest in Termo E.S.P. (described above).

1.2.B.2.(h)(i)(A)(iii) CEA Americas Operating Company, a Cayman Island company has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and owns a 99.99% interest in CEA Operating Argentina S.A.(CEA OA) (the remaining 0.01% interest is owned by CEMAS Corporation) (described below).

1.2.B.2.(h)(i)(A)(iii)(a) CEA OA, an Argentina company, has its registered office at Marcelo T. de Alvear 684, Piso 2, Buenos Aires, Argentina, and has two 33.34% owned subsidiaries:

1.2.B.2.(h)(i)(A)(iii)(a)(i) Empresa Distribuidora de Energia Norte S.A., an Argentine company, has its principal executive offices at Calle 48, numero 786, La Plata, Argentina and owns a distribution facility in the province of Buenos Aires, Argentina, and is a FUCO.

1.2.B.2.(h)(i)(A)(iii)(a)(ii) Empresa Distribuidora de Energia Sur S.A., an Argentine company, has its principal executive offices at Calle 48, numero 786, La Plata, Argentina and owns a distribution facility in the province of Buenos Aires, Argentina, and is a FUCO.

1.2.B.2.(h)(i)(A)(iv) CEA Brazil II Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and is presently inactive.

1.2.B.2.(h)(i)(A)(v) CEA Brazil III Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and is presently inactive.

1.2.B.2.(h)(i)(A)(vi) CEA Brazil Investment Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of indirectly acquiring privatized assets in Brazil. CEA Brazil Investment Company has the following direct and indirect wholly-owned subsidiaries:

1.2.B.2.(h)(i)(A)(vi)(a) Pampa Energia Ltda., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of indirectly acquiring privatized assets in Brazil. Pampa Energia Ltda. has the following direct and indirect wholly-owned subsidiaries:

1.2.B.2.(h)(i)(A)(vi)(a)(i) CEA Brazil Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies,


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and was formed for the purpose of indirectly acquiring an interest in Rio Grande
Energia, S.A., (formerly Companhia Norte-Nordeste de Distribuicao de Energia Eletrica), a Brazilian electrical distribution company located in the State of Rio Grande do Sul ("RGE") and currently owns a 50% interest in IPE Energia S.A. ("IPE") (the other 50% interest is owned by CEA Brazil I Company).

1.2.B.2.(h)(i)(A)(vi)(a)(i)(A) IPE, a Brazilian company has its registered office at Rua Luigi Galvani #81, Sao Paulo, Brazil, and owns a 33.33% interest in Doc 3 Participacoes, S.A., a Brazilian company, that in turn owns a 91.80% interest in RGE.

1.2.B.2.(h)(i)(A)(vi)(a)(i)(A)(i) Doc 3 Participacoes S.A. (Doc 3), a Brazilian company, has its registered office at Avenida Presidente Wilson 231, 27th Floor
(Part), Rio de Janeiro, Brazil 20030021 and is 33.33% owned by IPE.

1.2.B.2.(h)(i)(A)(vi)(a)(i)(A)(i)(a) RGE, a Brazilian company, has its registered office at Rua da Consolaco #247, 8th Floor, Room 12, Sao Paulo, Brazil 01301903 and is 91.80% owned by Doc 3, and is a FUCO.

1.2.B.2.(h)(i)(A)(vi)(a)(ii) CEA Brazil I Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of acquiring an indirect ownership interest in RGE and currently owns a 50% interest in IPE (the remaining 50% interest is owned by CEA Brazil Company) (described above).

1.2.B.2.(h)(i)(A)(vii) CEA Brazil Operating Co., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and is presently inactive.

1.2.B.2.(h)(i)(A)(viii) CEA Cayman Americas Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has five wholly-owned subsidiaries and one indirect 99.99% owned subsidiary (described below):

1.2.B.2.(h)(i)(A)(viii)(a) CEA Cayman Americas I Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and owns a 99.99% interest in CEA Inversora S.A. (the remaining 0.01% is owned by CEA Americas Ltd.).

1.2.B.2.(h)(i)(A)(viii)(a)(i) CEA Inversora S.A., an Argentine company, has its registered office at Marcelo T. de Alvear 684, Piso 2, Buenos Aires, Argentina, and was formed for the purpose of making future investments in Latin America.

1.2.B.2.(h)(i)(A)(viii)(b) CEA Cayman Americas II Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making future investments in Latin America.

1.2.B.2.(h)(i)(A)(viii)(c) CEA Cayman Americas III Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making future investments in Latin America.

1.2.B.2.(h)(i)(A)(viii)(d) CEA Cayman Americas IV Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making future investments in Latin America.

1.2.B.2.(h)(i)(A)(viii)(e) CEA Cayman Americas V Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making future investments in Latin America.

1.2.B.2.(h)(i)(A)(ix) CEA do Brazil Ltda., a Brazilian company, has its registered office at Rua Luigi Galvani #81, Sao Paulo, Brazil, and provides management and business development services. CEA do Brazil Ltda. is 99% owned by CEA Americas Ltd. (described above) and 1% owned by CEA Americas II, Ltd. (described below).

1.2.B.2.(h)(i)(A)(x) CEA Peru L.L.C., a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and provides management and operational support services to projects in Latin America.

1.2.B.2.(h)(i)(A)(xi) Peru Power Ltd., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and is presently inactive.

1.2.B.2.(h)(i)(A)(xii) Terra Roxa I Ltda., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and is presently inactive.

1.2.B.2.(h)(i)(A)(xiii) Termo Santander Management Company Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and is a general partner in Termo E.S.P. (described above) with a 0.001% profit interest.

1.2.B.2.(h)(i)(A)(xiv) CEA Americas Ltd. has a 50% interest in C.A. Turbogeneradores Venezuela (TGV II), a Venezuelan company. TGV II has its principal executive offices at Avenida Francisco de Miranda, Torre Country Club, Chacaito, Caracas 1050, Venezuela. TGV II is currently inactive and owns 100% of C.A. Turbogeneradores Maracay.

1.2.B.2.(h)(i)(A)(xiv)(a) C.A. Turbogeneradores Maracay, a Venezuelan company, has its principal executive offices at Avenida Francisco de Miranda, Torre County Club, Chacaito, Caracas 1050, Venezuela and is presently inactive.

1.2.B.2.(h)(i)(A)(xv) Turbogeneradores de Venezuela Company ("TVC"), a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed in February, 1998. TVC has three direct wholly-owned subsidiaries, also formed in February, 1998, described below:

1.2.B.2.(h)(i)(A)(xv)(a) Turbogeneradores de Cagua Company ("TGCC"), a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of investing in power facilities in Venezuela.

1.2.B.2.(h)(i)(A)(xv)(b) Turbogeneradores de Maracay Company ("TGMC"), a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of investing in power facilities in Venezuela.

1.2.B.2.(h)(i)(A)(xv)(c) Turbogeneradores de Valencia Company ("TGVC"), a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of investing in power facilities in Venezuela.

1.2.B.2.(h)(i)(B) CEA Americas II, Ltd. (CEAAII), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda. CEAAII has two direct wholly-owned subsidiaries, one direct 50% owned subsidiary, one indirect 17.13% owned subsidiary (described below), and a 1% interest in CEA do Brazil Ltda. (described above):

1.2.B.2.(h)(i)(B)(i) Bahia Participacoes Ltda., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and is presently inactive.

1.2.B.2.(h)(i)(B)(ii) CEA (Peru) S.A., a Peruvian corporation, has its principal executive offices at Malecon Cisneros 738, Suite 602, Miraflores, Lima, Peru, and is presently inactive.

1.2.B.2.(h)(i)(B)(iii) Turbogeneradores de Venezuela, C.A. (TGV), a Venezuela company, has its principal executive offices at Avenida Francisco de Miranda, Torre Country Club, Chacaito, Caracas 1050, Venezuela. TGV owns 17.13% of Turbogeneradores Maracay, C.A. (TGM).

1.2.B.2.(h)(i)(B)(iii)(a) TGM, a Venezuela company, has its principal executive offices at Avenida Francisco de Miranda, Torre Country Club, Chacaito, Caracas 1050, Venezuela. TGM owns an investment in a gas-fired electric power generation facility in Maracay, Venezuela, and is a FUCO.

1.2.B.2.(h)(i)(C) CEA (Peru), Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.2.B.2.(h)(i)(D) CEALECT, INC., a Delaware limited liability company, has its registered office at 1200 East Ridgewood Avenue, Ridgewood, NJ 07450, and was formed for the purpose of making investments in Latin America.

1.2.B.2.(h)(i)(E) Transarg, Inc., a Delaware limited liability company, has its registered office at 1200 East Ridgewood Avenue, Ridgewood, NJ 07450, and was formed for the purpose of investing in transmission businesses in Argentina, and has one wholly-owned subsidiary (described below).

1.2.B.2.(h)(i)(E)(i) Transarg Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of investing in transmission businesses in Argentina.

1.2.B.2.(h)(ii) CEA Americas Services, Inc. (CEA-ASI), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. CEA-ASI provides management, operations and maintenance personnel to some of the international subsidiaries of CEA USA.

1.2.B.2.(h)(iii) CEA Barka, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has one direct wholly-owned subsidiary:

1.2.B.2.(h)(iii)(A) Barka Power Holdings Ltd. (BPH), a Bermuda corporation, has its principal offices at Clarendon House, 2 Church Street, Hamilton HMCX, Bermuda. BPH was formed for the purpose of investing in power facilities in Muscat, Oman, which are expected to qualify upon completion as an EWG.

1.2.B.2.(h)(iv) CEA (Bermuda) Holdings II, Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and has the following direct and indirect wholly-owned subsidiaries:

1.2.B.2.(h)(iv)(A) CEA India Limited, a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and owns the following six direct wholly-owned and one indirect partially-owned subsidiaries:

1.2.B.2.(h)(iv)(A)(i) CEA Ambalamugal Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in Cochin, India, each of which upon completion is expected to qualify as an EWG.

1.2.B.2.(h)(iv)(A)(ii) CEA Bhilai Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius has one direct 45% owned subsidiary, and is an EWG.

1.2.B.2.(h)(iv)(A)(ii)(a) Bhilai Power Supply Company Limited, an Indian company, has its registered office at Vijaya Building (7th Floor), 17 Barakhamba Road, New Delhi 110001, India, and will construct and own a 587 MW coal-fired power plant in Malhya Pradish, India.

1.2.B.2.(h)(iv)(A)(iii) CEA Manali Energy Company, a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India which are expected to qualify upon completion as an EWG.

1.2.B.2.(h)(iv)(A)(iv) CEA Operations Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of operating power facilities in India which are expected to qualify upon completion as an EWG.

1.2.B.2.(h)(iv)(A)(v) CEA PPN Energy Company Limited, a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in Kerala, India, which are expected to qualify upon completion as an EWG.

1.2.B.2.(h)(iv)(A)(vi) CEA Punjab Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India which are expected to qualify upon completion as an EWG.

1.2.B.2.(h)(v) CEA China, Inc. (CEA China), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct and indirect wholly and partially owned subsidiaries:

1.2.B.2.(h)(v)(A) CEA Anqing Power, Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and was formed for the purpose of investing in power facilities in Anhui Province, China which are expected to qualify upon completion as an EWG.

1.2.B.2.(h)(v)(B) CEA Asia Power, Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and was formed for the purpose of investing in power facilities in Anhui Province, China which are expected to qualify upon completion as an EWG.

1.2.B.2.(h)(v)(C) CEA Gongyi Power Ltd., a Bermuda limited liability company, has its principal offices at Clarendon House, 2 Church Street, Hamilton, Bermuda and has four wholly-owned subsidiaries:

1.2.B.2.(h)(v)(C)(i) CEA Philippines Power LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.2.B.2.(h)(v)(C)(ii) CEA Xuzhou Cogeneration Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in Xuzhou, China which are expected to qualify upon completion as an EWG.

1.2.B.2.(h)(v)(C)(iii) CEA Zhuzhou Cogen Power Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in Zhuzhou, China which are expected to qualify upon completion as an EWG.

1.2.B.2.(h)(v)(C)(iv) CEA Zuojiang Hydropower Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in Zuojiang, China which are expected to qualify upon completion as an EWG.

1.2.B.2.(h)(v)(D) CEA Huangshi Power, Ltd., a Bermuda limited liability company, has its principal offices at Clarendon House, 2 Church Street, Hamilton, Bermuda and was formed for the purpose of investing in power facilities in Huangshi, China which are expected to qualify upon completion as an EWG.

1.2.B.2.(h)(v)(E) CEA Meiya Power, Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and is an EWG.

1.2.B.2.(h)(v)(F) CEA Philippines Holdings LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is an EWG, and has one direct 27.8% owned subsidiary and one indirect partially owned subsidiary described below:

1.2.B.2.(h)(v)(F)(i) Magellan Capital Holdings Corporation, a Philippine company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines, was formed for the purpose of investing in power facilities in the Philippines which are expected to qualify upon completion as EWGs and has one direct 56% owned subsidiary described below:

1.2.B.2.(h)(v)(F)(i)(a) Magellan Cogeneration Inc., a Philippine company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines, and owns and operates a diesel-fired power generation facility in Cavite, Philippines.

1.2.B.2.(h)(v)(G) CEA Shanghai BFG Company, a Cayman Island company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has two direct 50% owned subsidiaries described below:

1.2.B.2.(h)(v)(G)(i) Can Am Energy China Holdings, LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of investing in power facilities in China which are expected to qualify upon completion as an EWG.

1.2.B.2.(h)(v)(G)(ii) WEI/CEA China Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in Shanghai, China which are expected to qualify upon completion as an EWG.

1.2.B.2.(h)(v)(H) CEA Thailand Power, Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and has two direct wholly-owned and one 49.9% owned subsidiary (Energy and Infrastructure Development Co., Ltd.).

1.2.B.2.(h)(v)(H)(i) CEA Full Moon (Malaysia) (L) Ltd., a Malaysian company, has its offices at Level 9, Wisma Oceanic, Jalan O.K.K. Awang Besar, 87016 Labuan F.T., Malaysia, and was formed for the purpose of investing in power facilities in Cilicop, Indonesia which are expected to qualify upon completion as an EWG.

1.2.B.2.(h)(v)(H)(ii) CEA Pontianak (Malaysia) (L) Ltd., a Malaysian company, has its offices at Level 9, Wisma Oceanic, Jalan O.K.K. Awang Besar, 87016 Labuan F.T., Malaysia, and was formed for the purpose of investing in power facilities in Pontianak, Indonesia which are expected to qualify upon completion as an EWG.

1.2.B.2.(h)(v)(H)(iii) Energy and Infrastructure Development Co., Ltd., ("EID"), a Thailand company, has its offices at 388 Phahobyothin Rd., 12th Fl., S.P. Bldg., Bangkok, Thailand and is a developer of power production facilities in Southeast Asia which are each expected to qualify upon completion as an EWG or FUCO. EID owns 95% of Sri U-Thong Co. Ltd. (Sri U), 75% of The Environmental and Energy

Management Co., Ltd. (EEM), 75% of A & R Consultant Co., Ltd. (A&R), and 35% of Yala Power Producer Co., Ltd. (Yala), all of which are described below:

1.2.B.2.(h)(v)(H)(iii)(a) Sri U, a Thailand company, has its offices at 388 Phahobyothin Rd., 12th Fl., S.P. Bldg., Bangkok, Thailand, and provides engineering, procurement and construction services for electric power transmission lines and substations in Southeast Asia.

1.2.B.2.(h)(v)(H)(iii)(b) EEM, a Thailand company, has its offices at 388 Phahobyothin Rd., 12th Fl., S.P. Bldg., Bangkok, Thailand, and is a developer of alternative-fueled energy production facilities in Thailand.

1.2.B.2.(h)(v)(H)(iii)(c) A & R, a Thailand company, has its offices at 388 Phahobyothin Rd., 12th Fl., S.P. Bldg., Bangkok, Thailand, and provides environmental and water management consulting services in Thailand.

1.2.B.2.(h)(v)(H)(iii)(d) Yala, a Thailand company, has its offices at 388 Phahobyothin Rd., 12th Fl., S.P. Bldg., Bangkok, Thailand, and is developing a wood-waste-fired power production facility in Thailand which is expected to qualify upon completion as an EWG.

1.2.B.2.(h)(v)(I) CEA Tongzhou Cogen Power Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and has one direct 80% owned subsidiary described below:

1.2.B.2.(h)(v)(I)(i) CEA Tongzhou Meiya Cogeneration Company Limited, a Chinese joint venture company, has its offices at Tinsha Toun, Tongzhou City, Jiangsu Province, China, and owns and operates a coal-fired cogeneration facility in Tongzhou City, Jiansu Province, China, which is expected to qualify upon completion as an EWG.

1.2.B.2.(h)(v)(J) CEA Zhou Kou Power, Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and has one direct wholly-owned subsidiary.

1.2.B.2.(h)(v)(J)(i) CEA Zhou Kou Power Company, Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in Zhou Kou, China which are expected to qualify upon completion as an EWG.

1.2.B.2.(h)(v)(K) C.T. Meiya Power Company, Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is 50% owned by CEA China and is presently inactive.

1.2.B.2.(h)(v)(L) Meiya Power Company, Ltd., a Bermuda corporation, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is 50% owned by CEA China and has the following direct and indirect wholly and partially owned subsidiaries:

1.2.B.2.(h)(v)(L)(i) CEA (Bermuda) Holdings, Ltd., a Bermuda corporation, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and owns a 60% interest in Shanghai Meiya Jinqiao Energy Co., Ltd.
(SMJE), described below:

1.2.B.2.(h)(v)(L)(i)(a) SMJE, a Chinese joint venture company, has its registered office at Lot #21, Jinqiao EPZ, Shanghai, China, and owns and operates an oil-fired steam plant in Shanghai, China. CEA China indirectly owns 30% of SMJE.

1.2.B.2.(h)(v)(L)(ii) China U.S. Power Partners I, Ltd., a Bermuda corporation, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is an EWG, and has a 30% interest in Jingyuan Second Power Co., Ltd., (Jingyuan), described below:

1.2.B.2.(h)(v)(L)(ii)(a) Jingyuan, a Chinese joint venture company, has its registered office at Lanzhou City, Gansu Province, China, and owns a coal-fired electric power generation facility in Jingyuan, China which is an EWG. CEA China indirectly owns 15% of Jingyuan.

1.2.B.2.(h)(vi) CEA Elcho (Delaware), Inc. (CEA ELCHO), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct and indirect wholly and partially owned subsidiaries:

1.2.B.2.(h)(vi)(A) CEA Europe B.V. (CEA Europe), a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands, and has one direct wholly-owned subsidiary, Ramat Hovav B.V., three direct 99% owned subsidiaries, (the remaining 1% interest in each of the three subsidiaries is owned by CEA ELCHO) and one indirect partially owned subsidiary.

1.2.B.2.(h)(vi)(A)(i) CEA Investments B.V., a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands, and was formed for the purpose of investing in a Turkish company which will own a coal mine located in Turkey.

1.2.B.2.(h)(vi)(A)(ii) CEA Poland B.V., a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands, and directly owns a 17% equity interest in Elektrocieplownia Chorzow Elcho, S.z.o.o.
("Chorzow").

1.2.B.2.(h)(vi)(A)(ii)(a) Chorzow, a Polish company, has its principal executive offices at W. Sklodowskiez 3, 41-503 Chorzow, Poland, and is developing a coal-fired power station in Chorzow, Poland, which is expected to qualify upon completion as an EWG.

1.2.B.2.(h)(vi)(A)(iii) Konya Ilgin Electric Production B.V., a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands, and was formed for the purpose of investing in power facilities in Konya Ilgin, Turkey, which are expected to qualify upon completion as an EWG.

1.2.B.2.(h)(vi)(A)(iv) Ramat Hovav, B.V., a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands, and was formed for the purpose of investing in power facilities in Israel, which are expected to qualify upon completion as an EWG.

1.2.B.2.(h)(vii) CEA Salalah, Inc. (CEA SI), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. CEA SI has the following direct and indirect wholly and partially owned subsidiaries including one 50% directly-owned subsidiary, Salalah Power Holdings, Ltd.:

1.2.B.2.(h)(vii)(A) CEA International, Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and has the following direct and indirect wholly-owned subsidiaries:

1.2.B.2.(h)(vii)(A)(i) CEA Holdings Pte Ltd., a Singapore company, has its principal executive offices at 95 South Bridge Road, #09-00 Pidemco Centre, Singapore 058717, and was formed for the purpose of investing in power facilities in Israel. CEA Holdings Pte Ltd. has one 50% directly-owned subsidiary described below:

1.2.B.2.(h)(vii)(A)(i)(a) OPC Ramat Hovav Ltd., an Israeli company, has its registered office at 2 Hanamal Street, Haifa, Israel, and was formed in February, 1998 for the purpose of investing in power facilities in Israel.

1.2.B.2.(h)(vii)(A)(ii) Community Energy Alternatives LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of investing in power facilities in Tunisia which are expected to qualify as an EWG.

1.2.B.2.(h)(vii)(B) Salalah Power Holdings, Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and has two direct wholly-owned subsidiaries.

1.2.B.2.(h)(vii)(B)(i) Salalah Power Holdings I, Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and was formed for the purpose of investing in power facilities in Salalah, Oman, which are expected to qualify upon completion as EWGs.

1.2.B.2.(h)(vii)(B)(ii) Salalah Power Holdings II, Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and was formed for the purpose of investing in power facilities in Salalah, Oman, which are expected to qualify upon completion as an EWG.

1.2.B.2.(h)(viii) Community Energy Alternatives, Ltd., a United Kingdom company, has its registered office at 100 New Bridge Street, London, England EC4V 6JA, and was formed for the purpose of managing development activities in Europe, India and the Middle East.

1.2.B.2.(h)(ix) ECI International Development, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.2.B.2.(i) CEA International Services, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and provides management, operations and maintenance personnel to some of the international subsidiaries of CEA USA.

1.2.B.2.(j) CEA Kalaeloa, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of acquiring a 1% general partnership interest in KPLP (described above), a Delaware limited partnership (the remaining 99% limited partnership interest is owned by KIPLP, which is also described above).

1.2.B.2.(k) CEA Leasing, Inc., a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450, and is a 50% general partner in National Energy Leasing Partners, (NELP).

1.2.B.2.(k)(i) NELP, a Delaware limited partnership, has its principal executive offices at One Riverchase Parkway South, Birmingham, Alabama 35244. NELP has entered into lease transactions with respect to certain of the equipment installed at the Hanford cogeneration facility of HLP (described below) and the five Contra Costa County, California small power production facilities of GWFLP (described above).

1.2.B.2.(l) CEA Long Island, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed in January 1998 for the purpose of holding indirect investments in power facilities in New York and has the following direct and indirect wholly and partially owned subsidiaries:

1.2.B.2.(l)(i) CEA Kennedy Airport, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed in January 1998 for the purpose of holding indirect investments in power facilities in New York.

1.2.B.2.(l)(i)(A) CEA Kennedy Operators, Inc. (CKO), a New York corporation, has its principal executive offices at Building No. 49, JFK International Airport, Jamaica, New York 11430. CKO provides operation and maintenance services to the central heating and refrigeration plant at John F. Kennedy International Airport in Jamaica, New York (JFK) and provides operation and maintenance services to a natural gas-fired cogeneration facility at JFK (see CEA KIA, Inc. (CEA K) below).

1.2.B.2.(l)(i)(B) CEA K, a New York corporation, has its principal executive offices at c/o KIAC Partners, JFK International Airport, Trailer Complex at the Central Heating Plant, Jamaica, New York 11430. CEA K is a 50% general partner in KIAC Partners.

1.2.B.2.(l)(i)(B)(i) KIAC Partners, a New York limited partnership, has its principal executive offices at JFK International Airport, Trailer Complex at the Central Heating Plant, Jamaica, New York 11430, and owns a natural gas-fired cogeneration QF constructed by a partnership, EnergyPro Construction Partners, in which CEA K is a 50% general partner at JFK.

1.2.B.2.(l)(ii) CEA University Power, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed in January 1998 for the purpose of holding indirect investments in power facilities in New York.

1.2.B.2.(l)(ii)(A) CEA Stony Brook, Inc.(CSBI), a New York corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CSBI is a 50% general partner in Nissequogue Cogen Partners (NCP).

1.2.B.2.(l)(ii)(A)(i) NCP, a New York limited partnership, has its principal executive offices at Gymnasium Road, SUNY Campus, Stony Brook, Long Island, New York 11794, and owns a natural gas-fired cogeneration facility in Stony Brook, New York, which is a QF.

1.2.B.2.(l)(ii)(B) CEA Stony Brook Operators, Inc. (CSBO), a New York corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CSBO provides operation and maintenance services to the CSBI natural gas-fired cogeneration facility in Stony Brook, New York (see CSBI above).

1.2.B.2.(m) CEA Mexico, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.2.B.2.(n) CEA Mount Carmel, Inc., a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450, and is a 49.5% limited partner in PRRA (described above). CEA Conemaugh Management, Inc., also owns 0.5% of PRRA, resulting in a 50% indirect ownership by CEA USA.

1.2.B.2.(o) CEA New Hampshire Incorporated (CEA NH), a New Hampshire corporation, has its principal executive offices in Bridgewater, New Hampshire. CEA NH is a co-managing 40% general partner in Bridgewater Power Company, L.P. (BPCLP).

1.2.B.2.(o)(i) BPCLP, a New Hampshire limited partnership, has its principal executive offices at Route 3, Bridgewater, New Hampshire 03222. BPCLP owns a biomass-fired small power production QF in Bridgewater, New Hampshire.

1.2.B.2.(p) CEA Project Services, Inc. (CEA PRO), a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450. CEA PRO provides engineering, procurement, construction and management services and owns a 50% partnership interest in each of the two following limited partnerships:

1.2.B.2.(p)(i) National Energy Constructors, a California limited partnership, has its principal executive offices at 14800 West Schulte Road, Tracy, California 95376, under which CEA PRO constructed five petroleum coke-fired small power production facilities owned and operated by GWFLP (described above) and a petroleum coke and natural gas-fired cogeneration QF owned by HLP (described above).

1.2.B.2.(p)(ii) Tracy Operators, a California limited partnership, has its principal executive offices at 14800 West Schulte Road, Tracy, California 95376, and operates and maintains a biomass-fired small power production facility in Tracy, California in which CEA Tracy, Inc. (described below) has an ownership interest.

1.2.B.2.(q) CEA Tracy, Inc., a New Jersey corporation has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450, and is a co-managing 34.5% general partner in Thermal Energy Development Partnership, L.P. (TEDPLP).

1.2.B.2.(q)(i) TEDPLP, a Delaware limited partnership, has its principal executive offices at New York Life Building, 501 W. Weber Avenue, Suite 104A, Stockton, California 95203. TEDPLP owns a small biomass-fired power production QF in Tracy, California.

1.2.B.2.(r) CEMAS Corporation (CEMAS), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. CEMAS owns directly and indirectly, through AES San Nicolas, Inc. (ASNI), an 18.63% stockholder interest in Inversora de San Nicolas, S.A. (ISN).

1.2.B.2.(r)(i) ASNI, a Delaware corporation, has its principal office at 1001 N. 19th Street, Arlington, Virginia 22209, and is owned 4.95% by CEMAS. ASNI owns 62.74% of ISN.

1.2.B.2.(r)(i)(A) ISN, an Argentine corporation, has its principal executive offices at Cerrito 1294, Piso 3, (1062), Buenos Aires (Capital Federal), Argentina. ISN owns an 88% controlling stockholder interest in Central Termica San Nicolas, S.A. (CTSN).

1.2.B.2.(r)(i)(A)(i) CTSN, an Argentine corporation, has its principal executive offices at Cerrito 1294, Piso 3, (1062), Buenos Aires (Capital Federal), Argentina. CTSN owns a coal-fired electric generating station in San Nicolas, Argentina, and is an EWG.

1.2.B.2.(s) Deblois Investments, Inc., a New Jersey corporation, has its principal executive offices at 1200 East Ridgewood Avenue, Ridgewood, New Jersey 07450, and is presently inactive.

1.2.B.2.(t) National Energy Partners, a Delaware limited partnership, has its principal executive offices at 11645 Wilshire Blvd., Suite 750, Los Angeles, California 90024, and of which CEA USA is a 50% general partner, owns 100% of GWF Power Systems Company, Inc. (GWF PSC).

1.2.B.2.(t)(i) GWF PSC, a California corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. GWF PSC and GWFLP together hold a 50% indirect interest in the revenues (but do not share in operating or other costs) derived from the (1) capacity payments related to 11.3 MW of incremental capacity and (2) net dispatch payment received by the owner of a natural gas-fired cogeneration QF in Newhall, California. GWF PSC has the following direct and indirect wholly and partially owned subsidiaries:

1.2.B.2.(t)(i)(A) GWF Bay Area, Inc. (GWF Bay), a California corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. GWF Bay is a 2% managing general partner of GWFLP. GWF Bay is an indirect 50% owned subsidiary of CEA USA.

1.2.B.2.(t)(i)(A)(i) GWFLP, a Delaware limited partnership, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598, and owns and operates five petroleum coke-fired small power production QF's in Contra Costa County, California. CEA USA directly owns a 24.25% limited partnership interest in GWFLP. In addition, as described above, CEA GWF owns a 24.25% limited partnership interest in GWFLP and CEA Bay owns a 0.5% general partnership interest in GWFLP.

1.2.B.2.(t)(i)(B) GWF Hanford, Inc. (GWF HI), a California corporation, has its principal executive offices at 225 Lennon Lane, Suite 120, Walnut Creek, California 94598. GWF HI is a 2% managing general partner of HLP. GWF HI is an indirect 50% owned subsidiary of CEA USA.

1.2.B.2.(t)(i)(B)(i) HLP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is the owner of a petroleum coke and natural gas-fired cogeneration QF in Hanford, California. CEA USA directly owns a 24.25% limited partnership interest in HLP. In addition, as described above, CEA GWF owns a 24.25% limited partnership interest in HLP and CEA HI owns a 0.5% general partnership interest in HLP.

1.2.C. Enterprise Group Development Corporation (EGDC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. EGDC is a nonresidential real estate development and investment business. EGDC has investments in nine commercial real estate properties (one of which is developed) in several states, both directly and in joint ventures in which it has a 50% or greater interest. On December 31, 1997, EGDC - State Street I, Incorporated; EGDC - State Street II, Incorporated; EGDC - State Street III, Incorporated; EGDC - NSB, Incorporated; and EGDC - 36 West, Incorporated merged with Enterprise Group Development Corporation. EGDC is an 80% joint venture partner in each of State Street Square Urban Renewal Partners (SSSURPI), State Street Square Urban Renewal Partners II (SSSURPIII), State Street Square Partners III (SSSIII), State Street Square 36 West Partners (SSS36W) and State Street Square NSB Partners (SSSNSB). As of December 31, 1997, EGDC comprised 0.5% of Enterprise's assets and EGDC's 1997 net income comprised
(1)% of Enterprise's net income. EGDC is a wholly-owned subsidiary of EDHI. EGDC has nine direct and two indirect subsidiaries described below:

1.2.C.1. EGDC - Concourse, Incorporated (Concourse), a Florida corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. Concourse owns land on which it intends to develop an office building in Jacksonville, Florida and is a 75% general partner in Concourse at Maitland Associates (CMA). EGDC owns 100% of Concourse.

1.2.C.1.(a) CMA, a Florida general partnership, has its principal executive offices at One Riverchase Parkway South, Birmingham, Alabama 35201, and owns land on which it intends to develop an office complex in Orange County, Florida.

1.2.C.2. EGDC - Fairfax, Incorporated (Fairfax), a Virginia corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. Fairfax is a 50% general partner in Monument Place Associates (MPA).

1.2.C.2.(a) MPA, a Virginia general partnership, has its principal executive offices at 1416 Dodge Street, Room 1100, Omaha, Nebraska 68179, and owns land on which it plans to develop an office complex in Fairfax County, Virginia.

1.2.C.3. SSSURPI, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns one phase of a commercial office complex in Trenton, New Jersey.

1.2.C.4. SSSURPII, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns one phase of a commercial office complex in Trenton, New Jersey.

1.2.C.5. SSSPIII, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns one phase of a commercial office complex in Trenton, New Jersey.

1.2.C.6. SSSNSB, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns one phase of a commercial office complex in Trenton, New Jersey.

1.2.C.7. SSS36W, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and is presently inactive.

1.2.C.8. EGDC - Largo Incorporated (Largo), a Maryland corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101, and owns land on which it plans to develop an office complex in Largo, Maryland.

1.2.C.9. EGDC - Largo Management Incorporated (Largo Management), a Maryland corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101, and is presently inactive.

1.2.D. Energis Resources Incorporated (Energis), a New Jersey corporation, has its principal executive offices at 499 Thornall Street, Edison, New Jersey 08837. Energis is a wholly-owned subsidiary of EDHI. Energis provides a variety of energy related services to industrial and commercial customers. As of December 31, 1997, Energis comprised 0.3% of Enterprise's assets, and 0.1% of Enterprise's revenues, and Energis' 1997 net income comprised (3.0)% of Enterprise's net income. Energis has the following direct and indirect wholly-owned subsidiaries:

1.2.D.1. The Dowling Group Inc. (Dowling Group), a Pennsylvania corporation, has its principal executive offices at 1117 Club House Road, Gladwynne, Pennsylvania 19035. Dowling Group is a wholly-owned subsidiary of Energis. Dowling Group has one direct subsidiary and two indirect subsidiaries, as follows:

1.2.D.2. Fluidics, Inc. (Fluidics), a Pennsylvania corporation, has its principal executive offices at 4140 Whitaker Avenue, Philadelphia, Pennsylvania 19124. Fluidics is a 14% directly owned subsidiary of Energis and an 86% directly owned subsidiary of Dowling Group. Fluidics provides mechanical and building services. Fluidics has two wholly-owned subsidiaries, as follows:

1.2.D.2.(a) Fluidics of New Jersey, Inc., a New Jersey corporation, has its principal executive offices at 499 Thornall Street, Edison, New Jersey 08837. Fluidics of New Jersey, Inc. is a wholly-owned subsidiary of Fluidics and provides mechanical and building services.

1.2.D.2.(b) Wrenda, Inc. (Wrenda), a Delaware Corporation, has its principal executive offices at 900 Market Street, Suite 200, Wilmington, Delaware 19801. Wrenda is a wholly-owned subsidiary of Fluidics and owns various Fluidics trade and service marks which it licenses to Fluidics.

1.2.E. PSEG Capital Corporation (Capital), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. Capital is a wholly-owned financing subsidiary of EDHI, which serves as a capital financing vehicle for EDHI's businesses (excluding Energis), borrowing up to $650 million at any one time outstanding on their behalf on the basis of a minimum net worth maintenance agreement with Enterprise. Intercompany borrowing rates are established with reference to Capital's cost of funds. Capital's assets consist principally of demand notes of CEA and PSRC. As of December 31, 1997, Capital had $609 million of its long-term debt outstanding.

1.2.F. Enterprise Capital Funding Corporation (Funding), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07101. Funding, a wholly-owned subsidiary of EDHI, serves as a capital financing vehicle for EDHI's businesses (excluding EGDC and Energis), borrowing on their behalf, as well as investing their short-term funds. Short-term investments are made only if the funds cannot be employed in intercompany loans. Intercompany borrowing rates are established based upon Funding's cost of funds. Funding is providing both long and short-term capital for the non-utility businesses other than EGDC and Energis on the basis of an unconditional guaranty from EDHI, but without direct support from Enterprise. As of December 31, 1997, Funding's assets consisted of demand notes of CEA and PSRC, all of which are pledged to Funding's lenders and which aggregated $395 million and short-term investments of $3 million.

      2. A brief description of the properties of claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.

      Enterprise owns no property used for the generation, transmission, or distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas.

      Enterprise's only subsidiary public utility company is PSE&G, which is an operating electric and gas utility company. A description of the properties of PSE&G used for the generation, transmission, and distribution of electric energy for sale, and for the transmission and distribution of natural gas, which are located predominantly in New Jersey, follows:

      Electric Properties

      As of December 31, 1997, PSE&G's share of installed generating capacity was 10,251 MW, as shown in the following table:

                                                         Installed    Principal
Name and Location                                       Capacity(MW)  Fuel Used
-----------------                                       ------------  ---------
Steam:
    Hudson, Jersey City, NJ .............................    983        Coal
    Mercer, Hamilton, NJ ................................    648        Coal
    Sewaren, Woodbridge Twp., NJ ........................    453        Gas
    Linden, Linden, NJ ..................................    415        Oil
    Keystone, Shelocta, PA--22.84%(B) ...................    388        Coal
    Conemaugh, New Florence, PA--22.50%(B) ..............    382        Coal
    Kearny, Kearny, NJ ..................................    280        Oil
                                                          ------
         Total Steam ....................................  3,549
                                                          ------
Nuclear: (Capacity factor calculated in accordance with
         industry maximum dependable capability standards)
    Hope Creek, Lower Alloways Creek, NJ 95%(B) .........    979      Nuclear
    Salem 1, Lower Alloways Creek, NJ 42.59%(B) .........    471      Nuclear
    Salem 2, Lower Alloways Creek, NJ 42.59%(B) .........    471      Nuclear
    Peach Bottom 2, Peach Bottom, PA 42.49%(B) ..........    465      Nuclear
    Peach Bottom 3, Peach Bottom, PA 42.49%(B) ..........    465      Nuclear
                                                          ------
         Total Nuclear ..................................  2,851
                                                          ------
Combined Cycle:
    Bergen, Ridgefield, NJ ..............................    682        Gas
    Burlington, Burlington, NJ ..........................    240        Gas
                                                          ------
    Total Combined Cycle ................................    922
                                                          ------
Combustion Turbine:
    Essex, Newark, NJ ...................................    617        Gas
    Edison, Edison Township, NJ .........................    504        Gas
    Kearny, Kearny, NJ ..................................    504        Gas
    Burlington, Burlington, NJ ..........................    389        Oil
    Linden, Linden, NJ ..................................    223        Gas
    Hudson, Jersey City, NJ .............................    129        Oil
    Mercer, Hamilton, NJ ................................    129        Oil
    Sewaren, Woodbridge Township, NJ ....................    129        Oil
    Bayonne, Bayonne, NJ ................................     42        Oil
    Bergen, Ridgefield, NJ ..............................     21        Gas
    National Park, National Park, NJ ....................     21        Oil
    Salem, Lower Alloways Creek, NJ 42.59%(B) ...........     16        Oil
                                                          ------
    Total Combustion Turbine ............................  2,724
                                                          ------
Internal Combustion:
    Conemaugh, New Florence, PA--22.50%(B) ..............      3        Oil
    Keystone, Shelocta, PA--22.84%(B) ...................      2        Oil
                                                          ------
         Total Internal Combustion ......................      5
                                                          ------
Pumped Storage:
    Yards Creek, Blairstown, NJ--50%(B)(C) ..............    200
                                                          ------
         Total PSE&G .................................... 10,251 (A)
                                                          ======

(A) Excludes 687 MW of non-utility generation and 302 MW of temporary capacity sales.

(B)   PSE&G's share of jointly owned facility.

(C)   Excludes energy for pumping and synchronous condensers.

      In addition to the generating facilities in New Jersey and Pennsylvania as indicated in the table above, as of December 31, 1997, PSE&G owned 41 switching and/or generating stations with an aggregate installed capacity of 30,255,000 kilovolt-amperes, and 222 substations with an aggregate installed capacity of 7,295,000 kilovolt-amperes. In addition, seven substations having an aggregate installed capacity of 115,250 kilovolt-amperes were operated on leased property. All of these facilities are located in New Jersey.

      As of December 31, 1997, PSE&G's transmission and distribution system included 153,238 circuit miles, of which 37,694 miles were underground, and 801,811 poles, of which 537,208 poles were jointly owned. Approximately 99% of this property is located in New Jersey.

      In addition, as of December 31, 1997, PSE&G owned four electric distribution headquarters and five subheadquarters in four operating divisions all located in New Jersey.

      Gas Properties

      As of December 31, 1997, the daily gas capacity of PSE&G's 100%-owned peaking facilities (the maximum daily gas delivery available during the three peak winter months) consisted of liquid petroleum air gas (LPG) and liquefied natural gas (LNG) and aggregated 2,973,000 therms (approximately 288,600,000 cubic feet on an equivalent basis of 1,030 Btu/cubic foot) as shown in the following table:

                                                                  Daily Capacity
                                                                  --------------
      Plant                                    Location              (Therms)
      -----                                    --------
      Burlington LNG........................   Burlington, NJ         773,000
      Camden LPG............................   Camden, NJ             280,000
      Central LPG...........................   Edison Twp., NJ        960,000
      Harrison LPG..........................   Harrison, NJ           960,000
                                                                      -------
        Total...............................                        2,973,000
                                                                    =========

      As of December 31, 1997, PSE&G owned and operated approximately 16,000 miles of gas mains, owned 11 gas distribution headquarters and two subheadquarters all in two operating regions located in New Jersey and owned one meter shop in New Jersey serving all such areas. In addition, PSE&G operated 61 natural gas metering or regulating stations, all located in New Jersey, of which 28 were located on land owned by customers or natural gas pipeline companies supplying PSE&G with natural gas and were operated under lease, easement or other similar arrangement. In some instances, portions of the metering and regulating facilities were owned by the pipeline companies.

      3. The following information is for the last calendar year with respect to claimant and each of its subsidiary public utility companies:

                  (a) Number of kwh. (megawatt (Mwh.) = 1,000 kilowatts) of electric energy sold (at retail or wholesale), and Mcf. of natural or manufactured gas distributed at retail.

                  Enterprise - None

                  PSE&G      - 49,184,107 Mwh. (retail and wholesale)

                  PSE&G      - 392,528,143 Mcf. (1997 basis of 1,034 BTU/cubic
                               foot)

                  (b) Number of kwh. of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the State in which each such company is organized.

                  Enterprise - None

                  PSE&G      - None

                  (c) Number of Mwh. of electric energy and Mcf. of natural or manufactured gas sold at wholesale outside the State in which each such company is organized, or at the State line.

                  Enterprise - None

                  PSE&G      - 21,960,726 Mwh. interchanged

                  PSE&G      - 54,447,815 Mcf. total off-system sales (including
                               off-system sales at N.J. City-Gate)

                  (d) Number of Mwh. of electric energy and Mcf. of natural or manufactured gas purchased outside the State in which each such company is organized or at the State line.

                  Enterprise - None

                  PSE&G      - 26,436,292 Mwh. purchased

                  PSE&G      - 340,466,810 Mcf. received through sales and
                               transportation agreements with interstate pipelines having delivery points within the State.

      4. The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

                  (a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or the distribution at retail of natural or manufactured gas.

                        (i) CEA Bhilai Energy Company Ltd. (BHILAI), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius. BHILAI has a 45% interest in Bhilai Power Supply Company Limited, which will construct and own a 587 MW coal-fired power plant in Malhya Pradish, India. BHILAI is a direct wholly-owned subsidiary of CEA India Limited.

                        (ii) CEA Meiya Power, Ltd. (CMP), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda. CMP was formed for the purpose of acquiring a controlling interest (51%) in the voting securities of Meiya Jingling (Nanjing) Cogen Power Co. Ltd. (MJCP), a Sino-Foreign Cooperative Joint Venture to be formed under the laws of the People's Republic of China. MJCP, after formation, will acquire an existing 100 MW coal-fired generation facility, consisting of three pulverized coal-fired boilers and two 50 MW extracting/condensing steam turbine generating sets located in Nanjing, Jiangsu Province, People's Republic of China. CMP is a direct wholly-owned subsidiary of CEA China.

                        (iii) CEA Philippines Holdings LLC (CPHLLC), a Delaware
                              limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. CPHLLC has a 27.8% interest in Magellan Capital Holdings Corporation, a Philippine company, which in turn has a 56% interest in Magellan Cogeneration Inc., a Philippine company, which owns and operates a diesel-fired power generation facility in Cavite, Philippines. CPHLLC is a direct wholly-owned subsidiary of CEA China.

                        (iv) Central Termica San Nicolas, S.A. (CTSN), an Argentine corporation, has its principal executive offices at Cerrito 1294, Piso 3, (1062), Buenos Aires (Capital Federal), Argentina. CTSN owns and operates a coal, petroleum coke, natural gas and oil-fired electric power generating facility located at San Nicolas,

                              Argentina. CTSN is an indirectly owned subsidiary of CEMAS Corporation.

                        (v) China U.S. Power Partners I, Ltd. (CUPPI), a Bermuda limited liability company, has its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda. CUPPI has a 30% interest in Jingyuan Second Power Co., Ltd. (Jingyuan), which owns a coal-fired electric power generation facility in Jingyuan, China. CEA China indirectly owns 15% of Jingyuan.

                        (vi) Rio Grande Energia, S.A.,("RGE"), (formerly Companhia Norte-Nordeste de Distribuicao de Energia Eletrica), a Brazilian company, has its registered office at Rua da Consolacao #247, 8th Floor, Room 12, Sao Paulo, Brazil 01301903. RGE is an electric distribution company serving the State of Rio Grande do Sul, Brazil. RGE is 91.80% owned by Doc 3 Participacoes S.A., a Brazilian company, which in turn is 33.33% owned by IPE. IPE is 50% owned by each of CEA Brazil Company and CEA Brazil I Company, both Cayman companies, which in turn are wholly-owned by Pampa Energia Ltda.

                        (vii) Empresa Distribuidora de Energia Norte S.A.
                              (EDEN), an Argentine company, has its principal executive offices at Colle 48, numero 786, La Plata, Argentina. EDEN owns a distribution facility in the province of Buenos Aires, Argentina. EDEN is a direct 33.34% owned subsidiary of CEA OA, which in turn is 99.99% owned by CEA Americas Operating Company (CEAAOC), a Cayman company and .01% owned by CEMAS Corporation. CEAAOC is in turn 90% owned by CEA Americas Ltd., a Bermuda limited liability company. CEA Americas Ltd. is a wholly-owned subsidiary of CEA Americas, Inc.

                        (viii)Empresa Distribuidora de Energia Sur S.A. (EDES),
                              an Argentine company, has its principal executive offices at Colle 48, numero 786, La Plata, Argentina. EDES owns a distribution facility in the province of Buenos Aires, Argentina. EDES is a direct 33.34% owned subsidiary of CEA OA, which in turn is 99.99% owned by CEA Americas Operating Company (CEAAOC), a Cayman company and .01% owned by CEMAS Corporation. CEAAOC is in turn 90% owned by CEA Americas Ltd., a Bermuda limited liability company. CEA Americas Ltd. is a wholly-owned subsidiary of CEA Americas, Inc.


                        (ix) Termo Santander de Colombia E.S.P. (Termo E.S.P.), a Colombian company, has its principal executive offices at Carrera

                              11, No. 9353, Piso 6, Bogota, Columbia. Termo E.S.P. owns a 55 MW natural gas-fired power production facility in the State of Santander in Colombia. Alpha has a 26% limited partnership interest. Beta has a 24% limited partnership interest and Termo Santander Management Company Ltd. is a general partner with a .001% profit interest in Termo E.S.P. As a result, CEA Americas Ltd. indirectly owns a 50% interest in Termo E.S.P.

                        (x) Turbogeneradores Maracay, C.A. (TGM), a Venezuela company, has its principal offices located at Avenida Francisco de Miranda, Piso 12, Torre Country Club, Chacaito, Caracas, Venezuela. TGM owns and operates two nominal 20 MW simple-cycle gas turbine generators at the paper mill facilities of Manufacturas de Papel C.A. in Maracay, Venezuela. TGM is a direct 17.13% owned subsidiary of Turbogeneradores de Venezuela, C.A.,
                              (TGV). TGV is a direct 50% owned subsidiary of CEA Americas II, Ltd.

                  (b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.

                        See Exhibit C attached hereto.

                  (c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

                        (i)   BHILAI
                              As of December 31, 1997, Enterprise has an indirect aggregate capital investment in BHILAI of U.S. $0.

                        (ii)  CMP
                              As of December 31, 1997, Enterprise has an indirect aggregate capital investment in CMP of U.S. $0.

                        (iii) CPHLLC
                              As of December 31, 1997, Enterprise has an indirect aggregate capital investment in CPHLLC of U.S. $8,298,627, all of which is equity.

                        (iv)  CTSN
                              As of December 31, 1997, Enterprise has an indirect aggregate capital investment in CTSN of U.S. $22,076,869 of which U.S. $22,076,869 is equity and U.S. $3,719,460 is debt (including interest).

                        (v)   CUPPI
                              As of December 31, 1997, Enterprise has an indirect aggregate capital investment in CUPPI of U.S. $56,009,430 all of which is equity. CEA has committed to fund up to a total of $130 million in Jingyuan, (system company of CUPPI) pursuant to the joint venture contract governing Jingyuan.

                        (vi)  RGE
                              As of December 31, 1997, Enterprise has an indirect aggregate capital investment in RGE of U.S. $503,855,051 of which U.S. $365,736,789 is equity and U.S. $0 is debt (including interest).

                        (vii) EDEN
                              As of December 31, 1997, Enterprise has an indirect aggregate capital investment in EDEN of U.S. $155,363,943 of which U.S. $84,826,884 is equity and U.S. $0 is debt (including interest).

                        (viii)EDES
                              As of December 31, 1997, Enterprise has an indirect aggregate capital investment in EDES of U.S. $61,475,099 of which U.S. $33,565,460 is equity and U.S. $0 is debt (including interest).

                        (ix)  Termo E.S.P.
                              As of December 31, 1997, Enterprise has an indirect aggregate capital investment in Termo E.S.P. of U.S. $60,061,573 all of which is equity.

                        (x)   TGM
                              As of December 31, 1997, Enterprise has an indirect capital investment in TGM of U.S. $1,981,855 all of which is equity. Enterprise and its subsidiaries (direct and indirect) have no other security guarantees, debt or other financial obligations relative to TGM.

                  (d) Capitalization and earnings of the EWG or foreign utility company during the reporting period.

                                   (i) BHILAI
                                   ----------
                                    12/31/97
                                                                      $ U.S.
                                                                   ------------

            Capitalization                                         $          0
                                                                   ============

            Net Income                                             $          0
                                                                   ============

                                    (ii) CMP
                                    --------
                                    12/31/97
                                                                      $ U.S.
                                                                   ------------

            Capitalization                                         $          0
                                                                   ============

            Net Income                                             $          0
                                                                   ============

                                  (iii) CPHLLC
                                  ------------
                                    12/31/97
                                                                      $ U.S.
                                                                   ------------

Assets
      Current Assets                                               $          0
      Non-current Assets                                              8,298,627
                                                                   ------------
Total Assets                                                       $  8,298,627
                                                                   ============

Liabilities
      Current Liabilities                                          $ 11,874,263
      Non-current Liabilities                                           (28,302)
                                                                   ------------
   Total Liabilities                                                 11,845,961

  Equity                                                             (3,547,334)
                                                                   ------------

Total Liabilities and Equity                                       $  8,298,627
                                                                   ============

                  Net Income for Year-Ended 12/31/97          U.S. $   (254,719)

                                    (iv) CTSN
                                    ---------
                                    12/31/97
                                                                  $ U.S.
                                                               ------------

Assets
      Current Assets                                           $ 49,688,474
      Non-current Assets                                        147,292,840
                                                               ------------
Total Assets                                                   $196,981,314
                                                               ============
Liabilities
      Current Liabilities                                      $ 55,395,975
      Non-current Liabilities                                    48,192,113
                                                               ------------
Liabilities                                                     103,588,088

Equity                                                           93,393,226
                                                               ------------

Total Liabilities and Equity                                   $196,981,314
                                                               ============

                  Net Income for Year-Ended 12/31/97      U.S. $ 14,157,060

                                   (v) CUPPI
                                   ---------
                                    12/31/97
                                                                  $ U.S.
                                                               ------------

Assets
      Current Assets                                           $          0
      Non-current Assets                                         94,932,701
                                                               ------------
Total Assets                                                   $ 94,932,701
                                                               ============
Liabilities
      Current Liabilities                                      $ 65,883,960
      Non-current Liabilities                                             0
                                                               ------------
Liabilities                                                      65,883,960

Equity                                                           29,048,741
                                                               ------------

Total Liabilities and Equity                                   $ 94,932,701
                                                               ============

                  Net Income for Year-Ended 12/31/97      U.S. $  4,167,227

                                    (vi) RGE
                                    --------
                                    12/31/97
                                                                       $ U.S.
                                                                    ------------
Assets
      Current Assets                                                $150,947,348
      Non-current Assets                                             605,970,051
                                                                    ------------
Total Assets                                                        $756,917,399
                                                                    ============
Liabilities
      Current Liabilities                                           $ 85,310,694
      Non-current Liabilities                                        326,134,010
                                                                    ------------
Total Liabilities                                                    411,444,704

Equity                                                               345,472,695
                                                                    ------------

Total Liabilities and Equity                                        $756,917,399
                                                                    ============

                  Net Income for Year-Ended 12/31/97           U.S. $ 57,390,418

                                   (vii) EDEN
                                   ----------
                                    12/31/97
                                                                       $ U.S.
                                                                    ------------
Assets
      Current Assets                                                $ 91,203,412
      Non-current Assets                                             456,247,104
                                                                    ------------
Total Assets                                                        $547,450,516
                                                                    ============
Liabilities
      Current Liabilities                                           $ 55,251,610
      Non-current Liabilities                                         71,000,000
                                                                    ------------
Total Liabilities                                                    126,251,610

Equity                                                               421,198,906
                                                                    ------------

Total Liabilities and Equity                                        $547,450,516
                                                                    ============

                  Net Income for Year-Ended 12/31/97           U.S. $  4,527,492

                                   (viii) EDES
                                   -----------
                                    12/31/97
                                                                       $ U.S.
                                                                    ------------
Assets
      Current Assets                                                $ 33,338,156
      Non-current Assets                                             161,889,780
                                                                    ------------
Total Assets                                                        $195,227,936
                                                                    ============
Liabilities
      Current Liabilities                                           $ 14,555,516
      Non-current Liabilities                                         24,000,000
                                                                    ------------
Total Liabilities                                                     38,555,516

Equity                                                               156,672,420
                                                                    ------------

Total Liabilities and Equity                                        $195,227,936
                                                                    ============

                  Net Income for Year-Ended 12/31/97           U.S. $  3,993,468

                                (ix) TERMO E.S.P
                                ----------------
                                    12/31/97
                                                                       $ U.S.
                                                                    ------------
Assets
      Current Assets                                                $  6,252,294
      Non-current Assets                                             106,278,621
                                                                    ------------
Total Assets                                                        $112,530,915
                                                                    ============
Liabilities
      Current Liabilities                                           $ 17,637,056
      Non-current Liabilities                                                  0
                                                                    ------------
Total Liabilities                                                     17,637,056

Equity                                                                94,893,859
                                                                    ------------

Total Liabilities and Equity                                        $112,530,915
                                                                    ============

                  Net Income for Year-Ended 12/31/97           U.S. $    494,537

                                    (x) TGM
                                    --------
                                    12/31/97
                                                                        $ U.S.
                                                                      ----------
Assets
      Current Assets                                                  $3,688,190
      Non-current Assets                                               5,590,262
                                                                      ----------
Total Assets                                                          $9,278,452
                                                                      ==========
Liabilities
      Current Liabilities                                             $  127,060
      Non-current Liabilities                                          1,348,594
                                                                      ----------
Total Liabilities                                                      1,475,654

Equity                                                                 7,802,798
                                                                      ----------

Total Liabilities and Equity                                          $9,278,452
                                                                      ==========

                  Net Income for Year-Ended 12/31/97             U.S. $3,639,949

                  (e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

                        (i)    BHILAI
                               None.

                        (ii)   CMP
                               None.

                        (iii)  CPHLLC
                               None.

                        (iv)   CTSN
                               None.

                        (v)    CUPPI
                               None.

                        (vi)   RGE
                               None.

                        (vii)  EDEN
                               None.

                        (viii) EDES
                               None.

                        (ix)   Termo E.S.P.
                               None.

                        (x)    TGM
                               None.

                                    EXHIBIT A

      A consolidating statement of income and surplus of claimant and its direct or indirect affiliated subsidiary companies for the last calendar year, together with a consolidating balance sheet of claimant and its subsidiary companies as of the close of such calendar year.

      Exhibit A includes all required consolidating financial statements described above to be filed with this report and are attached hereto. Subsidiaries described under Item 1 above include all Enterprise's direct and indirect subsidiaries. Direct and indirect subsidiaries of Enterprise that exceeded 2% of Enterprise's consolidated assets or consolidated revenues are PSE&G, EDHI, PSRC, RCMC, CEA, CEA USA, CEA International, CEA Americas Inc., CEA Americas LTD, CEA Brazil, and CEA Pampa Energia Ltda. and are included in Exhibit A and cross-referenced for additional information to Item I.

                                    EXHIBIT B

                             Financial Data Schedule

      If, at the time a report on this form is filed, the registrant is required to submit this report and any amendments thereto electronically via EDGAR, the registrant shall furnish a Financial Data Schedule. The Schedule shall set forth the financial and other data specified below that are applicable to the registrant on a consolidated basis.

      Exhibit B, attached to this report, includes all financial and other data that are applicable to the registrant on a consolidated basis.

                                    EXHIBIT C

      An organizational chart showing the relationship of each EWG or foreign utility company to the associate companies in the holding-company system.

      See attached Exhibit C.

                                                                       EXHIBIT A

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                              (Millions of Dollars)

                                                                    INTERCOMPANY
                                                           PSEG     ELIMINATIONS   PSE&G &      EDHI &
                                                          CONSOL.    & RECLASS.    SUBS.        SUBS.      PSEG
                                                         ---------  ------------   -------      -------    -----
OPERATING REVENUES
     Electric                                            $   4,188      $   -      $ 4,188      $   -      $   -
     Gas                                                     1,937          -        1,937          -          -
     Nonutility Activities                                     245          -            -        244          1
                                                         ---------      -----      -------      -----      -----
          TOTAL OPERATING REVENUES                           6,370          -        6,125        244          1
                                                         ---------      -----      -------      -----      -----

OPERATING EXPENSES
     Operation
       Fuel for Electric Generation and
          Interchanged Power                                 1,179          -        1,179          -          -
       Gas Purchased                                         1,101          -        1,101          -          -
       Other                                                 1,082          -          994         87          1
     Maintenance                                               282          -          282          -          -
     Depreciation and Amortization                             630          -          616         14          -
     Taxes:
         Federal Income Taxes                                  329          1          307         22         (1)
         New Jersey Gross Receipts Taxes                       576          -          576          -          -
         Other                                                  76          -           72          4          -
                                                         ---------      -----      -------      -----      -----
         TOTAL OPERATING EXPENSES                            5,255          1        5,127        127          -
                                                         ---------      -----      -------      -----      -----

     OPERATING INCOME                                        1,115         (1)         998        117          1
                                                         ---------      -----      -------      -----      -----

OTHER INCOME AND DEDUCTIONS
     Settlement of Salem Litigation - Net of
        Taxes of $29                                           (53)         -          (53)         -          -
     Equity in Earnings of Subsidiary Companies                  -       (560)           -          -        560
     Other - net                                                 7          -            7          -          -
                                                         ---------      -----      -------      -----      -----
            TOTAL OTHER INCOME AND DEDUCTIONS                  (46)      (560)         (46)         -        560
                                                         ---------      -----      -------      -----      -----

     INCOME BEFORE INTEREST CHARGES
        AND DIVIDENDS ON PREFERRED SECURITIES                1,069       (561)         952        117        561
                                                         ---------      -----      -------      -----      -----

INTEREST EXPENSE AND PREFERRED DIVIDENDS
     Interest Expense                                          470          -          395         74          1
     Allowance for Funds Used During
        Construction - Debt and Capitalized Interest           (20)         -          (15)        (5)         -
     Preferred Securities Dividend Requirements                 56         12           44          -          -
     Net Loss on Preferred Stock Redemptions                     3          3            -          -          -
                                                         ---------      -----      -------      -----      -----
      TOTAL INTEREST EXPENSE AND PREFERRED
               DIVIDENDS                                       509         15          424         69          1
                                                         ---------      -----      -------      -----      -----

              NET INCOME                                 $     560      $(576)     $   528      $  48      $ 560
                                                         =========      =====      =======      =====      =====

AVERAGE SHARES OF COMMON STOCK
     OUTSTANDING (000's)                                   231,986

TOTAL EARNINGS PER AVERAGE SHARE                         $    2.41
                                                         =========

DIVIDENDS PAID PER SHARE OF COMMON STOCK                 $    2.16
                                                         =========

PSEG  - Public Service Enterprise Group Incorporated
PSE&G - Public Service Electric and Gas Company
EDHI  - Enterprise Diversified Holdings Incorporated

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                              (Millions of Dollars)

                                                            Intercompany
                                                    PSEG    Eliminations   PSE&G &     EDHI &
                                                   Consol.   & Reclass.     Subs.       Subs.     PSEG
                                                   ------   ------------   -------     ------    ------
BALANCE JANUARY 1, 1997                            $1,586     $(1,468)     $ 1,365      $103     $1,586

ADD:
     Net Income                                       560        (576)         528        48        560
                                                   ------     -------      -------      ----     ------
                 Total                              2,146      (2,044)       1,893       151      2,146

DEDUCT:
Cash Dividends:
Preferred Stock, at required rates                      -         (12)          12         -          -
Common Stock                                          501        (523)         523         -        501
                                                   ------     -------      -------      ----     ------
     Total Cash Dividends                             501        (535)         535         -        501

Retirement of Common Stock                             19           -            -         -         19
Preferred Securities Issuance Expenses                  3          (3)           3         -          3
                                                   ------     -------      -------      ----     ------
                 Total Deductions                     523        (538)         538         -        523
                                                   ------     -------      -------      ----     ------

Net gain (loss) on Preferred Stock Redemptions          -           3           (3)        -          -

                                                   ------     -------      -------      ----     ------
BALANCE DECEMBER 31, 1997                          $1,623     $(1,503)     $ 1,352      $151     $1,623
                                                   ======     =======      =======      ====     ======

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                              (Millions of Dollars)

                                                                    Intercompany
                                                           PSEG     Eliminations   PSE&G &    EDHI &
                                                          Consol.    & Reclass.     Subs.      Subs.       PSEG
                                                          ------    ------------   -------    ------      ------
ASSETS

UTILITY PLANT - Original Cost
     Electric                                             $13,692     $     -      $13,692     $    -     $    -
     Gas                                                    2,697           -        2,697          -          -
     Common                                                   558           -          558          -          -
                                                          -------     -------      -------     ------     ------
       Total                                               16,947           -       16,947          -          -
     Less: Accumulated Depreciation
         and Amortization                                   6,463           -        6,463          -          -
                                                          -------     -------      -------     ------     ------
           Net                                             10,484           -       10,484          -          -
     Nuclear Fuel in Service, net of
          accumulated amortization                            216           -          216          -          -
                                                          -------     -------      -------     ------     ------

            Net Utility Plant in Service                   10,700           -       10,700          -          -

     Construction Work in Progress including
       Nuclear Fuel in Process                                326           -          326          -          -
     Plant Held for Future Use                                 24           -           24          -          -
                                                          -------     -------      -------     ------     ------

         Net Utility Plant                                 11,050           -       11,050          -          -
                                                          -------     -------      -------     ------     ------

INVESTMENTS AND OTHER NONCURRENT ASSETS
     Long-Term Investments, net of
        amortization and net of valuation allowances        2,873      (5,239)         137      2,736      5,239
     Nuclear Decommissioning and Other Special Funds          492           -          492          -          -
     Other Noncurrent Assets                                  167           -           45         91         31
                                                          -------     -------      -------     ------     ------

        Total Investments and Other Noncurrent Assets       3,532      (5,239)         674      2,827      5,270
                                                          -------     -------      -------     ------     ------

CURRENT ASSETS
     Cash and Cash Equivalents                                 83           -           17         11         55
     Accounts Receivable:
       Customer Accounts Receivable                           520           -          488         32          -
       Other Accounts Receivable                              293           -          232         35         26
       Less: Allowance for Doubtful Accounts                   41           -           41          -          -
     Accounts Receivable - Associated Companies                 -         (13)           -          1         12
     Unbilled Revenues                                        270           -          270          -          -
     Fuel, at average cost                                    310           -          310          -          -
     Materials and Supplies, at average cost,  net of
     inventory valuation reserves                             142           -          142          -          -
     Miscellaneous Current Assets                              86           -           81          5          -
                                                          -------     -------      -------     ------     ------

        Total Current Assets                                1,663         (13)       1,499         84         93
                                                          -------     -------      -------     ------     ------

DEFERRED DEBITS
     Unamortized Debt Expense                                 136           -          135          1          -
     Deferred OPEB Costs                                      289           -          289          -          -
     Unrecovered Environmental Costs                          122           -          122          -          -
     Underrecovered Electric Energy
        and Gas Costs                                         167           -          167          -          -
     Unrecovered SFAS 109 Deferred Income Taxes               725           -          725          -          -
     Deferred Demand Side Management Costs                    116           -          116          -          -
     Other                                                    143           -          143          -          -
                                                          -------     -------      -------     ------     ------

        Total Deferred Debits                               1,698           -        1,697          1          -
                                                          -------     -------      -------     ------     ------

TOTAL ASSETS                                              $17,943     $(5,252)     $14,920     $2,912     $5,363
                                                          =======     =======      =======     ======     ======

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                              (Millions of Dollars)

                                                                   Intercompany
                                                        PSEG       Eliminations   PSE&G &     EDHI &
                                                       Consol.      & Reclass.     Subs.       Subs.        PSEG
                                                       ------      ------------   -------     ------       ------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
     Common  Stockholders' Equity:
       Common Stock                                    $  3,603      $(2,563)     $ 2,563     $     -      $ 3,603
       Contributed Capital                                    -       (1,113)         594         519            -
       Retained Earnings                                  1,623       (1,503)       1,352         151        1,623
       Foreign Currency Translation Adjustment              (15)          15            -         (15)         (15)
                                                       --------      -------      -------     -------      -------
               Total Common Stockholders' Equity:         5,211       (5,164)       4,509         655        5,211

     Subsidiaries' Preferred Securities:
     Preferred Stock Without Mandatory Redemption            95          (75)          95          75            -
     Preferred Stock With Mandatory Redemption               75            -           75           -            -
     Monthly Guaranteed Preferred Beneficial
       Interest in PSE&G's Subordinated Debentures          210            -          210           -            -
     Quarterly Guaranteed Preferred Beneficial
       Interest in PSE&G's Subordinated Debentures          303            -          303           -            -
     Long- Term Debt                                      4,873            -        4,126         747            -
                                                       --------      -------      -------     -------      -------

     TOTAL CAPITALIZATION                                10,767       (5,239)       9,318       1,477        5,211
                                                       --------      -------      -------     -------      -------

OTHER LONG-TERM LIABILITIES
     Decontamination and Decommissioning Costs               43            -           43           -            -
     Environmental Costs                                     73            -           73           -            -
     Capital Lease Obligations                               52            -           52           -            -
                                                       --------      -------      -------     -------      -------

     Total  Other Long - Term Liabilities                   168            -          168           -            -
                                                       --------      -------      -------     -------      -------

CURRENT LIABILITIES
     Long- Term Debt due within one year                    340            -          118         222            -
     Commercial Paper and Loans                           1,448            -        1,106         267           75
     Accounts Payable                                       686           (4)         602          22           66
     Accounts Payable - Associated Companies                  -           (9)           6          26          (23)
     Other                                                  353            -          268          51           34
                                                       --------      -------      -------     -------      -------

     TOTAL CURRENT LIABILITIES                            2,827          (13)       2,100         588          152
                                                       --------      -------      -------     -------      -------

DEFERRED CREDITS
     Deferred Income Taxes                                3,394            -        2,569         825            -
     Deferred Investment Tax Credits                        343            -          333          10            -
     Deferred OPEB Costs                                    289            -          289           -            -
     Other                                                  155            -          143          12            -
                                                       --------      -------      -------     -------      -------

     TOTAL DEFERRED CREDITS                               4,181            -        3,334         847            -
                                                       --------      -------      -------     -------      -------

TOTAL CAPITALIZATION AND LIABILITIES                   $ 17,943      $(5,252)     $14,920     $ 2,912      $ 5,363
                                                       ========      =======      =======     =======      =======

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                              (Millions of Dollars)

                                                                           INTERCOMPANY
                                                                  PSE&G    ELIMINATIONS                             CAPITAL  E & G
                                                                 CONSOL.    & RECLASS.   PSE&G      PSCRC    FUELCO  TRUST  CAPITAL
                                                                 -------   ------------  --------   -----    ------ ------- -------
OPERATING REVENUES
      Electric                                                   $ 4,188      $ (35)     $ 4,167    $ 21      $35     $ -     $ -
      Gas                                                          1,937          -        1,937       -        -       -       -
                                                                 -------      -----      -------    ----      ---     ---     ---
           TOTAL OPERATING REVENUES                                6,125        (35)       6,104      21       35       -       -
                                                                 -------      -----      -------    ----      ---     ---     ---

OPERATING EXPENSES
      Operation
        Fuel for Electric Generation and
           Interchanged Power                                      1,179          -        1,179       -        -       -       -
        Gas Purchased                                              1,101          -        1,101       -        -       -       -
        Other                                                        994          -          985       9        -       -       -
      Maintenance                                                    282          -          282       -        -       -       -
      Depreciation and Amortization                                  616        (35)         607       9       35       -       -
      Taxes:
          Federal Income Taxes                                       307          -          307       -        -       -       -
          New Jersey Gross Receipts Taxes                            576          -          576       -        -       -       -
          Other                                                       72          -           72       -        -       -       -
                                                                 -------      -----      -------    ----      ---     ---     ---
           TOTAL OPERATING EXPENSES                                5,127        (35)       5,109      18       35       -       -
                                                                 -------      -----      -------    ----      ---     ---     ---

      OPERATING INCOME                                               998          -          995       3        -       -       -
                                                                 -------      -----      -------    ----      ---     ---     ---

OTHER INCOME AND DEDUCTIONS
      Settlement of Salem Litigation - Net of Applicable
         Taxes of $29                                                (53)         -          (53)      -        -       -       -
      Other - net                                                      7        (46)          11      (3)       -      26      19
                                                                 -------      -----      -------    ----      ---     ---     ---
              TOTAL OTHER INCOME AND DEDUCTIONS                      (46)       (46)         (42)     (3)       -      26      19
                                                                 -------      -----      -------    ----      ---     ---     ---

      INCOME BEFORE INTEREST CHARGES
       AND DIVIDENDS ON PREFERRED SECURITIES                         952        (46)         953       -        -      26      19
                                                                 -------      -----      -------    ----      ---     ---     ---

INTEREST EXPENSES AND PREFERRED SECURITIES DIVIDENDS
      Interest Expense                                               395        (45)         440       -        -       -       -
      Allowance for Funds Used During Construction - Debt            (15)         -          (15)      -        -       -       -
      Preferred Securities Dividend Requirements of Subsidiaries      44         (1)           -       -        -      26      19
                                                                 -------      -----      -------    ----      ---     ---     ---
               TOTAL INTEREST EXPENSE AND PREFERRED
                    SECURITIES DIVIDEND                              424        (46)         425       -        -      26      19
                                                                 -------      -----      -------    ----      ---     ---     ---

               NET INCOME                                            528          -          528       -        -       -       -

      Preferred Stock Dividend Requirements                           12          -           12       -        -       -       -
      Net Loss on Preferred Stock Redemptions                          3          -            3       -        -       -       -
                                                                 -------      -----      -------    ----      ---     ---     ---

      EARNINGS AVAILABLE TO PUBLIC SERVICE
      ENTERPRISE GROUP INCORPORATED                              $   513      $   -      $   513    $  -      $ -     $ -     $ -
                                                                 =======      =====      =======    ====      ===     ===     ===

PSE&G         - Public Service Electric and Gas Company
PSCRC         - Public Service Conservation Resources Corporation
FUELCO        - PSE&G Fuel Corporation
SETI          - Soil Extraction Technologies, Incorporated
CAPITAL TRUST - Public Service Electric and Gas Capital Trust I
E&G CAPITAL   - Public Service Electric and Gas Capital, L.P.
NJP           - New Jersey Properties
PSC of NJ     - Public Service Corporation of New Jersey

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                              (Millions of Dollars)

                                                            Intercompany
                                                    PSE&G   Eliminations
                                                   Consol.   & Reclass.   PSE&G      PSCRC    SETI
                                                   -------  ------------  -----      -----    ----
BALANCE JANUARY 1, 1997                            $ 1,365      $7       $ 1,365      $(5)     $(2)

ADD:
     Net Income                                        528       -           528        -        -
                                                   -------      --       -------      ---      ---

                 Total                               1,893       7         1,893       (5)      (2)
                                                   -------      --       -------      ---      ---

DEDUCT:
Cash Dividends:
Preferred Stock, at required rates                      12       -            12        -        -
Common Stock                                           523       -           523        -        -
                                                   -------      --       -------      ---      ---
     Total Cash Dividends                              535       -           535        -        -

Preferred Securities Issuance Expenses                   3       -             3        -        -
                                                   -------      --       -------      ---      ---

                     Total Deductions                  538       -           538        -        -
                                                   -------      --       -------      ---      ---

Net gain (loss) on Preferred Stock Redemptions          (3)      -            (3)       -        -
                                                   -------      --       -------      ---      ---

BALANCE DECEMBER 31, 1997                          $ 1,352      $7       $ 1,352      $(5)     $(2)
                                                   =======      ==       =======      ===      ===

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                              (Millions of Dollars)

                                                                    Intercompany
                                                            PSE&G   Eliminations
                                                           Consol.   & Reclass.    PSE&G     Fuelco   NJP    SETI  PSC of NJ
                                                           -------  ------------   -----     ------   ---    ----  ---------
ASSETS

UTILITY PLANT - ORIGINAL COST
      Electric                                             $13,692     $   -      $13,692     $ -     $ -     $-     $ -
      Gas                                                    2,697         -        2,697       -       -      -       -
      Common                                                   558         -          558       -       -      -       -
                                                           -------     -----      -------     ---     ---     ---    ---
      Total                                                 16,947         -       16,947       -       -      -       -
      Less: Accumulated Depreciation
          and Amortization                                   6,463         -        6,463       -       -      -       -
                                                           -------     -----      -------     ---     ---     ---    ---
               Net                                          10,484         -       10,484       -       -      -       -
      Nuclear Fuel in Service, net of
           accumulated amortization                            216         -          139      77       -      -       -
                                                           -------     -----      -------     ---     ---     ---    ---

                Net Utility Plant in Service                10,700         -       10,623      77       -      -       -

      Construction Work in Progress including
        Nuclear Fuel in Process                                326         -          326       -       -      -       -
      Plant Held for Future Use                                 24         -           24       -       -      -       -
                                                           -------     -----      -------     ---     ---     ---    ---

          NET UTILITY PLANT                                 11,050         -       10,973      77       -      -       -
                                                           -------     -----      -------     ---     ---     ---    ---

INVESTMENTS AND OTHER NONCURRENT ASSETS
      Long-Term Investments, net of
         amortization and net of valuation allowances          137         1           47       -       -      -       -
      Investment in Subsidiaries                                 -       (74)          74       -       -      -       -
      Nuclear Decommissioning and Other Special Funds          492         -          492       -       -      -       -
      Other Noncurrent Assets                                   45         -           44       -       -      -       -
                                                           -------     -----      -------     ---     ---     ---    ---

         TOTAL INVESTMENTS AND OTHER NONCURRENT ASSETS         674       (73)         657       -       -      -       -
                                                           -------     -----      -------     ---     ---     ---    ---

CURRENT ASSETS
      Cash and Cash Equivalents                                 17         -           17       -       -      -       -
      Accounts Receivable:
        Customer Accounts Receivable                           488         -          488       -       -      -       -
        Other Accounts Receivable                              232         -          202       -       -      -       -
        Less: Allowance for Doubtful Accounts                   41         -           33       -       -      -       -
      Accounts Receivable - Associated Companies                 -      (590)          58       3       -      1       -
      Unbilled Revenues                                        270         -          270       -       -      -       -
      Fuel, at average cost                                    310         -          310       -       -      -       -
      Materials and Supplies, at average cost, net of
          inventory valuation reserves                         142         -          142       -       -      -       -
      Miscellaneous Current Assets                              81         -           79       1       -      -       -
                                                           -------     -----      -------     ---     ---     ---    ---

         Total Current Assets                                1,499      (590)       1,533       4       -      1       -
                                                           -------     -----      -------     ---     ---     ---    ---

DEFERRED DEBITS
      Unamortized Debt Expense                                 135         -          135       -       -      -       -
      Deferred OPEB Costs                                      289         -          289       -       -      -       -
      Unrecovered Environmental Costs                          122         -          110       -      12      -       -
      Underrecovered Electric Energy
         and Gas Costs                                         167         -          167       -       -      -       -
      Unrecovered SFAS 109 Deferred Income Taxes               725         -          725       -       -      -       -
      Deferred Demand Side Management Costs                    116         -          116       -       -      -       -
      Other                                                    143         -          143       -       -      -       -
                                                           -------     -----      -------     ---     ---     ---    ---

         TOTAL DEFERRED DEBITS                               1,697         -        1,685       -      12      -       -
                                                           -------     -----      -------     ---     ---     ---    ---

TOTAL ASSETS                                               $14,920     $(663)     $14,848     $81     $12     $1     $ -
                                                           =======     =====      =======     ===     ===    ===     ===

                   PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                        CONSOLIDATING BALANCE SHEET
                             DECEMBER 31, 1997
                           (Millions of Dollars)

                                                                           New          PSE&G      PSE&G Capital  PSE&G Capital
                                                           PSCRC  TFC   Millennium   Capital, L.P.    Trust I       Trust II
                                                           ----   ----     ----          ----          ----           ---
ASSETS

UTILITY PLANT - ORIGINAL COST
      Electric                                             $  -   $  -     $  -          $  -          $  -           $ -
      Gas                                                     -      -        -             -             -             -
      Common                                                  -      -        -             -             -             -
                                                           ----   ----     ----          ----          ----           ---
      Total                                                   -      -        -             -             -             -
      Less: Accumulated Depreciation
          and Amortization                                    -      -        -             -             -             -
                                                           ----   ----     ----          ----          ----           ---
               Net                                            -      -        -             -             -             -
      Nuclear Fuel in Service, net of
           accumulated amortization                           -      -        -             -             -             -
                                                           ----   ----     ----          ----          ----           ---

                Net Utility Plant in Service                  -      -        -             -             -             -

      Construction Work in Progress including
        Nuclear Fuel in Process                               -      -        -             -             -             -
      Plant Held for Future Use                               -      -        -             -             -             -
                                                           ----   ----     ----          ----          ----           ---

          NET UTILITY PLANT                                   -      -        -             -             -             -
                                                           ----   ----     ----          ----          ----           ---

INVESTMENTS AND OTHER NONCURRENT ASSETS
      Long-Term Investments, net of
         amortization and net of valuation allowances        88      1        -             -             -             -
      Investment in Subsidiaries                              -      -        -             -             -             -
      Nuclear Decommissioning and Other Special Funds         -      -        -             -             -             -
      Other Noncurrent Assets                                 -      -        1             -             -             -
                                                           ----   ----     ----          ----          ----           ---

         TOTAL INVESTMENTS AND OTHER NONCURRENT ASSETS       88      1        1             -             -             -
                                                           ----   ----     ----          ----          ----           ---

CURRENT ASSETS
      Cash and Cash Equivalents                               -      -        -             -             -             -
      Accounts Receivable:
        Customer Accounts Receivable                          -      -        -             -             -             -
        Other Accounts Receivable                            30      -        -             -             -             -
        Less: Allowance for Doubtful Accounts                 8      -        -             -             -             -
      Accounts Receivable - Associated Companies              -      -        -           216           214            98
      Unbilled Revenues                                       -      -        -             -             -             -
      Fuel, at average cost                                   -      -        -             -             -             -
      Materials and Supplies, at average cost,  net of
          inventory valuation reserves                        -      -        -             -             -             -
      Miscellaneous Current Assets                            1      -        -             -             -             -
                                                           ----   ----     ----          ----          ----           ---

         TOTAL CURRENT ASSETS                                23      -        -           216           214            98
                                                           ----   ----     ----          ----          ----           ---

DEFERRED DEBITS
      Unamortized Debt Expense                                -      -        -             -             -             -
      Deferred OPEB Costs                                     -      -        -             -             -             -
      Unrecovered Environmental Costs                         -      -        -             -             -             -
      Underrecovered Electric Energy
         and Gas Costs                                        -      -        -             -             -             -
      Unrecovered SFAS 109 Deferred Income Taxes              -      -        -             -             -             -
      Deferred Demand Side Management Costs                   -      -        -             -             -             -
      Other                                                   -      -        -             -             -             -
                                                           ----   ----     ----          ----          ----           ---

         TOTAL DEFERRED DEBITS                                -      -        -             -             -             -
                                                           ----   ----     ----          ----          ----           ---

TOTAL ASSETS                                               $111   $  1     $  1          $216          $214           $98
                                                           ====   ====     ====          ====          ====           ===

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                              (Millions of Dollars)

                                                                      Intercompany
                                                              PSE&G   Eliminations
                                                             Consol.   & Reclass.    PSE&G     Fuelco   NJP      SETI  PSC of NJ
                                                             -------  ------------   -----     ------   ---      ----  ---------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
      Common Stockholder's Equity:
        Common Stock                                         $ 2,563     $   -        2,563     $ -     $  -      $-     $ -
        Contributed Capital                                      594       (65)         594       -        -       3       -
        Retained Earnings                                      1,352         7        1,352       -        -      (2)      -
                                                             -------     -----      -------     ---     ----     ----    ---
      Total Common Stockholder's Equity                        4,509       (58)       4,509       -        -       1       -

      Preferred Stock  Without Mandatory Redemption               95         -           95       -        -       -       -
      Preferred Stock  With Mandatory Redemption                  75         -           75       -        -       -       -
      Subsidiaries' Preferred Securities:
      Monthly Guaranteed Preferred Beneficial Interest
         in PSE&G's Subordinated Debentures                      210        (6)           -       -        -       -       -
      Quarterly Guaranteed Preferred Beneficial Interest
         in PSE&G's Subordinated Debentures                      303        (9)           -       -        -       -       -
      Long- Term Debt                                          4,126      (529)       4,655       -        -       -       -
                                                             -------     -----      -------     ---     ----     ----    ---

      TOTAL CAPITALIZATION                                     9,318      (602)       9,334       -        -       1       -
                                                             -------     -----      -------     ---     ----     ----    ---

OTHER LONG-TERM LIABILITIES
      Decontamination and Decommissioning Costs                   43         -           43       -        -       -       -
      Environmental Costs                                         73         -           73       -        -       -       -
      Capital Lease Obligations                                   52         -           52       -        -       -       -
                                                             -------     -----      -------     ---     ----     ----    ---

      TOTAL  OTHER LONG - TERM LIABILITIES                       168         -          168       -        -       -       -
                                                             -------     -----      -------     ---     ----     ----    ---

CURRENT LIABILITIES
      Long - Term Debt  due within one year                      118         -          118       -        -       -       -
      Commercial Paper and Loans                               1,106         -        1,025      81        -       -       -
      Accounts Payable                                           602         -          595       -        -       -       -
      Accounts Payable - Associated Companies                      6       (62)          14       -       12       -
      Other                                                      268         -          268       -        -       -       -
                                                             -------     -----      -------     ---     ----     ----    ---

      TOTAL CURRENT LIABILITIES                                2,100       (62)       2,020      81       12       -       -
                                                             -------     -----      -------     ---     ----     ----    ---

DEFERRED CREDITS
      Deferred Income Taxes                                    2,569         -        2,575       -        -       -       -
      Deferred Investment Tax Credits                            333         -          333       -        -       -       -
      Deferred OPEB Costs                                        289         -          289       -        -       -       -
      Other                                                      143         1          129       -        -       -       -
                                                             -------     -----      -------     ---     ----     ----    ---

      TOTAL DEFERRED CREDITS                                   3,334         1        3,326       -        -       -       -
                                                             -------     -----      -------     ---     ----     ----    ---

TOTAL CAPITALIZATION AND LIABILITIES                         $14,920     $(663)     $14,848     $81     $ 12      $1     $ -
                                                             =======     =====      =======     ===     ====     ====    ===

                   PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                        CONSOLIDATING BALANCE SHEET
                             DECEMBER 31, 1997
                           (Millions of Dollars)

                                                                                New          PSE&G      PSE&G Capital  PSE&G Capital
                                                           PSCRC       TFC   Millennium   Capital, L.P.    Trust I       Trust II
                                                           ----        ----     ----          ----          ----           ---
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
      Common Stockholder's Equity:
        Common Stock                                       $   -        $  -    $  -          $  -          $  -           $  -
        Contributed Capital                                   60           1       1             -             -              -
        Retained Earnings                                     (5)          -       -             -             -              -
                                                           -----        ----    ----          ----          ----           ----
      Total Common Stockholder's Equity                       55           1       1             -             -              -

      Preferred Stock  Without Mandatory Redemption            -           -       -             -             -              -
      Preferred Stock  With Mandatory Redemption               -           -       -             -             -              -
      Subsidiaries' Preferred Securities:
      Monthly Guaranteed Preferred Beneficial Interest
         in PSE&G's Subordinated Debentures                    -           -       -           216             -              -
      Quarterly Guaranteed Preferred Beneficial Interest
           in PSE&G's Subordinated Debentures                  -           -       -             -           214             98
      Long- Term Debt                                          -           -       -             -             -              -
                                                           -----        ----    ----          ----          ----           ----

      TOTAL CAPITALIZATION                                    55           1       1           216           214             98
                                                           -----        ----    ----          ----          ----           ----

OTHER LONG-TERM LIABILITIES
      Decontamination and Decommissioning Costs                -           -       -             -             -              -
      Environmental Costs                                      -           -       -             -             -              -
      Capital Lease Obligations                                -           -       -             -             -              -
                                                           -----        ----    ----          ----          ----           ----

      TOTAL  OTHER LONG - TERM LIABILITIES                     -           -       -             -             -              -
                                                           -----        ----    ----          ----          ----           ----

CURRENT LIABILITIES
      Long - Term Debt  due within one year                    -           -       -             -             -              -
      Commercial Paper and Loans                               -           -       -             -             -              -
      Accounts Payable                                         7           -       -             -             -              -
      Accounts Payable - Associated Companies                 42           -       -             -             -              -
      Other                                                    -           -       -             -             -              -
                                                           -----        ----    ----          ----          ----           ----

      TOTAL CURRENT LIABILITIES                               49           -       -             -             -              -
                                                           -----        ----    ----          ----          ----           ----

DEFERRED CREDITS
      Deferred Income Taxes                                   (6)          -       -             -             -              -
      Deferred Investment Tax Credits                          -           -       -             -             -              -
      Deferred OPEB Costs                                      -           -       -             -             -              -
      Other                                                   13           -       -             -             -              -
                                                           -----        ----    ----          ----          ----           ----

      TOTAL DEFERRED CREDITS                                   7           -       -             -             -              -
                                                           -----        ----    ----          ----          ----           ----

TOTAL CAPITALIZATION AND LIABILITIES                       $ 111        $  1    $  1          $216          $214           $ 98
                                                           =====        ====    ====          ====          ====           ====

                  ENTERPRISE DIVERSIFIED HOLDINGS INCORPORATED
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                              (MILLIONS OF DOLLARS)

                                                                     INTERCOMPANY
                                                        EDHI         ELIMINATIONS
                                                       CONSOL.        & RECLASS.        EDHI           CEA           PSRC
                                                       -------       ------------       ----           ---           -------
REVENUES:
      Income from partnerships                          $ 128           $   -           $  -           $ 79           $  49
      Income from capital lease agreements                 65               -              -              -              65
      Unrealized gains (losses) on investments             34               -              -              -              34
      Realized gains (losses) on investments               (7)              -              -              -              (7)
      Interest and dividend income                          6               -              -              -               4
      Consulting and O&M fees                              17               -              -             12               -
      Energy supply revenues                                1               -              -              -               -
      Rental income                                         -               -              -              -               -
      Interest and other - associated cos.                  -             (72)             7              -               -
      Equity in subsidiary earnings                         -             (48)            48              -               -
                                                        -----           -----           ----           ----           -----
Total revenues                                            244            (120)            55             91             145
                                                        -----           -----           ----           ----           -----

OPERATING EXPENSES:
      Operation and maintenance                            11               -              -              7               -
      Depreciation and amortization                         5               -              -              2               2
      Property impairment                                  10               -              -              -               -
      Administrative and general                           78              (7)             7             37               9
                                                        -----           -----           ----           ----           -----
Total operating expenses                                  104              (7)             7             46              11
                                                        -----           -----           ----           ----           -----

OPERATING INCOME                                          140            (113)            48             45             134
                                                        -----           -----           ----           ----           -----

OTHER INCOME                                                1               -              -              1               -
                                                        -----           -----           ----           ----           -----

INTEREST EXPENSE:
      PSEG Capital Corporation                              -             (41)             -             11              30
      Enterprise Capital Funding Corp.                      -             (22)             -              8              14
      Enterprise Group Development Corp.                    -              (1)             -              -               -
      Enterprise Diversified Holdings Inc.                  -               -              -              -               -
      Energis Resources Inc.                                -              (1)             -              -               -
      Other                                                73               -              -              8               2
      Capitalized interest                                 (5)              -              -             (5)              -
                                                        -----           -----           ----           ----           -----
Net interest expense                                       68             (65)             -             22              46
                                                        -----           -----           ----           ----           -----

INCOME BEFORE INCOME TAXES                                 73             (48)            48             24              88
                                                        -----           -----           ----           ----           -----

INCOME TAXES:
      Current                                            (104)              -              6              4             (99)
      Deferred                                            130               -             (6)             6             129
      Investment and energy tax credits - net              (1)              -              -              -              (1)
                                                        -----           -----           ----           ----           -----
Total income taxes                                         25               -              -             10              29
                                                        -----           -----           ----           ----           -----

MINORITY INTERESTS                                          -               -              -              -               -
                                                        -----           -----           ----           ----           -----

NET INCOME                                                 48             (48)            48             14              59
                                                        -----           -----           ----           ----           -----

      Preferred stock dividend requirements                 1               -              1              -               -
                                                        -----           -----           ----           ----           -----

EARNINGS AVAILABLE TO COMMON STOCK                      $  47           $ (48)          $ 47           $ 14           $  59
                                                        =====           =====           ====           ====           =====

EDHI         -  Enterprise Diversified Holdings Incorporated
CEA          -  Community Energy Alternatives Incorporated
PSRC         -  Public Service Resources Corporation
ERI          -  Energis Resources Incorporated
EGDC         -  Enterprise Group Development Corporation
PSEG CAPITAL -  PSEG Capital Corporation
ECFC         -  Enterprise Capital Funding Corporation

                  ENTERPRISE DIVERSIFIED HOLDINGS INCORPORATED
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                              (MILLIONS OF DOLLARS)

                                                                     PSEG
                                                    ENERGIS  EGDC   CAPITAL ECFC
                                                     ----    ----    ----   ----
REVENUES:
      Income from partnerships                       $  -    $  -     $ -    $ -
      Income from capital lease agreements              -       -       -      -
      Unrealized gains (losses) on investments          -       -       -      -
      Realized gains (losses) on investments            -       -       -      -
      Interest and dividend income                      -       -       -      2
      Consulting and O&M fees                           5       -       -      -
      Energy supply revenues                            1       -       -      -
      Rental income                                     -       -       -      -
      Interest and other - associated cos.              1       1      41     22
      Equity in subsidiary earnings                     -       -       -      -
                                                     ----    ----    ----   ----
Total revenues                                          7       1      41     24
                                                     ----    ----    ----   ----

OPERATING EXPENSES:
      Operation and maintenance                         3       1       -      -
      Depreciation and amortization                     1       -       -      -
      Property impairment                               -      10       -      -
      Administrative and general                       31       1       -      -
                                                     ----    ----    ----   ----
Total operating expenses                               35      12       -      -
                                                     ----    ----    ----   ----

OPERATING INCOME                                      (28)    (11)     41     24
                                                     ----    ----    ----   ----

OTHER INCOME                                            -       -       -      -
                                                     ----    ----    ----   ----

INTEREST EXPENSE:
      PSEG Capital Corporation                          -       -       -      -
      Enterprise Capital Funding Corp.                  -       -       -      -
      Enterprise Group Development Corp.                -       -       1      -
      Enterprise Diversified Holdings Inc.              -       -       -      -
      Energis Resources Inc.                            -       -       -      1
      Other                                             -       -      40     23
      Capitalized interest                              -       -       -      -
                                                     ----    ----    ----   ----
Net interest expense                                    -       -      41     24
                                                     ----    ----    ----   ----

INCOME BEFORE INCOME TAXES                            (28)    (11)      -      -
                                                     ----    ----    ----   ----

INCOME TAXES:
      Current                                          (9)     (6)      -      -
      Deferred                                         (1)      2       -      -
      Investment and energy tax credits - net           -       -       -      -
                                                     ----    ----    ----   ----
Total income taxes                                    (10)     (4)      -      -
                                                     ----    ----    ----   ----

MINORITY INTERESTS                                      -       -       -      -
                                                     ----    ----    ----   ----

NET INCOME                                            (18)     (7)      -      -
                                                     ----    ----    ----   ----

      Preferred stock dividend requirements             -       -       -      -
                                                     ----    ----    ----   ----

EARNINGS AVAILABLE TO COMMON STOCK                   $(18)   $ (7)    $ -    $ -
                                                     ====    ====    ====   ====



EDHI         -  Enterprise Diversified Holdings Incorporated
CEA          -  Community Energy Alternatives Incorporated
PSRC         -  Public Service Resources Corporation
ERI          -  Energis Resources Incorporated
EGDC         -  Enterprise Group Development Corporation
PSEG CAPITAL -  PSEG Capital Corporation
ECFC         -  Enterprise Capital Funding Corporation


                  ENTERPRISE DIVERSIFIED HOLDINGS INCORPORATED
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                              (MILLIONS OF DOLLARS)

                                            INTERCOMPANY
                                     EDHI   ELIMINATIONS
                                    CONSOL.  & RECLASS.    EDHI     CEA     PSRC
                                     ----      -----       ----     ---     ----

BALANCE JANUARY 1, 1997              $103      $(160)      $103     $50     $203

NET INCOME                             48        (48)        48      14       59

                                     ----      -----       ----     ---     ----
       TOTAL                          151       (208)       151      64      262
                                     ----      -----       ----     ---     ----

DIVIDENDS DECLARED                      -       (133)         -       -      133
                                     ----      -----       ----     ---     ----

                                     ----      -----       ----     ---     ----
BALANCE DECEMBER 31, 1997            $151      $ (75)      $151     $64     $129
                                     ====      =====       ====     ===     ====

                  ENTERPRISE DIVERSIFIED HOLDINGS INCORPORATED
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                              (MILLIONS OF DOLLARS)

                                                                 PSEG
                                        ENERGIS      EGDC       CAPITAL     ECFC
                                         ----        ----        ----       ----

BALANCE JANUARY 1, 1997                  $ (8)       $(85)       $  -       $  -

NET INCOME                                (18)         (7)          -          -

                                         ----        ----        ----       ----
      TOTAL                               (26)        (92)          -          -
                                         ----        ----        ----       ----

DIVIDENDS DECLARED                          -           -           -          -
                                         ----        ----        ----       ----

                                         ----        ----        ----       ----
BALANCE DECEMBER 31, 1997                $(26)       $(92)       $  -       $  -
                                         ====        ====        ====       ====

                   ENTERPRISE DIVERSIFIED HOLDINGS INCORPORATED
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                              (MILLIONS OF DOLLARS)

                                                     INTERCOMPANY
                                             EDHI    ELIMINATIONS
                                            CONSOL.   & RECLASS.   EDHI       CEA       PSRC
                                            -------  ------------  -----    -------    -------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments   $    11    $     -     $   -    $     2    $     4
      Accounts receivable:
        Trade                                    32          -         -         12          -
        Other                                    35          2         -          1         20
        PSE&G                                     -         (1)        -          -          -
        PSEG                                      -         (1)        1          -          -
        Other associated companies                -        (13)        1          -          -
      Notes receivable:
        Associated companies                      -     (1,036)        -          -          -
         Other                                    1          -         -          -          -
      Interest and dividends receivable           1          -         -          -          1
      Prepayments                                 4          -         -          1          -
                                            -------    -------     -----    -------    -------
 Total Current Assets                            84     (1,049)        2         16         25
                                            -------    -------     -----    -------    -------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                71          -         -          -         17
      Other                                      13          1         2          6          -
      Accum. depr. and amortization             (12)         -        (1)        (3)        (7)
      Valuation allowances                       (7)         -         -          -          -
                                            -------    -------     -----    -------    -------
 Property, Plant and Equipment-net               65          1         1          3         10
                                            -------    -------     -----    -------    -------

INVESTMENTS
      Subsidiaries                                -       (758)      758          -          -
      Capital lease agreements                1,151          -         -          -      1,151
      Partnership interests                     681          -         -        240        407
      Corporate joint ventures                  885          -         -        885          -
      Securities                                 27         (1)        -          -         27
      Valuation allowances                       (8)         -         -          -         (4)
                                            -------    -------     -----    -------    -------
 Total Investments                            2,736       (759)      758      1,125      1,581
                                            -------    -------     -----    -------    -------

OTHER ASSETS
      Debt service reserve                        7          -         -          7          -
      Prepaid pension                             1          -         -          1          -
      Other                                      19         (2)        -         18          -
                                            -------    -------     -----    -------    -------
 Total Other Assets                              27         (2)        -         26          -
                                            -------    -------     -----    -------    -------

TOTAL ASSETS                                $ 2,912    $(1,809)    $ 761    $ 1,170    $ 1,616
                                            =======    =======     =====    =======    =======

                  ENTERPRISE DIVERSIFIED HOLDINGS INCORPORATED
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                              (MILLIONS OF DOLLARS)

                                                                    PSEG
                                                    ENERGIS  EGDC  CAPITAL  ECFC
                                                    -------  ----  -------  ----
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments            $  2    $  -   $  -    $  3
      Accounts receivable:
        Trade                                          20       -      -       -
        Other                                          11       1      -       -
        PSE&G                                           1       -      -       -
        PSEG                                            -       -      -       -
        Other associated companies                      -       -      9       3
      Notes receivable:
        Associated companies                           18       3    605     410
        Other                                           -       1      -       -
      Interest and dividends receivable                 -       -      -       -
      Prepayments                                       3       -      -       -
                                                     ----    ----   ----    ----
 Total Current Assets                                  55       5    614     416
                                                     ----    ----   ----    ----

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                              54      -       -
      Other                                             4       -      -       -
      Accum. depr. and amortization                    (1)      -      -       -
      Valuation allowances                              -      (7)     -       -
                                                     ----    ----   ----    ----
 Property, Plant and Equipment-net                      3      47      -       -
                                                     ----    ----   ----    ----

INVESTMENTS
      Subsidiaries                                      -       -      -       -
      Capital lease agreements                          -       -      -       -
      Partnership interests                             -      34      -       -
      Corporate joint ventures                          -       -      -       -
      Securities                                        1       -      -       -
      Valuation allowances                              -      (4)     -       -
                                                     ----    ----   ----    ----
 Total Investments                                      1      30      -       -
                                                     ----    ----   ----    ----

OTHER ASSETS
      Debt service reserve                              -       -      -       -
      Prepaid pension                                   -       -      -       -
      Other                                             1       1      -       1
                                                     ----    ----   ----    ----
 Total Other Assets                                     1       1      -       1
                                                     ----    ----   ----    ----

 TOTAL ASSETS                                        $ 60    $ 83   $614    $417
                                                     ====    ====   ====    ====

                  ENTERPRISE DIVERSIFIED HOLDINGS INCORPORATED
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                              (MILLIONS OF DOLLARS)

                                                               INTERCOMPANY
                                                       EDHI    ELIMINATIONS
                                                      CONSOL.   & RECLASS.   EDHI       CEA     PSRC
                                                      -------  ------------  -----    -------  -------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
        Accounts payable:
          Trade                                       $    22    $     -     $   -    $    6   $    -
          Taxes                                             6          -         4         1        1
          Other                                            30         (2)       13         7        3
          Interest                                         14          -         -         5        2
          Associated companies                             26        (13)        -        12       26
        Notes payable:
           PSEG Capital Corporation                         -       (605)        -       257      348
           Enterprise Capital Funding Corp.                 -       (409)        3       173      233
           Enterprise Group Development Corp.               -         (3)        -         -        -
           Energis Resources Inc.                           -        (18)        -         -        -
           Other                                          267          -         -         -        -
        Preferred stock dividends payable                   1          -         1         -        -
        Current portion of long-term debt                 222          1         -        26        -
                                                      -------    -------     -----    ------   ------
 Total Current Liabilities                                588     (1,049)       21       487      613
                                                      -------    -------     -----    ------   ------

TOTAL LONG-TERM DEBT                                      747          -         -       206        -
                                                      -------    -------     -----    ------   ------

DEFERRED CREDITS
       Deferred income taxes                              824         (2)       (6)       66      766
       Deferred investment and energy tax credits          10          -         -        10        -
       Deferred revenues                                    3          -         -         3        -
       Long-term liabilities                                5          -         1         4        -
                                                      -------    -------     -----    ------   ------
 Total Deferred Taxes and Other Liabilities               842         (2)       (5)       83      766
                                                      -------    -------     -----    ------   ------

MINORITY INTERESTS                                          5          -         -         3        -
                                                      -------    -------     -----    ------   ------

STOCKHOLDER'S EQUITY
       Capital stock                                        -       (170)        -        63      107
       Preferred stock                                     75          -        75         -        -
       Contributed capital                                519       (512)      519       279        -
       Retained earnings                                  151        (76)      151        64      130
       Foreign currency translation adjustments           (15)         -         -       (15)       -
                                                      -------    -------     -----    ------   ------
 Total Stockholder's Equity                               730       (758)      745       391      237
                                                      -------    -------     -----    ------   ------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                               $ 2,912    $(1,809)    $ 761    $1,170   $1,616
                                                      =======    =======     =====    ======   ======

                  ENTERPRISE DIVERSIFIED HOLDINGS INCORPORATED
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                              (MILLIONS OF DOLLARS)

                                                                    PSEG
                                                    ENERGIS  EGDC  CAPITAL  ECFC
                                                    -------  ----  -------  ----
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                      $ 16   $   -   $  -    $  -
          Taxes                                         -       -      -       -
          Other                                         9       -      -       -
          Interest                                      -       -      3       4
          Associated companies                          -       1      -       -
       Notes payable:
          PSEG Capital Corporation                      -       -      -       -
          Enterprise Capital Funding Corp.              -       -      -       -
          Enterprise Group Development Corp.            -       -      3       -
          Energis Resources Inc.                        -       -      -      18
          Other                                         -       -      -     267
       Preferred stock dividends payable                -       -      -       -
       Current portion of long-term debt                -       -    112      83
                                                     ----   -----   ----    ----
 Total Current Liabilities                             25       1    118     372
                                                     ----   -----   ----    ----

TOTAL LONG-TERM DEBT                                    -       -    496      45
                                                     ----   -----   ----    ----

DEFERRED CREDITS
       Deferred income taxes                            -       -      -       -
       Deferred investment and energy tax credits       -       -      -       -
       Deferred revenues                                -       -      -       -
       Long-term liabilities                            -       -      -       -
                                                     ----   -----   ----    ----
 Total Deferred Taxes and Other Liabilities             -       -      -       -
                                                     ----   -----   ----    ----

MINORITY INTERESTS                                      -       2      -       -
                                                     ----   -----   ----    ----

STOCKHOLDER'S EQUITY
       Capital stock                                    -       -      -       -
       Preferred stock                                  -       -      -       -
       Contributed capital                             61     172      -       -
       Retained earnings                              (26)    (92)     -       -
       Foreign currency translation adjustments         -       -      -       -
                                                     ----   -----   ----    ----
 Total Stockholder's Equity                            35      80      -       -
                                                     ----   -----   ----    ----

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                              $ 60   $  83   $614    $417
                                                     ====   =====   ====    ====

                      PUBLIC SERVICE RESOURCES CORPORATION
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                        INTERCOMPANY
                                                                PSRC    ELIMINATIONS             RCMC
                                                               CONSOL.   & RECLASS.    PSRC    CONSOL.     RCIC
                                                              --------- ------------ --------  ----------  -------
REVENUES:
      Income from partnerships                                $  48,929   $      -   $  1,052   $ 21,105   $     -
      Income from capital lease agreements                       65,443          -     31,046     22,210     9,040
      Unrealized gains (losses) on investments                   33,610          -       (380)         -         -
      Realized gains (losses) on investments                     (7,874)         -        (85)         -         -
      Interest and dividend income                                4,226          -      3,106          -         -
      Other                                                           -          -        (27)         5         -
     Equity in subsidiary earnings                                    -    (64,918)    64,918          -         -
                                                              ---------   --------   --------   --------   -------
Total revenues                                                  144,334    (64,918)    99,630     43,320     9,040
                                                              ---------   --------   --------   --------   -------

OPERATING EXPENSES:
      Operation and maintenance                                       -          -         -          -          -
      Depreciation and amortization                               1,327          -        201        217         -
      Administrative and general                                  8,946          -      8,427        398        20
                                                              ---------   --------   --------   --------   -------
Total operating expenses                                         10,273          -      8,628        615        20
                                                              ---------   --------   --------   --------   -------

OPERATING INCOME                                                134,061    (64,918)    91,002     42,705     9,020
                                                              ---------   --------   --------   --------   -------

INTEREST EXPENSE:
      PSEG Capital Corporation                                   29,741          -     23,939      5,270       342
      Enterprise Capital Funding Corp.                           14,130          -     11,659      2,245       145
      Other                                                       2,050          -      1,452        310       (80)
      Capitalized interest                                            -          -          -          -         -
                                                              ---------   --------   --------   --------   -------
Net interest expense                                             45,921          -     37,050      7,825       407
                                                              ---------   --------   --------   --------   -------

INCOME BEFORE INCOME TAXES                                       88,140    (64,918)    53,952     34,880     8,613
                                                              ---------   --------   --------   --------   -------

INCOME TAXES:
      Current                                                   (98,905)         -    (37,766)   (55,289)   (6,149)
      Deferred                                                  128,507          -     32,876     68,106     8,794
      Investment and energy tax credits - net                      (604)         -       (300)      (272)      (32)
                                                              ---------   --------   --------   --------   -------
Total income taxes                                               28,998          -     (5,190)    12,545     2,613
                                                              ---------   --------   --------   --------   -------

MINORITY INTERESTS                                                    -          -          -          -         -
                                                              ---------   --------   --------   --------   -------

INCOME FROM CONTINUING OPERATIONS                                59,142    (64,918)    59,142     22,335     6,000
                                                              ---------   --------   --------   --------   -------

DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes              -          -          -          -         -
      Gain on Sale of Discontinued Operations - Net of Taxes          -          -          -          -         -
                                                              ---------   --------   --------   --------   -------
INCOME FROM DISCONTINUED OPERATIONS                                   -          -          -          -         -
                                                              ---------   --------   --------   --------   -------

NET INCOME                                                    $  59,142   $(64,918)  $ 59,142   $ 22,335   $ 6,000
                                                              =========   ========   ========   ========   =======

                      PUBLIC SERVICE RESOURCES CORPORATION
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                                        PSRCSC     PSRCSC     PSRCSC     PSRCSC
                                                                  RCSC       RCFC        ONE        TWO       THREE       FOUR
                                                                 ------     ------      ------     ------     ------     ------
REVENUES:
      Income from partnerships                                   $    -     $    -      $    -     $    -     $    -     $    -
      Income from capital lease agreements                            -       (136)          -          -          -          -
      Unrealized gains (losses) on investments                        -          -           -          -          -          -
      Realized gains (losses) on investments                          -          -           -          -          -          -
      Interest and dividend income                                    -          -           -          -          -          -
      Other                                                           6          -           4          4          4          4
      Equity in subsidiary earnings                                   -          -           -          -          -          -
                                                                 ------     ------      ------     ------     ------     ------
Total revenues                                                        6       (136)          4          4          4          4
                                                                 ------     ------      ------     ------     ------     ------

OPERATING EXPENSES:
      Operation and maintenance                                       -          -           -          -          -          -
      Depreciation and amortization                                   -          -           -          -          -          -
      Administrative and general                                      6         16           4          4          4          4
                                                                 ------     ------      ------     ------     ------     ------
Total operating expenses                                              6         16           4          4          4          4
                                                                 ------     ------      ------     ------     ------     ------

OPERATING INCOME                                                      -       (152)          -          -          -          -
                                                                 ------     ------      ------     ------     ------     ------

INTEREST EXPENSE:
      PSEG Capital Corporation                                        -        190           -          -          -          -
      Enterprise Capital Funding Corp.                                -         81           -          -          -          -
      Other                                                           -          -           -          -          -          -
      Capitalized interest                                            -          -           -          -          -          -
                                                                 ------     ------      ------     ------     ------     ------
Net interest expense                                                  -        271           -          -          -          -
                                                                 ------     ------      ------     ------     ------     ------

INCOME BEFORE INCOME TAXES                                            -       (423)          -          -          -          -
                                                                 ------     ------      ------     ------     ------     ------

INCOME TAXES:
      Current                                                         -     (2,608)          -          -          -          -
      Deferred                                                        -      2,579           -          -          -          -
      Investment and energy tax credits - net                         -          -           -          -          -          -
                                                                 ------     ------      ------     ------     ------     ------
Total income taxes                                                    -        (29)          -          -          -          -
                                                                 ------     ------      ------     ------     ------     ------

MINORITY INTERESTS                                                    -          -           -          -          -          -
                                                                 ------     ------      ------     ------     ------     ------

INCOME FROM CONTINUING OPERATIONS                                     -       (394)          -          -          -          -
                                                                 ------     ------      ------     ------     ------     ------

DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes              -          -           -          -          -          -
      Gain on Sale of Discontinued Operations - Net of Taxes          -          -           -          -          -          -
                                                                 ------     ------      ------     ------     ------     ------
INCOME FROM DISCONTINUED OPERATIONS                                   -          -           -          -          -          -
                                                                 ------     ------      ------     ------     ------     ------

NET INCOME                                                       $    -     $ (394)     $    -     $    -     $    -     $    -
                                                                 ======     ======      ======     ======     ======     ======

                      PUBLIC SERVICE RESOURCES CORPORATION
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                 THE        PSGMC                                  PSRC
                                                             WATER SOURCE  CONSOL.     PSRC, INC.    ENTECH       I, INC.
                                                             ------------  -------     ----------    -------     --------
REVENUES:
      Income from partnerships                                   $  -      $     -      $     -      $     -     $ 26,772
      Income from capital lease agreements                          -            -        3,283            -            -
      Unrealized gains (losses) on investments                      -            -            -            -       33,990
      Realized gains (losses) on investments                        -            -            -            -       (7,789)
      Interest and dividend income                                  -            -            2            -        1,118
      Other                                                         -            -            -            -            -
      Equity in subsidiary earnings                                 -            -            -            -            -
                                                                 ----      -------      -------      -------     --------
Total revenues                                                      -            -        3,285            -       54,091
                                                                 ----      -------      -------      -------     --------

OPERATING EXPENSES:
      Operation and maintenance                                     -            -            -            -            -
      Depreciation and amortization                                 -            -          909            -            -
      Administrative and general                                    -            -           48            -           15
                                                                 ----      -------      -------      -------     --------
Total operating expenses                                            -            -          957            -           15
                                                                 ----      -------      -------      -------     --------

OPERATING INCOME                                                    -            -        2,328            -       54,076
                                                                 ----      -------      -------      -------     --------

INTEREST EXPENSE:
      PSEG Capital Corporation                                      -            -            -            -            -
      Enterprise Capital Funding Corp.                              -            -            -            -            -
      Other                                                         -            -            -            -          368
      Capitalized interest                                          -            -            -            -            -
                                                                 ----      -------      -------      -------     --------
Net interest expense                                                -            -            -            -          368
                                                                 ----      -------      -------      -------     --------

INCOME BEFORE INCOME TAXES                                          -            -        2,328            -       53,708
                                                                 ----      -------      -------      -------     --------

INCOME TAXES:
      Current                                                     (71)           -       (3,668)          (1)       6,647
      Deferred                                                     71            -        4,549            1       11,531
      Investment and energy tax credits - net                       -            -            -            -            -
                                                                 ----      -------      -------      -------     --------
Total income taxes                                                  -            -          881            -       18,178
                                                                 ----      -------      -------      -------     --------

MINORITY INTERESTS                                                  -            -            -            -            -
                                                                 ----      -------      -------      -------     --------

INCOME FROM CONTINUING OPERATIONS                                   -            -        1,447            -       35,530
                                                                 ----      -------      -------      -------     --------

DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes            -            -            -            -            -
      Gain on Sale of Discontinued Operations - Net of Taxes        -            -            -            -            -
                                                                 ----      -------      -------      -------     --------
INCOME FROM DISCONTINUED OPERATIONS                                 -            -            -            -            -
                                                                 ----      -------      -------      -------     --------

NET INCOME                                                       $  -      $     -      $ 1,447      $     -     $ 35,530
                                                                 ====      =======      =======      =======     ========

                      PUBLIC SERVICE RESOURCES CORPORATION
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                     INTERCOMPANY
                             PSRC    ELIMINATIONS              RCMC
                            CONSOL.   & RECLASS.     PSRC     CONSOL.    RCIC     RCSC
                           --------  ------------  --------   -------   ------   ------
BALANCE JANUARY 1, 1997    $203,744   $ (73,126)   $203,744   $25,219   $3,186   $  (39)

NET INCOME                   59,142     (64,918)     59,142    22,335    6,000        -
                           --------   ---------    --------   -------   ------   ------

           TOTAL            262,886    (138,044)    262,886    47,554    9,186      (39)
                           --------   ---------    --------   -------   ------   ------

DIVIDENDS DECLARED          133,245           -     133,245         -        -        -
                           --------   ---------    --------   -------   ------   ------

BALANCE DECEMBER 31, 1997  $129,641   $(138,044)   $129,641   $47,554   $9,186   $  (39)
                           ========   =========    ========   =======   ======   ======

                      PUBLIC SERVICE RESOURCES CORPORATION
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                PSRCSC   PSRCSC   PSRCSC  PSRCSC
                                       RCFC      ONE      TWO     THREE    FOUR
                                      -------    ---      ---      ---     ---
BALANCE JANUARY 1, 1997               $(1,958)   $(3)     $(3)     $ -     $ -

NET INCOME                               (394)     -        -        -       -
                                      -------    ---      ---      ---     ---

           TOTAL                       (2,352)    (3)      (3)       -       -
                                      -------    ---      ---      ---     ---

DIVIDENDS DECLARED                          -      -        -        -       -
                                      -------    ---      ---      ---     ---

BALANCE DECEMBER 31, 1997             $(2,352)   $(3)     $(3)     $ -     $ -
                                      =======    ===      ===      ===     ===

                      PUBLIC SERVICE RESOURCES CORPORATION
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                THE         PSGMC                                 PSRC
                            WATER SOURCE   CONSOL.   PSRC, INC.     ENTECH       I, INC.
                              -------      ------     -------      --------      -------
BALANCE JANUARY 1, 1997       $(1,055)     $    -      $  613       $  (974)    $ 48,140

NET INCOME                          -           -       1,447             -       35,530
                              -------      ------     -------      --------      -------

           TOTAL               (1,055)          -       2,060          (974)      83,670
                              -------      ------     -------      --------      -------

DIVIDENDS DECLARED                  -           -           -             -            -
                              -------      ------     -------      --------      -------

BALANCE DECEMBER 31, 1997     $(1,055)     $    -     $ 2,060      $   (974)     $83,670
                              =======      ======     =======      ========      =======

                      PUBLIC SERVICE RESOURCES CORPORATION
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)


                                                                   INTERCOMPANY
                                                      PSRC         ELIMINATIONS                       RCMC
                                                     CONSOL.        & RECLASS.        PSRC           CONSOL.       RCIC
                                                   -----------      ---------      -----------      --------     --------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments          $     3,263      $       -      $     3,205      $     20     $      -
      Accounts and Notes receivable:
        Trade                                                -              -                -             -            -
        Other                                           20,252              -              170         3,071            -
        PSE&G                                                -              -                -             -            -
        PSEG                                                 -              -                -             -            -
        Other associated companies                          11       (249,138)         109,918        66,582            -
      Notes receivable:
        Associated companies                                 -              -                -             -            -
         Other                                              87              -               87             -            -
      Interest receivable                                  802              -                1             -            -
      Prepayments                                          161              -                5            74            -
                                                   -----------      ---------      -----------      --------     --------
 Total Current Assets                                   24,576       (249,138)         113,386        69,747            -
                                                   -----------      ---------      -----------      --------     --------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                       17,170              -            2,728             -            -
      Other                                                390              -              283             -            -
      Accum. depr. and amortization                     (7,070)             -           (1,062)            -            -
      Valuation allowances                                   -              -                -             -            -
                                                   -----------      ---------      -----------      --------     --------
 Property, Plant and Equipment-net                      10,490              -            1,949             -            -
                                                   -----------      ---------      -----------      --------     --------

INVESTMENTS
      Subsidiaries                                           -       (576,463)         564,693        11,770            -
      Capital lease agreements                       1,151,326              -          477,249       480,992      126,253
      Partnership interests                            407,166              -            2,788        39,177            -
      Corporate joint ventures                               -              -                -             -            -
      Securities                                        26,508              -           14,508             -            -
      Valuation allowances                              (4,000)             -           (4,000)            -            -
                                                   -----------      ---------      -----------      --------     --------
 Total Investments                                   1,581,000       (576,463)       1,055,238       531,939      126,253
                                                   -----------      ---------      -----------      --------     --------

OTHER ASSETS
      Special funds-pension                                 56              -               56             -            -
                                                   -----------      ---------      -----------      --------     --------
 Total Other Assets                                         56              -               56             -            -
                                                   -----------      ---------      -----------      --------     --------

 TOTAL ASSETS                                      $ 1,616,122      $(825,601)     $ 1,170,629      $601,686     $126,253
                                                   ===========      =========      ===========      ========     ========

                      PUBLIC SERVICE RESOURCES CORPORATION
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                    PSRCSC     PSRCSC     PSRCSC     PSRCSC
                                               RCSC       RCFC       ONE        TWO       THREE       FOUR
                                              ------     ------     ------     ------     ------     ------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments     $    9     $    -     $    5     $    5     $    5     $    5
      Accounts and Notes receivable:
        Trade                                      -          -          -          -          -          -
        Other                                      -          -          -          -          -          -
        PSE&G                                      -          -          -          -          -          -
        PSEG                                       -          -          -          -          -          -
        Other associated companies                 -      7,531          2          2          5          5
      Notes receivable:
        Associated companies                       -          -          -          -          -          -
         Other                                     -          -          -          -          -          -
      Interest receivable                          -          -          -          -          -          -
      Prepayments                                  -          -          -          -          -          -
                                              ------     ------     ------     ------     ------     ------
 Total Current Assets                              9      7,531          7          7         10         10
                                              ------     ------     ------     ------     ------     ------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                  -          -          -          -          -          -
      Other                                        -          -          -          -          -          -
      Accum. depr. and amortization                -          -          -          -          -          -
      Valuation allowances                         -          -          -          -          -          -
                                              ------     ------     ------     ------     ------     ------
 Property, Plant and Equipment-net                 -          -          -          -          -          -
                                              ------     ------     ------     ------     ------     ------

INVESTMENTS
      Subsidiaries                                 -          -          -          -          -          -
      Capital lease agreements                     -     30,028          -          -          -          -
      Partnership interests                        -          -          -          -          -          -
      Corporate joint ventures                     -          -          -          -          -          -
      Securities                                   -          -          -          -          -          -
      Valuation allowances                         -          -          -          -          -          -
                                              ------     ------     ------     ------     ------     ------
 Total Investments                                 -     30,028          -          -          -          -
                                              ------     ------     ------     ------     ------     ------

OTHER ASSETS
      Special funds-pension                        -          -          -          -          -          -
                                              ------     ------     ------     ------     ------     ------
 Total Other Assets                                -          -          -          -          -          -
                                              ------     ------     ------     ------     ------     ------

 TOTAL ASSETS                                 $    9     $37,559    $    7     $    7     $   10     $   10
                                              ======     ======     ======     ======     ======     ======

                      PUBLIC SERVICE RESOURCES CORPORATION
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)


                                              THE        PSGMC                                  PSRC
                                          WATER SOURCE  CONSOL.    PSRC, INC.     ENTECH       I, INC.
                                          ------------  -------    ----------     -------     --------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments     $ -       $ -         $      4      $     -     $      5
      Accounts and Notes receivable:
        Trade                                   -         -                -            -            -
        Other                                   -         -                -            -       17,011
        PSE&G                                   -         -                -            -            -
        PSEG                                    -         -                -            -            -
        Other associated companies             30         -                -           46       65,028
      Notes receivable:
        Associated companies                    -         -                -            -            -
         Other                                  -         -                -            -            -
      Interest receivable                       -         -                -            -          801
      Prepayments                               -         -                -            -           82
                                              ---       ---         --------      -------     --------
 Total Current Assets                          30         -                4           46       82,927
                                              ---       ---         --------      -------     --------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                               -         -           14,442            -            -
      Other                                     -         -              107            -            -
      Accum. depr. and amortization             -         -           (6,008)           -            -
      Valuation allowances                      -         -                -            -            -
                                              ---       ---         --------      -------     --------
 Property, Plant and Equipment-net              -         -            8,541            -            -
                                              ---       ---         --------      -------     --------

INVESTMENTS
      Subsidiaries                              -         -                -            -            -
      Capital lease agreements                  -         -           36,804            -            -
      Partnership interests                     -         -                -            -      365,201
      Corporate joint ventures                  -         -                -            -            -
      Securities                                -         -                -            -       12,000
      Valuation allowances                      -         -                -            -            -
                                              ---       ---         --------      -------     --------
 Total Investments                              -         -           36,804            -      377,201
                                              ---       ---         --------      -------     --------

OTHER ASSETS
      Special funds-pension                     -         -                -            -            -
                                              ---       ---         --------      -------     --------
 Total Other Assets                             -         -                -            -            -
                                              ---       ---         --------      -------     --------

 TOTAL ASSETS                                 $30       $ -         $ 45,349      $    46     $460,128
                                              ===       ===         ========      =======     ========

                      PUBLIC SERVICE RESOURCES CORPORATION
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)


                                                                   INTERCOMPANY
                                                      PSRC         ELIMINATIONS                       RCMC
                                                     CONSOL.        & RECLASS.        PSRC           CONSOL.       RCIC
                                                   -----------      ---------      -----------      --------     --------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                    $         -      $       -      $         -      $      -     $      -
          Taxes                                            667              -              220           414            -
          Other                                          2,926              -            1,740             8        1,170
          Interest                                       2,025              -                -           310            -
          Associated companies                          25,867       (249,140)         164,059        35,240       57,122
       Notes payable:
          PSEG Capital Corporation                     347,836              -          293,584        49,132        3,290
          Enterprise Capital Funding Corp.             233,545              -          197,111        32,996        2,209
          Enterprise Group Development Corp.                 -              -                -             -            -
          Enterprise Diversified Holdings Inc.               -              -                -             -            -
          U.S.Energy Incorporated                            -              -                -             -            -
       Current portion of long-term debt                     -              -                -             -            -
                                                   -----------      ---------      -----------      --------     --------
 Total Current Liabilities                             612,866       (249,140)         656,714       118,100       63,791
                                                   -----------      ---------      -----------      --------     --------


TOTAL LONG-TERM DEBT                                         -              -                -             -            -

                                                   -----------      ---------      -----------      --------     --------


DEFERRED CREDITS
 Deferred income taxes                                 766,142              -          276,966       370,302       47,446
 Deferred investment
   and energy tax credits                                  165              -                -             -          165
 Other                                                     307              -              307             -            -
                                                   -----------      ---------      -----------      --------     --------
 Total Deferred Credits                                766,614              -          277,273       370,302       47,611
                                                   -----------      ---------      -----------      --------     --------


STOCKHOLDER'S EQUITY
       Capital stock                                   107,001            (67)         107,001             2            1
       Contributed capital                                   -       (438,352)               -        65,728        5,663
       Retained earnings                               129,641       (138,042)         129,641        47,554        9,187
                                                   -----------      ---------      -----------      --------     --------
 Total Stockholder's Equity                            236,642       (576,461)         236,642       113,284       14,851
                                                   -----------      ---------      -----------      --------     --------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                            $ 1,616,122      $(825,601)     $ 1,170,629      $601,686     $126,253
                                                   ===========      =========      ===========      ========     ========

                      PUBLIC SERVICE RESOURCES CORPORATION
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                          PSRCSC    PSRCSC    PSRCSC  PSRCSC
                                                    RCSC       RCFC        ONE       TWO      THREE    FOUR
                                                   ------     ------      ------    ------    ------  ------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                    $  -      $      -      $  -      $  -      $ -     $ -
          Taxes                                       -            33         -         -        -       -
          Other                                       -             -         -         -        -       -
          Interest                                    -             -         -         -        -       -
          Associated companies                       38            34         -         -        -       -
       Notes payable:
          PSEG Capital Corporation                    -         1,830         -         -        -       -
          Enterprise Capital Funding Corp.            -         1,229         -         -        -       -
          Enterprise Group Development Corp.          -             -         -         -        -       -
          Enterprise Diversified Holdings Inc.        -             -         -         -        -       -
          U.S.Energy Incorporated                     -             -         -         -        -       -
       Current portion of long-term debt              -             -         -         -        -       -
                                                   ----      --------      ----      ----      ---     ---
 Total Current Liabilities                           38         3,126         -         -        -       -
                                                   ----      --------      ----      ----      ---     ---


TOTAL LONG-TERM DEBT                                  -             -         -         -        -       -

                                                   ----      --------      ----      ----      ---     ---


DEFERRED CREDITS
 Deferred income taxes                                -        32,973         -         -        -       -
 Deferred investment
   and energy tax credits                             -             -         -         -        -       -
 Other                                                -             -         -         -        -       -
                                                   ----      --------      ----      ----      ---     ---
 Total Deferred Credits                               -        32,973         -         -        -       -
                                                   ----      --------      ----      ----      ---     ---


STOCKHOLDER'S EQUITY
       Capital stock                                 10             1        10        10       10      10
       Contributed capital                            -         3,812         -         -        -       -
       Retained earnings                            (39)       (2,353)       (3)       (3)       -       -
                                                   ----      --------      ----      ----      ---     ---
 Total Stockholder's Equity                         (29)        1,460         7         7       10      10
                                                   ----      --------      ----      ----      ---     ---

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                            $  9      $ 37,559      $  7      $  7      $10     $10
                                                   ====      ========      ====      ====      ===     ===

                      PUBLIC SERVICE RESOURCES CORPORATION
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                   THE           PSGMC                                   PSRC
                                               WATER SOURCE     CONSOL.    PSRC, INC.   ENTECH          I, INC.
                                               ------------     -------    ----------   -------        --------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                    $     -      $     -     $     -     $       -      $      -
          Taxes                                          -            -           -             -             -
          Other                                          -            -           8             -             -
          Interest                                       -            -           -             -         1,715
          Associated companies                           -            -      18,514             -             -
       Notes payable:
          PSEG Capital Corporation                       -            -           -             -             -
          Enterprise Capital Funding Corp.               -            -           -             -             -
          Enterprise Group Development Corp.             -            -           -             -             -
          Enterprise Diversified Holdings Inc.           -            -           -             -             -
          U.S.Energy Incorporated                        -            -           -             -             -
       Current portion of long-term debt                 -            -           -             -             -
                                                   -------      -------     -------     ---------      --------
 Total Current Liabilities                               -            -      18,522             -         1,715
                                                   -------      -------     -------     ---------      --------

TOTAL LONG-TERM DEBT                                     -            -           -             -             -
                                                   -------      -------     -------     ---------      --------

DEFERRED CREDITS
 Deferred income taxes                                  58            -      10,233             2        28,162
 Deferred investment
   and energy tax credits                                -            -           -             -             -
 Other                                                   -            -           -             -             -
                                                   -------      -------     -------     ---------      --------
 Total Deferred Credits                                 58            -      10,233             2        28,162
                                                   -------      -------     -------     ---------      --------

STOCKHOLDER'S EQUITY
       Capital stock                                    10            -           1             1             1
       Contributed capital                           1,017            -      14,534         1,018       346,580
       Retained earnings                            (1,055)           -       2,059          (975)       83,670
                                                   -------      -------     -------     ---------      --------
 Total Stockholder's Equity                            (28)           -      16,594            44       430,251
                                                   -------      -------     -------     ---------      --------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                            $    30      $     -     $45,349     $      46      $460,128
                                                   =======      =======     =======     =========      ========

                    RESOURCES CAPITAL MANAGEMENT CORPORATION
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                       INTERCOMPANY
                                                                RCMC   ELIMINATIONS
                                                               CONSOL.  & RECLASS.   RCMC    RCMCSC  RCMC, INC.  RCMC I, INC.
                                                              -------- ------------ -------  ------  ----------  -----------
REVENUES:
      Income from partnerships                                $ 21,105   $     -    $ 10,412   $  -    $10,693     $      -
      Income from capital lease agreements                      22,210         -      16,522      -        419        5,269
      Unrealized gains (losses) on investments                       -         -           -      -          -            -
      Realized gains (losses) on investments                         -         -           -      -          -            -
      Interest and dividend income                                   -         -           -      -          -            -
      Other                                                          5         -           -      5          -            -
      Equity in subsidiary earnings                                  -    (8,063)      8,063      -          -            -
                                                              --------   -------    --------   ----    -------     --------
Total revenues                                                  43,320    (8,063)     34,997      5     11,112        5,269
                                                              --------   -------    --------   ----    -------     --------

OPERATING EXPENSES:
      Operation and maintenance                                      -         -           -      -          -            -
      Depreciation and amortization                                217         -         217      -          -            -
      Administrative and general                                   398         -         144      5         42          207
                                                              --------   -------    --------   ----    -------     --------
Total operating expenses                                           615         -         361      5         42          207
                                                              --------   -------    --------   ----    -------     --------

OPERATING INCOME                                                42,705    (8,063)     34,636      -     11,070        5,062
                                                              --------   -------    --------   ----    -------     --------

INTEREST EXPENSE:
      PSEG Capital Corporation                                   5,270         -       3,080      -          -        2,190
      Enterprise Capital Funding Corp.                           2,245         -       1,312      -          -          933
      Other                                                        310         -           -      -        310            -
      Capitalized interest                                           -         -           -      -          -            -
                                                              --------   -------    --------   ----    -------     --------
Net interest expense                                             7,825         -       4,392      -        310        3,123
                                                              --------   -------    --------   ----    -------     --------

INCOME BEFORE INCOME TAXES                                      34,880    (8,063)     30,244      -     10,760        1,939
                                                              --------   -------    --------   ----    -------     --------

INCOME TAXES:
      Current                                                  (55,289)        -     (48,336)     -      3,755      (10,708)
      Deferred                                                  68,106         -      56,517      -         18       11,571
      Investment and energy tax credits - net                     (272)        -        (272)     -          -            -
                                                              --------   -------    --------   ----    -------     --------
Total income taxes                                              12,545         -       7,909      -      3,773          863
                                                              --------   -------    --------   ----    -------     --------

MINORITY INTERESTS                                                   -         -           -      -          -            -
                                                              --------   -------    --------   ----    -------     --------

INCOME FROM CONTINUING OPERATIONS                               22,335    (8,063)     22,335      -      6,987        1,076
                                                              --------   -------    --------   ----    -------     --------

DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes             -         -           -      -          -            -
      Gain on Sale of Discontinued Operations - Net of Taxes         -         -           -      -          -            -
                                                              --------   -------    --------   ----    -------     --------
INCOME FROM DISCONTINUED OPERATIONS                                  -         -           -      -          -            -
                                                              --------   -------    --------   ----    -------     --------

NET INCOME                                                    $ 22,335   $(8,063)   $ 22,335   $  -    $ 6,987     $  1,076
                                                              ========   =======    ========   ====    =======     ========

                    RESOURCES CAPITAL MANAGEMENT CORPORATION
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                             INTERCOMPANY
                                                     RCMC    ELIMINATIONS
                                                    CONSOL.   & RECLASS.      RCMC       RCMCSC     RCMC, INC. RCMC I, INC.
                                                   --------  ------------   --------    --------    ---------- -----------
BALANCE  JANUARY 1, 1997                           $ 25,219    $ (3,724)    $ 25,219    $    (16)    $ 2,524    $  1,216

NET INCOME                                           22,335      (8,063)      22,335           -       6,987       1,076
                                                   --------    --------     --------    --------     -------    --------

           TOTAL                                     47,554     (11,787)      47,554         (16)      9,511       2,292
                                                   --------    --------     --------    --------     -------    --------

DIVIDENDS DECLARED                                        -           -            -           -           -           -
                                                   --------    --------     --------    --------     -------    --------

BALANCE  DECEMBER 31, 1997                         $ 47,554    $(11,787)    $ 47,554    $    (16)    $ 9,511    $  2,292
                                                   ========    ========     ========    ========     =======    ========

                    RESOURCES CAPITAL MANAGEMENT CORPORATION
                          CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                             INTERCOMPANY
                                                     RCMC    ELIMINATIONS
                                                    CONSOL.   & RECLASS.      RCMC       RCMCSC     RCMC, INC. RCMC I, INC.
                                                   --------  ------------   --------    --------    ---------- ------------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments          $     20    $      -     $      -    $     10     $     5    $      5
      Accounts and Notes receivable:
        Trade                                             -           -            -           -           -           -
        Other                                         3,071           -            -           -       3,071           -
        PSE&G                                             -           -            -           -           -           -
        PSEG                                              -           -            -           -           -           -
        Other associated companies                   66,582           -       52,256           -      14,326           -
      Notes receivable:
        Associated companies                              -           -            -           -           -           -
      Prepayments                                        74           -           14           -           -          60
                                                   --------    --------     --------    --------     -------    --------
 Total Current Assets                                69,747           -       52,270          10      17,402          65
                                                   --------    --------     --------    --------     -------    --------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                         -           -            -           -           -           -
      Other                                               -           -            -           -           -           -
      Accum. depr. and amortization                       -           -            -           -           -           -
      Valuation allowances                                -           -            -           -           -           -
                                                   --------    --------     --------    --------     -------    --------
 Property, Plant and Equipment-net                        -           -            -           -           -           -
                                                   --------    --------     --------    --------     -------    --------

INVESTMENTS
      Subsidiaries                                   11,770     (26,206)      37,976           -           -           -
      Capital lease agreements                      480,992           -      281,345           -      32,229     167,418
      Partnership interests                          39,177           -            -           -      39,177           -
      Corporate joint ventures                            -           -            -           -           -           -
      Securities                                          -           -            -           -           -           -
      Valuation allowances                                -           -            -           -           -           -
                                                   --------    --------     --------    --------     -------    --------
 Total Investments                                  531,939     (26,206)     319,321           -      71,406     167,418
                                                   --------    --------     --------    --------     -------    --------

OTHER ASSETS
      Other                                               -           -            -           -           -           -
                                                   --------    --------     --------    --------     -------    --------
 Total Other Assets                                       -           -            -           -           -           -
                                                   --------    --------     --------    --------     -------    --------

 TOTAL ASSETS                                      $601,686    $(26,206)    $371,591    $     10     $88,808    $167,483
                                                   ========    ========     ========    ========     =======    ========

                    RESOURCES CAPITAL MANAGEMENT CORPORATION
                          CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                             INTERCOMPANY
                                                     RCMC    ELIMINATIONS
                                                    CONSOL.   & RECLASS.      RCMC       RCMCSC     RCMC, INC. RCMC I, INC.
                                                   --------  ------------   --------    --------    ---------- -----------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                    $      -    $      -     $      -    $      -     $     -    $      -
          Taxes                                         414           -            -           -           -         414
          Other                                           8           -            8           -           -           -
          Interest                                      310           -            -           -         310           -
          Associated companies                       35,240           -          553          15           -      34,672
       Notes payable:
          PSEG Capital Corporation                   49,132           -       28,049           -           -      21,083
          Enterprise Capital Funding Corp.           32,996           -       18,841           -           -      14,155
          Enterprise Group Development Corp.              -           -            -           -           -           -
          Enterprise Diversified Holdings Inc.            -           -            -           -           -           -
          U.S.Energy Incorporated                         -           -            -           -           -           -
       Current portion of long-term debt                  -           -            -           -           -           -
                                                   --------    --------     --------    --------     -------    --------
 Total Current Liabilities                          118,100           -       47,451          15         310      70,324
                                                   --------    --------     --------    --------     -------    --------

TOTAL LONG-TERM DEBT                                      -           -            -           -           -           -
                                                   --------    --------     --------    --------     -------    --------

DEFERRED CREDITS
 Deferred income taxes                              370,302           -      222,625           -      38,196     109,481
 Deferred investment
   and energy tax credits                                 -           -            -           -           -           -
 Other                                                    -           -            -           -           -           -
                                                   --------    --------     --------    --------     -------    --------
 Total Deferred Credits                             370,302           -      222,625           -      38,196     109,481
                                                   --------    --------     --------    --------     -------    --------

STOCKHOLDER'S EQUITY
       Capital stock                                      2          (3)           2           1           1           1
       Contributed capital                           65,728     (14,416)      53,959          10      40,790     (14,615)
       Retained earnings                             47,554     (11,787)      47,554         (16)      9,511       2,292
                                                   --------    --------     --------    --------     -------    --------
 Total Stockholder's Equity                         113,284     (26,206)     101,515          (5)     50,302     (12,322)
                                                   --------    --------     --------    --------     -------    --------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                            $601,686    $(26,206)    $371,591    $     10     $88,808    $167,483
                                                   ========    ========     ========    ========     =======    ========

                 COMMUNITY ENERGY ALTERNATIVES INCORPORATED (CEA)
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                              INTERCOMPANY
                                                                   CEA        ELIMINATIONS                 CEA USA       CEA NJ
                                                                  CONSOL.      & RECLASS.      CEA         CONSOL.       CONSOL.
                                                                -----------    ---------    ---------    -----------    --------
REVENUES:
      Income from partnerships                                  $    78,814    $       -    $   1,698    $    53,792    $ 23,324
      Income from capital lease agreements                                -            -            -              -           -
      Unrealized gains (losses) on investments                            -            -            -              -           -
      Realized gains (losses) on investments                              -            -            -              -           -
      Interest and dividend income                                        -            -            -              -           -
      Other                                                          12,072         (405)         434          9,415       2,628
      Equity in subsidiary earnings                                       -      (14,881)      14,881              -           -
                                                                -----------    ---------    ---------    -----------    --------
Total revenues                                                       90,886      (15,286)      17,013         63,207      25,952
                                                                -----------    ---------    ---------    -----------    --------

OPERATING EXPENSES:
      Operation and maintenance                                       6,721        6,491            -            230           -
      Depreciation and amortization                                   1,597            -        1,057            536           4
      Administrative and general                                     37,533       (6,896)        (983)        38,597       6,815
                                                                -----------    ---------    ---------    -----------    --------
Total operating expenses                                             45,851         (405)          74         39,363       6,819
                                                                -----------    ---------    ---------    -----------    --------

OPERATING INCOME                                                     45,035      (14,881)      16,939         23,844      19,133
                                                                -----------    ---------    ---------    -----------    --------

OTHER INCOME
      Foreign currency Translation Gain/Loss                            685            -            -            685           -
                                                                -----------    ---------    ---------    -----------    --------
Total Other Income                                                      685            -            -            685           -
                                                                -----------    ---------    ---------    -----------    --------

INTEREST EXPENSE:
      PSEG Capital Corporation                                       10,950            -        9,261          1,262         427
      Enterprise Capital Funding Corp.                                7,567            -        6,711            641         215
      Other Associated Companies                                        113            -      (10,543)        10,656           -
      Other                                                           8,362            -          240          8,093          29
      Capitalized interest                                           (5,066)           -       (1,882)        (3,184)          -
                                                                -----------    ---------    ---------    -----------    --------
Net interest expense                                                 21,926            -        3,787         17,468         671
                                                                -----------    ---------    ---------    -----------    --------

INCOME BEFORE INCOME TAXES                                           23,794      (14,881)      13,152          7,061      18,462
                                                                -----------    ---------    ---------    -----------    --------

INCOME TAXES:
      Current                                                         4,059            -       (8,400)         6,027       6,432
      Deferred                                                        6,701            -        7,844         (2,260)      1,117
      Investment and energy tax credits - net                          (484)           -          (25)          (438)        (21)
                                                                -----------    ---------    ---------    -----------    --------
Total income taxes                                                   10,276            -         (581)         3,329       7,528
                                                                -----------    ---------    ---------    -----------    --------

MINORITY INTERESTS                                                     (215)           -            -           (215)          -
                                                                -----------    ---------    ---------    -----------    --------

INCOME FROM CONTINUING OPERATIONS                                    13,733      (14,881)      13,733          3,947      10,934
                                                                -----------    ---------    ---------    -----------    --------

DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes                  -            -            -              -           -
      Gain on Sale of Discontinued Operations - Net of Taxes              -            -            -              -           -
                                                                -----------    ---------    ---------    -----------    --------
INCOME FROM DISCONTINUED OPERATIONS                                       -            -            -              -           -
                                                                -----------    ---------    ---------    -----------    --------

NET INCOME                                                      $    13,733    $ (14,881)   $  13,733    $     3,947    $ 10,934
                                                                ===========    =========    =========    ===========    ========

               COMMUNITY ENERGY ALTERNATIVES INCORPORATED (CEA)
                 CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                    FOR THE YEAR ENDING DECEMBER 31, 1997
                               ($ IN THOUSANDS)


                                                                              INTERCOMPANY
                                                                   CEA        ELIMINATIONS                 CEA USA       CEA NJ
                                                                  CONSOL.      & RECLASS.      CEA         CONSOL.       CONSOL.
                                                                -----------    ---------    ---------    -----------    --------
BALANCE JANUARY 1, 1997                                         $    50,040    $  (9,677)   $  50,040    $     4,373    $  5,304

NET INCOME                                                           13,733    $ (14,881)      13,733          3,947      10,934

                                                                -----------    ---------    ---------    -----------    --------
           TOTAL                                                     63,773      (24,558)      63,773          8,320      16,238
                                                                -----------    ---------    ---------    -----------    --------

DIVIDENDS DECLARED                                                        -            -            -              -           -
                                                                -----------    ---------    ---------    -----------    --------

                                                                -----------    ---------    ---------    -----------    --------
BALANCE DECEMBER 31, 1997                                       $    63,773    $ (24,558)   $  63,773    $     8,320    $ 16,238
                                                                ===========    =========    =========    ===========    ========

               COMMUNITY ENERGY ALTERNATIVES INCORPORATED (CEA)
                         CONSOLIDATING BALANCE SHEET
                    FOR THE YEAR ENDING DECEMBER 31, 1997
                               ($ IN THOUSANDS)



                                                                              INTERCOMPANY
                                                                   CEA        ELIMINATIONS                 CEA USA       CEA NJ
                                                                  CONSOL.      & RECLASS.      CEA         CONSOL.       CONSOL.
                                                                -----------    ---------    ---------    -----------    --------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments                       $     2,236    $       -    $       -    $     2,236    $      -
      Accounts  and Notes receivable:
        Trade                                                        12,318            2          810         10,942         564
        Other                                                         1,153           (1)         173            981           -
        PSE&G                                                             -            -            -              -           -
        PSEG                                                              -            -            -              -           -
        Other associated companies                                        -     (403,800)     356,485         29,770      17,545
      Notes receivable:
        Associated companies                                              -            -            -              -           -
         Other                                                            -            -            -              -           -
      Interest receivable                                                17           (1)           -             18           -
      Prepayments                                                       507            -           77            419          11
                                                                -----------    ---------    ---------    -----------    --------
 Total Current Assets                                                16,231     (403,800)     357,545         44,366      18,120
                                                                -----------    ---------    ---------    -----------    --------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                                         -            -            -              -           -
      Other                                                           5,993           (1)       2,977          2,999          18
      Accum. depr. and amortization                                  (2,957)          (1)      (2,010)          (942)         (4)
      Valuation allowances                                                -            -            -              -           -
                                                                -----------    ---------    ---------    -----------    --------
 Property, Plant and Equipment-net                                    3,036           (2)         967          2,057          14
                                                                -----------    ---------    ---------    -----------    --------

INVESTMENTS
      Subsidiaries                                                        -     (487,410)     487,410              -           -
      Capital lease agreements                                            -            -            -              -           -
      Partnership interests                                         239,645            -        4,673        198,931      36,041
      Corporate joint ventures                                      884,898           (1)       3,480        881,419           -
      Securities                                                          -            -            -              -           -
      Valuation allowances                                                -            -            -              -           -
                                                                -----------    ---------    ---------    -----------    --------
 Total Investments                                                1,124,543     (487,411)     495,563      1,080,350      36,041
                                                                -----------    ---------    ---------    -----------    --------

OTHER ASSETS
      Other                                                          26,138            1       10,397         15,650          90
                                                                -----------    ---------    ---------    -----------    --------
 Total Other Assets                                                  26,138            1       10,397         15,650          90
                                                                -----------    ---------    ---------    -----------    --------

 TOTAL ASSETS                                                   $ 1,169,948    $(891,212)   $ 864,472    $ 1,142,423    $ 54,265
                                                                ===========    =========    =========    ===========    ========

               COMMUNITY ENERGY ALTERNATIVES INCORPORATED (CEA)
                         CONSOLIDATING BALANCE SHEET
                    FOR THE YEAR ENDING DECEMBER 31, 1997
                               ($ IN THOUSANDS)

                                                                              INTERCOMPANY
                                                                   CEA        ELIMINATIONS                 CEA USA       CEA NJ
                                                                  CONSOL.      & RECLASS.      CEA         CONSOL.       CONSOL.
                                                                -----------    ---------    ---------    -----------    --------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                                 $     5,809    $       -    $   1,341    $     4,388    $     80
          Taxes                                                       1,288            -           10            330         948
          Other                                                       7,293            -        3,325          3,878          90
          Interest                                                    4,636            -            -          4,636           -
          Associated companies                                       11,778     (413,793)      62,515        361,445       1,611
       Notes payable:
          PSEG Capital Corporation                                  257,512            -      238,267         14,693       4,552
          Enterprise Capital Funding Corp.                          172,898            -      159,977          9,865       3,056
          Enterprise Group Development Corp.                              -            -            -              -           -
          Enterprise Diversified Holdings Inc.                            -            -            -              -           -
          U.S.Energy Incorporated                                         -            -            -              -           -
       Current portion of long-term debt                             26,431            -            -         26,431           -
                                                                -----------    ---------    ---------    -----------    --------
 Total Current Liabilities                                          487,645     (413,793)     465,435        425,666      10,337
                                                                -----------    ---------    ---------    -----------    --------

TOTAL LONG-TERM DEBT                                                205,498        9,990            -        195,508           -
                                                                -----------    ---------    ---------    -----------    --------

DEFERRED CREDITS
 Deferred income taxes                                               66,118            1        6,386         47,332      12,399
 Deferred investment
   and energy tax credits                                             9,500            -          690          8,583         227
 Other                                                                6,829            -          727          4,544       1,558
                                                                -----------    ---------    ---------    -----------    --------
 Total Deferred Credits                                              82,447            1        7,803         60,459      14,184
                                                                -----------    ---------    ---------    -----------    --------

MINORITY INTEREST                                                     3,124            -            -          3,124           -
                                                                -----------    ---------    ---------    -----------    --------

STOCKHOLDER'S EQUITY
       Capital stock                                                 62,880          (20)      62,880             10          10
       Contributed capital                                          279,100     (477,351)     279,100        463,855      13,496
       Retained earnings                                             63,773      (24,558)      63,773          8,320      16,238
       Cumulative Translation Adjustment                            (14,519)      14,519      (14,519)       (14,519)          -
                                                                -----------    ---------    ---------    -----------    --------
 Total Stockholder's Equity                                         391,234     (487,410)     391,234        457,666      29,744
                                                                -----------    ---------    ---------    -----------    --------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                         $ 1,169,948    $(891,212)   $ 864,472    $ 1,142,423    $ 54,265
                                                                ===========    =========    =========    ===========    ========

                                     CEA USA
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                              INTERCOMPANY
                                                                  CEA USA     ELIMINATIONS     CEA           CEA          CEA
                                                                  CONSOL.      & RECLASS.      USA        Conemaugh      Tracy
                                                                -----------    ---------    ---------    -----------    --------
REVENUES:
      Income from partnerships                                  $    53,792    $       -    $  21,554    $         -    $      -
      Income from capital lease agreements                                -            -            -              -           -
      Unrealized gains (losses) on investments                            -            -            -              -           -
      Realized gains (losses) on investments                              -            -            -              -           -
      Interest and dividend income                                        -            -            -              -           -
      Other                                                           9,415            -            -              -         325
      Equity in subsidiary earnings                                       -        1,898       (1,898)             -           -
                                                                -----------    ---------    ---------    -----------    --------
Total revenues                                                       63,207        1,898       19,656              -         325
                                                                -----------    ---------    ---------    -----------    --------

OPERATING EXPENSES:
      Operation and maintenance                                         230            -            -              -           -
      Depreciation and amortization                                     536            -           35              -           -
      Administrative and general                                     38,597            -        4,744              -         735
                                                                -----------    ---------    ---------    -----------    --------
Total operating expenses                                             39,363            -        4,779              -         735
                                                                -----------    ---------    ---------    -----------    --------

OPERATING INCOME                                                     23,844        1,898       14,877              -        (410)
                                                                -----------    ---------    ---------    -----------    --------

OTHER INCOME
      Foreign currency Translation Gain/Loss                            685            -            -              -           -
                                                                -----------    ---------    ---------    -----------    --------
Total Other Income                                                      685            -            -              -           -
                                                                -----------    ---------    ---------    -----------    --------

INTEREST EXPENSE:
      PSEG Capital Corporation                                        1,262            -            -              -           -
      Enterprise Capital Funding Corp.                                  641            -            -              -           -
      Other Associated Companies                                     10,656            -       10,887              -           -
      Other                                                           8,093            -            -              -           -
      Capitalized interest                                           (3,184)           -       (3,182)             -           -
                                                                -----------    ---------    ---------    -----------    --------
Net interest expense                                                 17,468            -        7,705              -           -
                                                                -----------    ---------    ---------    -----------    --------

INCOME BEFORE INCOME TAXES                                            7,061        1,898        7,172              -        (410)
                                                                -----------    ---------    ---------    -----------    --------

INCOME TAXES:
      Current                                                         6,027            -        4,213           (749)        207
      Deferred                                                       (2,260)           -         (779)           749        (350)
      Investment and energy tax credits - net                          (438)           -         (209)             -           -
                                                                -----------    ---------    ---------    -----------    --------
Total income taxes                                                    3,329            -        3,225              -        (143)
                                                                -----------    ---------    ---------    -----------    --------

MINORITY INTERESTS                                                     (215)           -            -              -           -
                                                                -----------    ---------    ---------    -----------    --------

INCOME FROM CONTINUING OPERATIONS                                     3,947        1,898        3,947              -        (267)
                                                                -----------    ---------    ---------    -----------    --------

DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes                  -            -            -              -           -
      Gain on Sale of Discontinued Operations - Net of Taxes              -            -            -              -           -
                                                                -----------    ---------    ---------    -----------    --------
INCOME FROM DISCONTINUED OPERATIONS                                       -            -            -              -           -
                                                                -----------    ---------    ---------    -----------    --------

NET INCOME                                                      $     3,947    $   1,898    $   3,947    $         -    $   (267)
                                                                ===========    =========    =========    ===========    ========

                                     CEA USA
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                 CEA         CEA                     CEA       CEA
                                                               Project       GWF         CEA       Deblois    Mount
                                                               Services     CONSOL.    Leasing    Investment  Carmel
                                                               --------    --------    --------    -------   --------
REVENUES:
      Income from partnerships                                 $      -    $ 14,688    $      -    $     -   $   (769)
      Income from capital lease agreements                            -           -           -          -          -
      Unrealized gains (losses) on investments                        -           -           -          -          -
      Realized gains (losses) on investments                          -           -           -          -          -
      Interest and dividend income                                    -           -           -          -          -
      Other                                                           -           -           -          -          -
      Equity in subsidiary earnings                                   -           -           -          -          -
                                                               --------    --------    --------    -------   --------
Total revenues                                                        -      14,688           -          -       (769)
                                                               --------    --------    --------    -------   --------

OPERATING EXPENSES:
      Operation and maintenance                                       -           -           -          -          -
      Depreciation and amortization                                   -           -           -          -          -
      Administrative and general                                    208       1,285           -          -         51
                                                               --------    --------    --------    -------   --------
Total operating expenses                                            208       1,285           -          -         51
                                                               --------    --------    --------    -------   --------

OPERATING INCOME                                                   (208)     13,403           -          -       (820)
                                                               --------    --------    --------    -------   --------

OTHER INCOME
      Foreign currency Translation Gain/Loss                          -           -           -          -          -
                                                               --------    --------    --------    -------   --------
Total Other Income                                                    -           -           -          -          -
                                                               --------    --------    --------    -------   --------

INTEREST EXPENSE:
      PSEG Capital Corporation                                        -           -           -          -          -
      Enterprise Capital Funding Corp.                                -           -           -          -          -
      Other Associated Companies                                      -           -           -          -          -
      Other                                                           -           -           -          -          -
      Capitalized interest                                            -           -           -          -          -
                                                               --------    --------    --------    -------   --------
Net interest expense                                                  -           -           -          -          -
                                                               --------    --------    --------    -------   --------


INCOME BEFORE INCOME TAXES                                         (208)     13,403           -          -       (820)
                                                               --------    --------    --------    -------   --------

INCOME TAXES:
      Current                                                    (1,223)      5,283           1          -       (996)
      Deferred                                                    1,150         300          (1)         -        709
      Investment and energy tax credits - net                         -        (154)          -          -          -
                                                               --------    --------    --------    -------   --------
Total income taxes                                                  (73)      5,429           -          -       (287)
                                                               --------    --------    --------    -------   --------

MINORITY INTERESTS                                                    -           -           -          -          -
                                                               --------    --------    --------    -------   --------

INCOME FROM CONTINUING OPERATIONS                                  (135)      7,974           -          -       (533)
                                                               --------    --------    --------    -------   --------

DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes              -           -           -          -          -
      Gain on Sale of Discontinued Operations - Net of Taxes          -           -           -          -          -
                                                               --------    --------    --------    -------   --------
INCOME FROM DISCONTINUED OPERATIONS                                   -           -           -          -          -
                                                               --------    --------    --------    -------   --------

NET INCOME                                                     $   (135)   $  7,974    $      -    $     -   $   (533)
                                                               ========    ========    ========    =======   ========

                                     CEA USA
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                                  CEA
                                                                                  Stony      CEA      CEA
                                                                CEA      CEA      Brook     Stony    Kennedy
                                                               Mexico    Baja   Operators   Brook   Operators
                                                              -------   ------- ---------  -------  ---------
REVENUES:
      Income from partnerships                                $     -   $     -  $     -   $ 1,049   $     -
      Income from capital lease agreements                          -         -        -         -         -
      Unrealized gains (losses) on investments                      -         -        -         -         -
      Realized gains (losses) on investments                        -         -        -         -         -
      Interest and dividend income                                  -         -        -         -         -
      Other                                                         -         -    3,011         -     3,127
      Equity in subsidiary earnings                                 -         -        -         -         -
                                                              -------   -------  -------   -------   -------
Total revenues                                                      -         -    3,011     1,049     3,127
                                                              -------   -------  -------   -------   -------

OPERATING EXPENSES:
      Operation and maintenance                                     -         -      121         -       109
      Depreciation and amortization                                 -         -       28         -        13
      Administrative and general                                    -         -    1,950     1,448     2,428
                                                              -------   -------  -------   -------   -------
Total operating expenses                                            -         -    2,099     1,448     2,550
                                                              -------   -------  -------   -------   -------

OPERATING INCOME                                                    -         -      912      (399)      577
                                                              -------   -------  -------   -------   -------

OTHER INCOME
      Foreign currency Translation Gain/Loss                        -         -        -         -         -
                                                              -------   -------  -------   -------   -------
Total Other Income                                                  -         -        -         -         -
                                                              -------   -------  -------   -------   -------

INTEREST EXPENSE:
      PSEG Capital Corporation                                      -         -        -       114         -
      Enterprise Capital Funding Corp.                              -         -        -        58         -
      Other Associated Companies                                    -         -       (6)        -         -
      Other                                                         -         -        -         -         -
      Capitalized interest                                          -         -        -         -         -
                                                              -------   -------  -------   -------   -------
Net interest expense                                                -         -       (6)      172         -
                                                              -------   -------  -------   -------   -------

INCOME BEFORE INCOME TAXES                                          -         -      918      (571)      577
                                                              -------   -------  -------   -------   -------

INCOME TAXES:
      Current                                                       1         -      366      (332)      294
      Deferred                                                     (1)        -       10       132       (24)
      Investment and energy tax credits - net                       -         -        -         -         -
                                                              -------   -------  -------   -------   -------
Total income taxes                                                  -         -      376      (200)      270
                                                              -------   -------  -------   -------   -------

MINORITY INTERESTS                                                  -         -        -         -         -
                                                              -------   -------  -------   -------   -------

INCOME FROM CONTINUING OPERATIONS                                   -         -      542      (371)      307
                                                              -------   -------  -------   -------   -------

DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes            -         -        -         -         -
      Gain on Sale of Discontinued Operations - Net of Taxes        -         -        -         -         -
                                                              -------   -------  -------   -------   -------
INCOME FROM DISCONTINUED OPERATIONS                                 -         -        -         -         -
                                                              -------   -------  -------   -------   -------

NET INCOME                                                    $     -   $     -  $   542   $  (371)  $   307
                                                              =======   =======  =======   =======   =======

                                     CEA USA
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                                                     CEA
                                                                                         CEA         Asia        CEA
                                                                 CEA                International    Inc.       India
                                                                 KIAC       CEMAS      Services     CONSOL.      Inc.
                                                               --------    --------    --------    --------    -------
REVENUES:
      Income from partnerships                                 $ (1,745)   $  3,324    $      -    $  1,205    $     -
      Income from capital lease agreements                            -           -           -           -          -
      Unrealized gains (losses) on investments                        -           -           -           -          -
      Realized gains (losses) on investments                          -           -           -           -          -
      Interest and dividend income                                    -           -           -           -          -
      Other                                                           -         353           -       1,205          -
      Equity in subsidiary earnings                                   -           -           -           -          -
                                                               --------    --------    --------    --------    -------
Total revenues                                                   (1,745)      3,677           -       2,410          -
                                                               --------    --------    --------    --------    -------

OPERATING EXPENSES:
      Operation and maintenance                                       -           -           -           -          -
      Depreciation and amortization                                   -           -           -         295        161
      Administrative and general                                  4,320         432       2,316       9,798        277
                                                               --------    --------    --------    --------    -------
Total operating expenses                                          4,320         432       2,316      10,093        438
                                                               --------    --------    --------    --------    -------

OPERATING INCOME                                                 (6,065)      3,245      (2,316)     (7,683)      (438)
                                                               --------    --------    --------    --------    -------

OTHER INCOME
      Foreign currency Translation Gain/Loss                          -           -           -           -          -
                                                               --------    --------    --------    --------    -------
Total Other Income                                                    -           -           -           -          -
                                                               --------    --------    --------    --------    -------

INTEREST EXPENSE:
      PSEG Capital Corporation                                    1,148           -           -           -          -
      Enterprise Capital Funding Corp.                              583           -           -           -          -
      Other Associated Companies                                      -           -           -        (225)         -
      Other                                                          11           -           -          13          -
      Capitalized interest                                            -           -           -           -          -
                                                               --------    --------    --------    --------    -------
Net interest expense                                              1,742           -           -        (212)         -
                                                               --------    --------    --------    --------    -------

INCOME BEFORE INCOME TAXES                                       (7,807)      3,245      (2,316)     (7,471)      (438)
                                                               --------    --------    --------    --------    -------

INCOME TAXES:
      Current                                                    (1,666)        157        (737)       (103)      (188)
      Deferred                                                   (1,066)        489         (81)     (2,511)        35
      Investment and energy tax credits - net                         -           -           -           -          -
                                                               --------    --------    --------    --------    -------
Total income taxes                                               (2,732)        646        (818)     (2,614)      (153)
                                                               --------    --------    --------    --------    -------

MINORITY INTERESTS                                                    -           -           -           -          -
                                                               --------    --------    --------    --------    -------

INCOME FROM CONTINUING OPERATIONS                                (5,075)      2,599      (1,498)     (4,857)      (285)
                                                               --------    --------    --------    --------    -------

DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes              -           -           -           -          -
      Gain on Sale of Discontinued Operations - Net of Taxes          -           -           -           -          -
                                                               --------    --------    --------    --------    -------
INCOME FROM DISCONTINUED OPERATIONS                                   -           -           -           -          -
                                                               --------    --------    --------    --------    -------

NET INCOME                                                     $ (5,075)   $  2,599    $ (1,498)   $ (4,857)   $  (285)
                                                               ========    ========    ========    ========    =======

                                     CEA USA
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                   CEA
                                                               International      CEA          CEA          CEA           CEA
                                                                    Inc.          New        Hawaiian     Hawaiian      Kalaeloa
                                                                  CONSOL.      Hampshire       Mgt.      Investment       Inc.
                                                               -------------   ---------    ---------    -----------    --------
REVENUES:
      Income from partnerships                                  $     9,462    $   3,312    $      36    $     1,676    $      -
      Income from capital lease agreements                                -            -            -              -           -
      Unrealized gains (losses) on investments                            -            -            -              -           -
      Realized gains (losses) on investments                              -            -            -              -           -
      Interest and dividend income                                        -            -            -              -           -
      Other                                                           1,262          132            -              -           -
      Equity in subsidiary earnings                                       -            -            -              -           -
                                                                -----------    ---------    ---------    -----------    --------
Total revenues                                                       10,724        3,444           36          1,676           -
                                                                -----------    ---------    ---------    -----------    --------

OPERATING EXPENSES:
      Operation and maintenance                                           -            -            -              -           -
      Depreciation and amortization                                       4            -            -              -           -
      Administrative and general                                      8,266          339            -              -           -
                                                                -----------    ---------    ---------    -----------    --------
Total operating expenses                                              8,270          339            -              -           -
                                                                -----------    ---------    ---------    -----------    --------

OPERATING INCOME                                                      2,454        3,105           36          1,676           -
                                                                -----------    ---------    ---------    -----------    --------

OTHER INCOME
      Foreign currency Translation Gain/Loss                            685            -            -              -           -
                                                                -----------    ---------    ---------    -----------    --------
Total Other Income                                                      685            -            -              -           -
                                                                -----------    ---------    ---------    -----------    --------

INTEREST EXPENSE:
      PSEG Capital Corporation                                            -            -            -              -           -
      Enterprise Capital Funding Corp.                                    -            -            -              -           -
      Other Associated Companies                                          -            -            -              -           -
      Other                                                           8,069            -            -              -           -
      Capitalized interest                                               (2)           -            -              -           -
                                                                -----------    ---------    ---------    -----------    --------
Net interest expense                                                  8,067            -            -              -           -
                                                                -----------    ---------    ---------    -----------    --------

INCOME BEFORE INCOME TAXES                                           (4,928)       3,105           36          1,676           -
                                                                -----------    ---------    ---------    -----------    --------

INCOME TAXES:
      Current                                                          (343)       1,172           14            656           -
      Deferred                                                         (962)         (59)           -              -           -
      Investment and energy tax credits - net                             -          (75)           -              -           -
                                                                -----------    ---------    ---------    -----------    --------
Total income taxes                                                   (1,305)       1,038           14            656           -
                                                                -----------    ---------    ---------    -----------    --------

MINORITY INTERESTS                                                     (215)           -            -              -           -
                                                                -----------    ---------    ---------    -----------    --------

INCOME FROM CONTINUING OPERATIONS                                    (3,408)       2,067           22          1,020           -
                                                                -----------    ---------    ---------    -----------    --------

DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes                  -            -            -              -           -
      Gain on Sale of Discontinued Operations - Net of Taxes              -            -            -              -           -
                                                                -----------    ---------    ---------    -----------    --------
INCOME FROM DISCONTINUED OPERATIONS                                       -            -            -              -           -
                                                                -----------    ---------    ---------    -----------    --------

NET INCOME                                                      $    (3,408)   $   2,067    $      22    $     1,020    $      -
                                                                ===========    =========    =========    ===========    ========

                                     CEA USA
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                              INTERCOMPANY
                                                                  CEA USA     ELIMINATIONS     CEA           CEA          CEA
                                                                  CONSOL.      & RECLASS.      USA        Conemaugh      Tracy
                                                                -----------    ---------    ---------    -----------    --------
BALANCE JANUARY 1, 1997                                         $     4,373       16,952    $   4,373    $       (80)   $ (5,866)

NET INCOME                                                            3,947        1,898        3,947              -        (267)

                                                                -----------    ---------    ---------    -----------    --------
      TOTAL                                                           8,320       18,850        8,320            (80)     (6,133)
                                                                -----------    ---------    ---------    -----------    --------

DIVIDENDS DECLARED                                                        -            -            -              -          --
                                                                -----------    ---------    ---------    -----------    --------

                                                                -----------    ---------    ---------    -----------    --------
BALANCE DECEMBER 31, 1997                                       $     8,320    $  18,850    $   8,320    $       (80)   $ (6,133)
                                                                ===========    =========    =========    ===========    ========

                                     CEA USA
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                               CEA         CEA                     CEA       CEA
                             Project       GWF         CEA       Deblois    Mount       CEA      CEA
                             Services     CONSOL.    Leasing    Investment  Carmel     Mexico    Baja
                             --------    --------    --------    -------   --------   -------   -------
BALANCE JANUARY 1, 1997      $ (1,085)   $  6,080    $ (1,361)   $(2,533)  $ (1,859)  $    (5)  $  (885)

NET INCOME                       (135)      7,974           -          -       (533)        -         -

                             --------    --------    --------    -------   --------   -------   -------
       TOTAL                   (1,220)     14,054      (1,361)    (2,533)    (2,392)       (5)     (885)
                             --------    --------    --------    -------   --------   -------   -------

DIVIDENDS DECLARED                  -           -           -          -          -         -         -
                             --------    --------    --------    -------   --------   -------   -------


                             --------    --------    --------    -------   --------   -------   -------
BALANCE DECEMBER 31, 1997    $ (1,220)   $ 14,054    $ (1,361)   $(2,533)  $ (2,392)  $    (5)  $  (885)
                             ========    ========    ========    =======   ========   =======   =======

                                     CEA USA
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)


                              CEA
                              Stony      CEA      CEA                                 CEA
                              Brook     Stony    Kennedy      CEA                International
                            Operators   Brook   Operators     KIAC       CEMAS      Services
                            ---------  -------  ---------   --------    --------    --------
BALANCE JANUARY 1, 1997      $   616   $(1,667)  $ 1,686    $(10,343)   $  2,291    $ (2,334)

NET INCOME                       542      (371)      307      (5,075)      2,599      (1,498)

                             -------   -------   -------    --------    --------    --------
           TOTAL               1,158    (2,038)    1,993     (15,418)      4,890      (3,832)
                             -------   -------   -------    --------    --------    --------

DIVIDENDS DECLARED                 -         -         -           -           -
                             -------   -------   -------    --------    --------    --------

                             -------   -------   -------    --------    --------    --------
BALANCE DECEMBER 31, 1997    $ 1,158   $(2,038)  $ 1,993    $(15,418)   $  4,890    $ (3,832)
                             =======   =======   =======    ========    ========    ========

                                     CEA USA
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                    CEA                     CEA
                                    Asia        CEA     International      CEA          CEA          CEA
                                    Inc.       India         Inc.          New        Hawaiian     Hawaiian
                                   CONSOL.      Inc.       CONSOL.      Hampshire       Mgt.      Investment
                                  --------    -------   -------------   ---------    ---------    -----------
BALANCE JANUARY 1, 1997           $ (5,517)   $(1,578)   $        41    $   7,447    $       -    $         -

NET INCOME                          (4,857)      (285)        (3,408)       2,067           22          1,020

                                  --------    -------    -----------    ---------    ---------    -----------
       TOTAL                       (10,374)    (1,863)        (3,367)       9,514           22          1,020
                                  --------    -------    -----------    ---------    ---------    -----------

DIVIDENDS DECLARED                       -          -              -            -            -              -
                                  --------    -------    -----------    ---------    ---------    -----------

                                  --------    -------    -----------    ---------    ---------    -----------
BALANCE DECEMBER 31, 1997         $(10,374)   $(1,863)   $    (3,367)   $   9,514    $      22    $     1,020
                                  ========    =======    ===========    =========    =========    ===========

                                     CEA USA
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)



                                     CEA
                                   Kalaeloa
                                     Inc.
                                   --------
BALANCE JANUARY 1, 1997            $      -

NET INCOME                                -

                                   --------
       TOTAL                              -
                                   --------

DIVIDENDS DECLARED                        -
                                   --------

                                   --------
BALANCE DECEMBER 31, 1997          $      -
                                   ========

                                     CEA USA
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                              INTERCOMPANY
                                                                  CEA USA     ELIMINATIONS     CEA           CEA
                                                                  CONSOL.      & RECLASS.      USA        Conemaugh
                                                                -----------    ---------    ---------    -----------
ASSETS
CURRENT ASSETS
      Cash and temporary cash investments                       $     2,236    $       -    $      78    $         -
      Accounts  and Notes receivable:
        Trade                                                        10,942           (9)          45              -
        Other                                                           981            -            4              -
        PSE&G                                                             -            -            -              -
        PSEG                                                              -            -            -              -
        Other associated companies                                   29,770     (155,083)     105,916          4,260
      Notes receivable:
        Associated companies                                              -      (25,360)           -              -
         Other                                                            -            -            -              -
      Interest receivable                                                18            -            -              -
      Prepayments                                                       419            -          233             (1)
                                                                -----------    ---------    ---------    -----------
 Total Current Assets                                                44,366     (180,452)     106,276          4,259
                                                                -----------    ---------    ---------    -----------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                                         -            -            -              -
      Other                                                           2,999            -          597              -
      Accum. depr. and amortization                                    (942)           -          (35)             -
      Valuation allowances                                                -            -            -              -
                                                                -----------    ---------    ---------    -----------
 Property, Plant and Equipment-net                                    2,057            -          562              -
                                                                -----------    ---------    ---------    -----------

INVESTMENTS
      Subsidiaries                                                        -     (520,592)     520,574              -
      Capital lease agreements                                            -            -            -              -
      Partnership interests                                         198,931            -       56,765              2
      Corporate joint ventures                                      881,419            -        3,182              -
      Securities                                                          -            -            -              -
      Valuation allowances                                                -            -            -              -
                                                                -----------    ---------    ---------    -----------
 Total Investments                                                1,080,350     (520,592)     580,521              2
                                                                -----------    ---------    ---------    -----------

OTHER ASSETS
      Other                                                          15,650            -          197              -
                                                                -----------    ---------    ---------    -----------
 Total Other Assets                                                  15,650            -          197              -
                                                                -----------    ---------    ---------    -----------

 TOTAL ASSETS                                                   $ 1,142,423    $(701,044)   $ 687,556    $     4,261
                                                                ===========    =========    =========    ===========

                                     CEA USA
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                             CEA         CEA
                                                                 CEA       Project       GWF         CEA         CEA
                                                                Tracy      Services     CONSOL.    Leasing     Deblois
                                                               --------    --------    --------    --------    -------
ASSETS
CURRENT ASSETS
      Cash and temporary cash investments                      $      -    $      -    $      -    $      -    $     -
      Accounts  and Notes receivable:
        Trade                                                       125           -           -           -          -
        Other                                                         -           -           -           -          -
        PSE&G                                                         -           -           -           -          -
        PSEG                                                          -           -           -           -          -
        Other associated companies                                    3           -           -      40,807          -
      Notes receivable:
        Associated companies                                          -           -           -      25,360          -
         Other                                                        -           -           -           -          -
      Interest receivable                                             -           -           -           -          -
      Prepayments                                                     -           3           -           -          -
                                                               --------    --------    --------    --------    -------
 Total Current Assets                                               128           3           -      66,167          -
                                                               --------    --------    --------    --------    -------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                                     -           -           -           -          -
      Other                                                           -           -           -           -          -
      Accum. depr. and amortization                                   -           -           -           -          -
      Valuation allowances                                            -           -           -           -          -
                                                               --------    --------    --------    --------    -------
 Property, Plant and Equipment-net                                    -           -           -           -          -
                                                               --------    --------    --------    --------    -------

INVESTMENTS
      Subsidiaries                                                    -           -           -           -          -
      Capital lease agreements                                        -           -           -           -          -
      Partnership interests                                           -       7,580      42,350      (2,671)         -
      Corporate joint ventures                                        -           -           -           -          -
      Securities                                                      -           -           -           -          -
      Valuation allowances                                            -           -           -           -          -
                                                               --------    --------    --------    --------    -------
 Total Investments                                                    -       7,580      42,350      (2,671)         -
                                                               --------    --------    --------    --------    -------

OTHER ASSETS
      Other                                                           -           -           -           -          -
                                                               --------    --------    --------    --------    -------
 Total Other Assets                                                   -           -           -           -          -
                                                               --------    --------    --------    --------    -------

 TOTAL ASSETS                                                  $    128    $  7,583    $ 42,350    $ 63,496    $     -
                                                               ========    ========    ========    ========    =======

                                     CEA USA
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                                             CEA
                                                                CEA                         Stony      CEA
                                                               Mount      CEA       CEA     Brook     Stony
                                                               Carmel    Mexico    Baja   Operators   Brook
                                                              -------   -------   ------- ---------  -------
ASSETS
CURRENT ASSETS
      Cash and temporary cash investments                     $     -   $     -   $     -  $     -   $     -
      Accounts  and Notes receivable:
        Trade                                                       -         1         1      874         1
        Other                                                       -         -         -        8         -
        PSE&G                                                       -         -         -        -         -
        PSEG                                                        -         -         -        -         -
        Other associated companies                              1,220        10     2,647      339         -
      Notes receivable:
        Associated companies                                        -         -         -        -         -
         Other                                                      -         -         -        -         -
      Interest receivable                                           -         -         -        -         -
      Prepayments                                                   -         -         -       55         -
                                                              -------   -------   -------  -------   -------
 Total Current Assets                                           1,220        11     2,648    1,276         1
                                                              -------   -------   -------  -------   -------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                                   -         -         -        -         -
      Other                                                         -         -         -       35         -
      Accum. depr. and amortization                                 -         -         -      (13)        -
      Valuation allowances                                          -         -         -        -         -
                                                              -------   -------   -------  -------   -------
 Property, Plant and Equipment-net                                  -         -         -       22         -
                                                              -------   -------   -------  -------   -------

INVESTMENTS
      Subsidiaries                                                  -         -         -        -         -
      Capital lease agreements                                      -         -         -        -         -
      Partnership interests                                       198         -         -        -    11,164
      Corporate joint ventures                                      -         -         -        -         -
      Securities                                                    -         -         -        -         -
      Valuation allowances                                          -         -         -        -         -
                                                              -------   -------   -------  -------   -------
 Total Investments                                                198         -         -        -    11,164
                                                              -------   -------   -------  -------   -------

OTHER ASSETS
      Other                                                         -         -         -      124         -
                                                              -------   -------   -------  -------   -------
 Total Other Assets                                                 -         -         -      124         -
                                                              -------   -------   -------  -------   -------

 TOTAL ASSETS                                                 $ 1,418   $    11   $ 2,648  $ 1,422   $11,165
                                                              =======   =======   =======  =======   =======

                                     CEA USA
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                                                           CEA
                                                            CEA                                CEA         Asia
                                                           Kennedy     CEA                International    Inc.
                                                          Operators    KIAC       CEMAS      Services     CONSOL.
                                                          ---------  --------    --------    --------    --------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments                  $     -   $      -    $      -    $      -    $    854
      Accounts  and Notes receivable:
        Trade                                                  690          4          44         180       5,640
        Other                                                   27          -           -           -         529
        PSE&G                                                    -          -           -           -           -
        PSEG                                                     -          -           -           -           -
        Other associated companies                           1,425      1,214      15,143       1,928       1,870
      Notes receivable:
        Associated companies                                     -          -           -           -           -
         Other                                                   -          -           -           -           -
      Interest receivable                                        -          -           -           -           -
      Prepayments                                               60          -          24          11           3
                                                           -------   --------    --------    --------    --------
 Total Current Assets                                        2,202      1,218      15,211       2,119       8,896
                                                           -------   --------    --------    --------    --------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                                -          -           -           -           -
      Other                                                     46          -           -           -       1,633
      Accum. depr. and amortization                            (18)         -           -           -        (591)
      Valuation allowances                                       -          -           -           -           -
                                                           -------   --------    --------    --------    --------
 Property, Plant and Equipment-net                              28          -           -           -       1,042
                                                           -------   --------    --------    --------    --------

INVESTMENTS
      Subsidiaries                                               -          -          18           -           -
      Capital lease agreements                                   -          -           -           -           -
      Partnership interests                                      -     49,934           -           -           -
      Corporate joint ventures                                   -          -      22,077           -           -
      Securities                                                 -          -           -           -           -
      Valuation allowances                                       -          -           -           -           -
                                                           -------   --------    --------    --------    --------
 Total Investments                                               -     49,934      22,095           -           -
                                                           -------   --------    --------    --------    --------

OTHER ASSETS
      Other                                                    119          -           -         885         425
                                                           -------   --------    --------    --------    --------
 Total Other Assets                                            119          -           -         885         425
                                                           -------   --------    --------    --------    --------

 TOTAL ASSETS                                              $ 2,349   $ 51,152    $ 37,306    $  3,004    $ 10,363
                                                           =======   ========    ========    ========    ========

                                     CEA USA
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                              CEA
                                                CEA      International      CEA          CEA          CEA           CEA
                                               India          Inc.          New        Hawaiian     Hawaiian      Kalaeloa
                                                Inc.        CONSOL.      Hampshire       Mgt.      Investment       Inc.
                                              -------    -------------   ---------    ---------    -----------    --------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments     $   439     $       865    $       -    $       -    $         -    $      -
      Accounts  and Notes receivable:
        Trade                                       1           3,343            -            1              -           1
        Other                                     230             183            -            -              -           -
        PSE&G                                       -               -            -            -              -           -
        PSEG                                        -               -            -            -              -           -
        Other associated companies              2,717             138        4,678           40            498           -
      Notes receivable:
        Associated companies                        -               -            -            -              -           -
         Other                                      -               -            -            -              -           -
      Interest receivable                           -              18            -            -              -           -
      Prepayments                                  23               8            -            -              -           -
                                              -------     -----------    ---------    ---------    -----------    --------
 Total Current Assets                           3,410           4,555        4,678           41            498           1
                                              -------     -----------    ---------    ---------    -----------    --------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                   -               -            -            -              -           -
      Other                                       534             154            -            -              -           -
      Accum. depr. and amortization              (280)             (5)           -            -              -           -
      Valuation allowances                          -               -            -            -              -           -
                                              -------     -----------    ---------    ---------    -----------    --------
 Property, Plant and Equipment-net                254             149            -            -              -           -
                                              -------     -----------    ---------    ---------    -----------    --------

INVESTMENTS
      Subsidiaries                                  -               -            -            -              -           -
      Capital lease agreements                      -               -            -            -              -           -
      Partnership interests                         -               -        6,584          521         26,504           -
      Corporate joint ventures                      -         856,160            -            -              -           -
      Securities                                    -               -            -            -              -           -
      Valuation allowances                          -               -            -            -              -           -
                                              -------     -----------    ---------    ---------    -----------    --------
 Total Investments                                  -         856,160        6,584          521         26,504           -
                                              -------     -----------    ---------    ---------    -----------    --------

OTHER ASSETS
      Other                                       221          13,679            -            -              -           -
                                              -------     -----------    ---------    ---------    -----------    --------
 Total Other Assets                               221          13,679            -            -              -           -
                                              -------     -----------    ---------    ---------    -----------    --------

 TOTAL ASSETS                                 $ 3,885     $   874,543    $  11,262    $     562    $    27,002    $      1
                                              =======     ===========    =========    =========    ===========    ========

                                     CEA USA
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                              INTERCOMPANY
                                                                  CEA USA     ELIMINATIONS     CEA           CEA
                                                                  CONSOL.      & RECLASS.      USA        Conemaugh
                                                                -----------    ---------    ---------    -----------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                                 $     4,388    $       -    $     194    $         -
          Taxes                                                         330            -         (410)            (4)
          Other                                                       3,878            -        1,014              -
          Interest                                                    4,636            -            -              -
          Associated companies                                      361,445     (155,083)     180,396              -
       Notes payable:
          PSEG Capital Corporation                                   14,693            -            -              -
          Enterprise Capital Funding Corp.                            9,865            -            -              -
          Enterprise Group Development Corp.                              -            -            -              -
          Enterprise Diversified Holdings Inc.                            -            -            -              -
          Other Associated companies                                      -      (25,360)           -              -
          U.S.Energy Incorporated                                         -            -            -              -
       Current portion of long-term debt                             26,431            -            -              -
                                                                -----------    ---------    ---------    -----------
 Total Current Liabilities                                          425,666     (180,443)     181,194             (4)
                                                                -----------    ---------    ---------    -----------
TOTAL LONG-TERM DEBT                                                195,508            -            -              -
                                                                -----------    ---------    ---------    -----------

DEFERRED CREDITS
 Deferred income taxes                                               47,332            -       40,661          4,340
 Deferred investment
   and energy tax credits                                             8,583            -        8,026              -
 Other                                                                4,544            -            -              -
                                                                -----------    ---------    ---------    -----------
 Total Deferred Credits                                              60,459            -       48,687          4,340
                                                                -----------    ---------    ---------    -----------
MINORITY INTEREST                                                     3,124          (18)           -              -
                                                                -----------    ---------    ---------    -----------

STOCKHOLDER'S EQUITY
       Capital stock                                                     10          (45)          10              5
       Stock Subs Payable                                                 -           (9)           9              -
       Contributed capital                                          463,855     (553,898)     463,855              -
       Retained earnings                                              8,320       18,850        8,320            (80)
       Cumulative Translation Adjustment                            (14,519)      14,519      (14,519)             -
                                                                -----------    ---------    ---------    -----------
 Total Stockholder's Equity                                         457,666     (520,583)     457,675            (75)
                                                                -----------    ---------    ---------    -----------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                         $ 1,142,423    $(701,044)   $ 687,556    $     4,261
                                                                ===========    =========    =========    ===========

                                     CEA USA
                          CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                             CEA         CEA
                                                                 CEA       Project       GWF         CEA         CEA
                                                                Tracy      Services     CONSOL.    Leasing     Deblois
                                                               --------    --------    --------    --------    -------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                                $      -    $      -    $      -    $      -    $     -
          Taxes                                                      (2)          1         222          (1)         -
          Other                                                       -           -           -           -          -
          Interest                                                    -           -           -           -          -
          Associated companies                                    1,462       7,741      28,209       8,897      2,528
       Notes payable:
          PSEG Capital Corporation                                    -           -           -      14,693          -
          Enterprise Capital Funding Corp.                            -           -           -       9,865          -
          Enterprise Group Development Corp.                          -           -           -           -          -
          Enterprise Diversified Holdings Inc.                        -           -           -           -          -
          Other Associated companies                                  -           -           -           -          -
          U.S.Energy Incorporated                                     -           -           -           -          -
       Current portion of long-term debt                              -           -           -           -          -
                                                               --------    --------    --------    --------    -------
 Total Current Liabilities                                        1,460       7,742      28,431      33,454      2,528
                                                               --------    --------    --------    --------    -------


TOTAL LONG-TERM DEBT                                                  -           -           -           -          -
                                                               --------    --------    --------    --------    -------


DEFERRED CREDITS
 Deferred income taxes                                            1,466       1,056          33        (541)         -
 Deferred investment
   and energy tax credits                                             -           -        (173)          -          -
 Other                                                            3,330           -           -           -          -
                                                               --------    --------    --------    --------    -------
 Total Deferred Credits                                           4,796       1,056        (140)       (541)         -
                                                               --------    --------    --------    --------    -------


MINORITY INTEREST                                                     -           -           -           -          -
                                                               --------    --------    --------    --------    -------



STOCKHOLDER'S EQUITY
       Capital stock                                                  5           5           5           5          5
       Stock Subs Payable                                             -           -           -           -          -
       Contributed capital                                            -           -           -      31,939          -
       Retained earnings                                         (6,133)     (1,220)     14,054      (1,361)    (2,533)
       Cumulative Translation Adjustment                              -           -           -           -          -
                                                               --------    --------    --------    --------    -------
 Total Stockholder's Equity                                      (6,128)     (1,215)     14,059      30,583     (2,528)
                                                               --------    --------    --------    --------    -------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                        $    128    $  7,583    $ 42,350    $ 63,496    $     -
                                                               ========    ========    ========    ========    =======

                                     CEA USA
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                                             CEA
                                                                CEA                         Stony      CEA
                                                               Mount      CEA      CEA      Brook     Stony
                                                               Carmel    Mexico    Baja   Operators   Brook
                                                              -------   -------   ------- ---------  -------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                               $     -   $     -   $     -  $    23   $     -
          Taxes                                                    (7)        -         -       45        59
          Other                                                     -         -         -      151         -
          Interest                                                  -         -         -        -         -
          Associated companies                                  2,606        15         1       29     1,789
       Notes payable:
          PSEG Capital Corporation                                  -         -         -        -         -
          Enterprise Capital Funding Corp.                          -         -         -        -         -
          Enterprise Group Development Corp.                        -         -         -        -         -
          Enterprise Diversified Holdings Inc.                      -         -         -        -         -
          Other Associated companies                                -         -         -        -     7,835
          U.S.Energy Incorporated                                   -         -         -        -         -
       Current portion of long-term debt                            -         -         -        -         -
                                                              -------   -------   -------  -------   -------
 Total Current Liabilities                                      2,599        15         1      248     9,683
                                                              -------   -------   -------  -------   -------

TOTAL LONG-TERM DEBT                                                -         -         -        -         -

                                                              -------   -------   -------  -------   -------

DEFERRED CREDITS
 Deferred income taxes                                          2,795         -      (169)      15       256
 Deferred investment
   and energy tax credits                                           -         -         -        -         -
 Other                                                              -         -         -        -         -
                                                              -------   -------   -------  -------   -------
 Total Deferred Credits                                         2,795         -      (169)      15       256
                                                              -------   -------   -------  -------   -------

MINORITY INTEREST                                                   -         -         -        -         -
                                                              -------   -------   -------  -------   -------


STOCKHOLDER'S EQUITY
       Capital stock                                                -         1         1        1         1
       Stock Subs Payable                                           -         -         -        -         -
       Contributed capital                                     (1,584)        -     3,700        -     3,263
       Retained earnings                                       (2,392)       (5)     (885)   1,158    (2,038)
       Cumulative Translation Adjustment                            -         -         -        -         -
                                                              -------   -------   -------  -------   -------
 Total Stockholder's Equity                                    (3,976)       (4)    2,816    1,159     1,226
                                                              -------   -------   -------  -------   -------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                       $ 1,418   $    11   $ 2,648  $ 1,422   $11,165
                                                              =======   =======   =======  =======   =======

                                     CEA USA
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                                                              CEA
                                                               CEA                                CEA         Asia
                                                              Kennedy     CEA                International    Inc.
                                                             Operators    KIAC       CEMAS      Services     CONSOL.
                                                             ---------  --------    --------    --------    --------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                               $    28   $      -    $      -    $      -    $  1,321
          Taxes                                                    95        205           -           -          17
          Other                                                   167          -           -       2,440         106
          Interest                                                  -          -           -           -           -
          Associated companies                                     54     40,013           1       3,393      19,499
       Notes payable:
          PSEG Capital Corporation                                  -          -           -           -           -
          Enterprise Capital Funding Corp.                          -          -           -           -           -
          Enterprise Group Development Corp.                        -          -           -           -           -
          Enterprise Diversified Holdings Inc.                      -          -           -           -           -
          Other Associated companies                                -     17,525           -           -           -
          U.S.Energy Incorporated                                   -          -           -           -           -
       Current portion of long-term debt                            -          -           -           -           -
                                                              -------   --------    --------    --------    --------
 Total Current Liabilities                                        344     57,743           1       5,833      20,943
                                                              -------   --------    --------    --------    --------


TOTAL LONG-TERM DEBT                                                -          -           -           -           -
                                                              -------   --------    --------    --------    --------


DEFERRED CREDITS
 Deferred income taxes                                             10        327       1,228        (236)     (4,006)
 Deferred investment
   and energy tax credits                                           -          -           -           -           -
 Other                                                              1          -       1,048          39           -
                                                              -------   --------    --------    --------    --------
 Total Deferred Credits                                            11        327       2,276        (197)     (4,006)
                                                              -------   --------    --------    --------    --------


MINORITY INTEREST                                                   -          -           -           -           -
                                                              -------   --------    --------    --------    --------


STOCKHOLDER'S EQUITY
       Capital stock                                                1          1           -           -           -
       Stock Subs Payable                                           -          -           -           -           -
       Contributed capital                                          -      8,499      30,139       1,200       3,800
       Retained earnings                                        1,993    (15,418)      4,890      (3,832)    (10,374)
       Cumulative Translation Adjustment                            -          -           -           -           -
                                                              -------   --------    --------    --------    --------
 Total Stockholder's Equity                                     1,994     (6,918)     35,029      (2,632)     (6,574)
                                                              -------   --------    --------    --------    --------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                       $ 2,349   $ 51,152    $ 37,306    $  3,004    $ 10,363
                                                              =======   ========    ========    ========    ========

                                    CEA USA
                          CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                               CEA
                                                   CEA     International      CEA          CEA          CEA           CEA
                                                  India         Inc.          New        Hawaiian     Hawaiian      Kalaeloa
                                                   Inc.       CONSOL.      Hampshire       Mgt.      Investment       Inc.
                                                 -------   -------------   ---------    ---------    -----------    --------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                  $    72    $     2,750    $       -    $       -    $         -    $      -
          Taxes                                        -              -            -            3            107           -
          Other                                        -              -            -            -              -           -
          Interest                                     -          4,636            -            -              -           -
          Associated companies                     5,973        213,860           62            -              -           -
       Notes payable:
          PSEG Capital Corporation                     -              -            -            -              -           -
          Enterprise Capital Funding Corp.             -              -            -            -              -           -
          Enterprise Group Development Corp.           -              -            -            -              -           -
          Enterprise Diversified Holdings Inc.         -              -            -            -              -           -
          Other Associated companies                   -              -            -            -              -           -
          U.S.Energy Incorporated                      -              -            -            -              -           -
       Current portion of long-term debt               -         26,431            -            -              -           -
                                                 -------    -----------    ---------    ---------    -----------    --------
 Total Current Liabilities                         6,045        247,677           62            3            107           -
                                                 -------    -----------    ---------    ---------    -----------    --------


TOTAL LONG-TERM DEBT                                   -        195,508            -            -              -           -
                                                 -------    -----------    ---------    ---------    -----------    --------


DEFERRED CREDITS
 Deferred income taxes                              (298)          (556)         951            -              -           -
 Deferred investment
   and energy tax credits                              -              -          730            -              -           -
 Other                                                 -            126            -            -              -           -
                                                 -------    -----------    ---------    ---------    -----------    --------
 Total Deferred Credits                             (298)          (430)       1,681            -              -           -
                                                 -------    -----------    ---------    ---------    -----------    --------


MINORITY INTEREST                                      -          3,142            -            -              -           -
                                                 -------    -----------    ---------    ---------    -----------    --------


STOCKHOLDER'S EQUITY
       Capital stock                                   1              1            5            1              -           1
       Stock Subs Payable                              -              -            -            -              -           -
       Contributed capital                             -        446,531            -          536         25,875           -
       Retained earnings                          (1,863)        (3,367)       9,514           22          1,020           -
       Cumulative Translation Adjustment               -        (14,519)           -            -              -           -
                                                 -------    -----------    ---------    ---------    -----------    --------
 Total Stockholder's Equity                       (1,862)       428,646        9,519          559         26,895           1
                                                 -------    -----------    ---------    ---------    -----------    --------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                          $ 3,885    $   874,543    $  11,262    $     562    $    27,002    $      1
                                                 =======    ===========    =========    =========    ===========    ========

                             CEA INTERNATIONAL INC.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                               CEA                                           CEA           CEA
                                                           International   INTERCOMPANY        CEA        Americas     Americas
                                                              Inc.         ELIMINATIONS     International   Inc.        Services
                                                             CONSOL.        & RECLASS.         Inc.        CONSOL.        Inc.
                                                           ------------    --------------   -----------   ----------   ------------
REVENUES:
      Income from partnerships                                 $ 9,462               $ -           $ -      $ 6,161            $ -
      Income from capital lease agreements                           -                 -             -            -              -
      Unrealized gains (losses) on investments                       -                 -             -            -              -
      Realized gains (losses) on investments                         -                 -             -            -              -
      Interest and dividend income                                   -                 -             -            -              -
      Other                                                     1,262                  -             -        1,262              -
      Equity in subsidiary earnings                                  -             3,401        (3,401)           -              -
                                                           ------------    --------------   -----------   ----------   ------------
Total revenues                                                  10,724             3,401        (3,401)       7,423              -
                                                           ------------    --------------   -----------   ----------   ------------

OPERATING EXPENSES:
      Operation and maintenance                                      -                 -             -            -              -
      Depreciation and amortization                                  4                 -             -            -              1
      Administrative and general                                 8,266                 -            11          232            262
                                                           ------------    --------------   -----------   ----------   ------------
Total operating expenses                                         8,270                 -            11          235            263
                                                           ------------    --------------   -----------   ----------   ------------

OPERATING INCOME                                                 2,454             3,401        (3,412)       7,188           (263)
                                                           ------------    --------------   -----------   ----------   ------------

OTHER INCOME
      Foreign currency Translation Gain/Loss                       685                 -             -          685              -
                                                           ------------    --------------   -----------   ----------   ------------
Total Other Income                                                 685                 -             -          685              -
                                                           ------------    --------------   -----------   ----------   ------------

INTEREST EXPENSE:
      PSEG Capital Corporation                                       -                 -             -            -              -
      Enterprise Capital Funding Corp.                               -                 -             -            -              -
      Other Associated Companies                                     -                 -             -            1              -
      Other                                                      8,069                 -             -        8,066              -
      Capitalized interest                                          (2)                -             -           (1)             -
                                                           ------------    --------------   -----------   ----------   ------------
Net interest expense                                             8,067                 -             -        8,066              -
                                                           ------------    --------------   -----------   ----------   ------------

INCOME BEFORE INCOME TAXES                                      (4,928)            3,401        (3,412)        (193)          (263)
                                                           ------------    --------------   -----------   ----------   ------------

INCOME TAXES:
      Current                                                     (343)                -            (5)          (5)           (15)
      Deferred                                                    (962)                -             1           12            (77)
      Investment and energy tax credits - net                        -                 -             -            -              -
                                                           ------------    --------------   -----------   ----------   ------------
Total income taxes                                              (1,305)                -            (4)           7            (92)
                                                           ------------    --------------   -----------   ----------   ------------

MINORITY INTERESTS                                                (215)                -             -         (215)             -
                                                           ------------    --------------   -----------   ----------   ------------

INCOME FROM CONTINUING OPERATIONS                               (3,408)            3,401        (3,408)          15           (171)
                                                           ------------    --------------   -----------   ----------   ------------

DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes             -                 -             -            -              -
      Gain on Sale of Discontinued Operations - Net of Taxes         -                 -             -            -              -
                                                           ------------    --------------   -----------   ----------   ------------
INCOME FROM DISCONTINUED OPERATIONS                                  -                 -             -            -              -
                                                           ------------    --------------   -----------   ----------   ------------

NET INCOME                                                     $(3,408)          $ 3,401      $ (3,408)        $ 15         $ (171)
                                                           ============    ==============   ===========   ==========   ============

                             CEA INTERNATIONAL INC.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                            CEA
                                                                           Bermuda          CEA                             CEA
                                                               CEA         Holdings        China           CEA            Salalah
                                                              Barka        II Ltd.         Inc.           Elcho            Inc.
                                                              Inc.         CONSOL.        CONSOL.        CONSOL.          CONSOL.
                                                            -----------   -----------   ------------   -------------    ------------
REVENUES:
      Income from partnerships                                     $ -           $ -        $ 3,301             $ -             $ -
      Income from capital lease agreements                           -             -              -               -               -
      Unrealized gains (losses) on investments                       -             -              -               -               -
      Realized gains (losses) on investments                         -             -              -               -               -
      Interest and dividend income                                   -             -              -               -               -
      Other                                                          -             -              -               -               -
      Equity in subsidiary earnings                                  -             -              -               -               -
                                                            -----------   -----------   ------------   -------------    ------------
Total revenues                                                       -             -          3,301               -               -
                                                            -----------   -----------   ------------   -------------    ------------

OPERATING EXPENSES:
      Operation and maintenance                                      -             -              -               -               -
      Depreciation and amortization                                  -             -              -               -               -
      Administrative and general                                     3         3,932          2,963             366               4
                                                            -----------   -----------   ------------   -------------    ------------
Total operating expenses                                             3         3,932          2,963             366               4
                                                            -----------   -----------   ------------   -------------    ------------

OPERATING INCOME                                                    (3)       (3,932)           338            (366)             (4)
                                                            -----------   -----------   ------------   -------------    ------------

OTHER INCOME
      Foreign currency Translation Gain/Loss                         -             -              -               -               -
                                                            -----------   -----------   ------------   -------------    ------------
Total Other Income                                                   -             -              -               -               -
                                                            -----------   -----------   ------------   -------------    ------------

INTEREST EXPENSE:
      PSEG Capital Corporation                                       -             -              -               -               -
      Enterprise Capital Funding Corp.                               -             -              -               -               -
      Other Associated Companies                                     -            (1)             -               -               -
      Other                                                          -             -              2               1               -
      Capitalized interest                                           -             -              -               -              (1)
                                                            -----------   -----------   ------------   -------------    ------------
Net interest expense                                                 -            (1)             2               1              (1)
                                                            -----------   -----------   ------------   -------------    ------------

INCOME BEFORE INCOME TAXES                                          (3)       (3,931)           336            (367)             (3)
                                                            -----------   -----------   ------------   -------------    ------------

INCOME TAXES:
      Current                                                       (1)            -           (597)            282              (1)
      Deferred                                                       -        (1,376)         1,041            (411)              -
      Investment and energy tax credits - net                        -             -              -               -               -
                                                            -----------   -----------   ------------   -------------    ------------
Total income taxes                                                  (1)       (1,376)           444            (129)             (1)
                                                            -----------   -----------   ------------   -------------    ------------

MINORITY INTERESTS                                                   -             -              -               -               -
                                                            -----------   -----------   ------------   -------------    ------------

INCOME FROM CONTINUING OPERATIONS                                   (2)       (2,555)          (108)           (238)             (2)
                                                            -----------   -----------   ------------   -------------    ------------

DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes             -             -              -               -               -
      Gain on Sale of Discontinued Operations - Net of Taxes         -             -              -               -               -
                                                            -----------   -----------   ------------   -------------    ------------
INCOME FROM DISCONTINUED OPERATIONS                                  -             -              -               -               -
                                                            -----------   -----------   ------------   -------------    ------------

NET INCOME                                                        $ (2)     $ (2,555)        $ (108)         $ (238)           $ (2)
                                                            ===========   ===========   ============   =============    ============

                             CEA INTERNATIONAL INC.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                                          CEA                CEA
                                                             ECI                         Kannur            Bermuda
                                                          International     CEA          Energy            Holdings
                                                          Development      Ltd.           Inc.              Inc.
                                                          -----------   ------------  -------------        --------
REVENUES:
      Income from partnerships                                   $ -            $ -            $ -             $ -
      Income from capital lease agreements                         -              -              -               -
      Unrealized gains (losses) on investments                     -              -              -               -
      Realized gains (losses) on investments                       -              -              -               -
      Interest and dividend income                                 -              -              -               -
      Other                                                        -              -              -               -
      Equity in subsidiary earnings                                -              -              -               -
                                                          -----------   ------------  -------------        --------
Total revenues                                                     -              -              -               -
                                                          -----------   ------------  -------------        --------

OPERATING EXPENSES:
      Operation and maintenance                                    -              -              -               -
      Depreciation and amortization                                -              3              -               -
      Administrative and general                                   -            487              -               3
                                                          -----------   ------------  -------------        --------
Total operating expenses                                           -            490              -               3
                                                          -----------   ------------  -------------        --------

OPERATING INCOME                                                   -           (490)             -              (3)
                                                          -----------   ------------  -------------        --------

OTHER INCOME
      Foreign currency Translation Gain/Loss                       -              -              -               -
                                                          -----------   ------------  -------------        --------
Total Other Income                                                 -              -              -               -
                                                          -----------   ------------  -------------        --------

INTEREST EXPENSE:
      PSEG Capital Corporation                                     -              -              -               -
      Enterprise Capital Funding Corp.                             -              -              -               -
      Other Associated Companies                                   -              -              -               -
      Other                                                        -              -              -               -
      Capitalized interest                                         -              -              -               -
                                                          -----------   ------------  -------------        --------
Net interest expense                                               -              -              -               -
                                                          -----------   ------------  -------------        --------

INCOME BEFORE INCOME TAXES                                         -           (490)             -              (3)
                                                          -----------   ------------  -------------        --------

INCOME TAXES:
      Current                                                      -              -              -              (1)
      Deferred                                                     -           (152)             -               -
      Investment and energy tax credits - net                      -              -              -               -
                                                          -----------   ------------  -------------        --------
Total income taxes                                                 -           (152)             -              (1)
                                                          -----------   ------------  -------------        --------

MINORITY INTERESTS                                                 -              -              -               -
                                                          -----------   ------------  -------------        --------

INCOME FROM CONTINUING OPERATIONS                                  -           (338)             -              (2)
                                                          -----------   ------------  -------------        --------

DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes           -              -              -               -
      Gain on Sale of Discontinued Operations - Net of Taxes       -              -              -               -
                                                          -----------   ------------  -------------        --------
INCOME FROM DISCONTINUED OPERATIONS                                -              -              -               -
                                                          -----------   ------------  -------------        --------

NET INCOME                                                       $ -         $ (338)           $ -            $ (2)
                                                          ===========   ============  =============        ========

                             CEA INTERNATIONAL INC.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                               CEA                                           CEA
                                                           International   INTERCOMPANY        CEA        Americas
                                                              Inc.         ELIMINATIONS     International   Inc.
                                                             CONSOL.        & RECLASS.         Inc.        CONSOL.
                                                           ------------    --------------   -----------   ----------
      BALANCE JANUARY 1, 1997                                       41             $ (55)         $ 41        $ (17)

      NET INCOME                                                (3,408)            3,401        (3,408)          15

                                                           ------------    --------------   -----------   ----------
                 TOTAL                                          (3,367)            3,346        (3,367)          (2)
                                                           ------------    --------------   -----------   ----------

      DIVIDENDS DECLARED                                             -                 -             -            -
                                                           ------------    --------------   -----------   ----------


                                                           ------------    --------------   -----------   ----------
      BALANCE  DECEMBER 31, 1997                                (3,367)          $ 3,346      $ (3,367)        $ (2)
                                                           ============    ==============   ===========   ==========

                             CEA INTERNATIONAL INC.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                                           CEA
                                                               CEA                       Bermuda          CEA
                                                           Americas          CEA         Holdings        China
                                                            Services        Barka         II Ltd.        Inc.
                                                              Inc.           Inc.        CONSOL.        CONSOL.
                                                           ------------   -----------   -----------   -------------
      BALANCE  JANUARY 1, 1997                                   $ (63)                        $ -           $ 324

      NET INCOME                                                  (171)           (2)       (2,555)           (108)

                                                           ------------   -----------   -----------   -------------
                 TOTAL                                            (234)           (2)       (2,555)            216
                                                           ------------   -----------   -----------   -------------

      DIVIDENDS DECLARED                                             -             -             -               -
                                                           ------------   -----------   -----------   -------------


                                                           ------------   -----------   -----------   -------------
      BALANCE  DECEMBER 31, 1997                                $ (234)         $ (2)     $ (2,555)          $ 216
                                                           ============   ===========   ===========   =============

                             CEA INTERNATIONAL INC.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                                                                   CEA
                                                      CEA             CEA            ECI                         Kannur
                                                     Elcho          Salalah       International     CEA          Energy
                                                    CONSOL.          Inc.         Development       Ltd.          Inc.
                                                  -------------   ------------    -----------    -----------   ------------
      BALANCE  JANUARY 1, 1997                          $ (189)           $ -            $ -            $ -            $ -

      NET INCOME                                          (238)            (2)             -           (338)             -

                                                  -------------   ------------    -----------    -----------   ------------
                 TOTAL                                    (427)            (2)             -           (338)             -
                                                  -------------   ------------    -----------    -----------   ------------

      DIVIDENDS DECLARED                                     -              -              -              -              -
                                                  -------------   ------------    -----------    -----------   ------------


                                                  -------------   ------------    -----------    -----------   ------------
      BALANCE  DECEMBER 31, 1997                        $ (427)          $ (2)           $ -         $ (338)           $ -
                                                  =============   ============    ===========    ===========   ============

                             CEA INTERNATIONAL INC.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)


                                                                        CEA
                                                                       Bermuda
                                                                       Holdings
                                                                        Inc.
                                                                       -------
      BALANCE  JANUARY 1, 1997                                            $ -

      NET INCOME                                                           (2)

                                                                       -------
                 TOTAL                                                     (2)
                                                                       -------

      DIVIDENDS DECLARED                                                    -
                                                                       -------


                                                                       -------
      BALANCE  DECEMBER 31, 1997                                         $ (2)
                                                                       =======

                             CEA INTERNATIONAL INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                               CEA                                           CEA           CEA
                                                           International   INTERCOMPANY        CEA        Americas      Americas
                                                              Inc.         ELIMINATIONS     International   Inc.        Services
                                                             CONSOL.        & RECLASS.         Inc.        CONSOL.        Inc.
                                                           ------------    --------------   -----------   ----------   ------------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments                        $ 865               $ -           $ -        $ 263           $ 50
      Accounts  and Notes receivable:
        Trade                                                    3,343                (1)            1        3,337              6
        Other                                                      183                 -           150           13              7
        PSE&G                                                        -                 -             -            -              -
        PSEG                                                         -                 -             -            -              -
        Other associated companies                                 138                (2)           87            -             12
      Notes receivable:
        Associated companies                                         -                 -             -            -              -
        Other                                                        -                 -             -            -              -
      Interest receivable                                           18                 -             -           18              -
      Prepayments                                                    8                 -             -            5              -
                                                           ------------    --------------   -----------   ----------   ------------
 Total Current Assets                                            4,555                (3)          238        3,636             75
                                                           ------------    --------------   -----------   ----------   ------------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                                    -                 -             -            -              -
      Other                                                        154                 -             -           62              5
      Accum. depr. and amortization                                 (5)                -             -            -             (2)
      Valuation allowances                                           -                 -             -            -              -
                                                           ------------    --------------   -----------   ----------   ------------
 Property, Plant and Equipment-net                                 149                 -             -           62              3
                                                           ------------    --------------   -----------   ----------   ------------

INVESTMENTS
      Subsidiaries                                                   -          (435,128)      435,128            -              -
      Capital lease agreements                                       -                 -             -            -              -
      Partnership interests                                          -                 -             -            -              -
      Corporate joint ventures                                 856,160                 -             -      779,556              -
      Securities                                                     -                 -             -            -              -
      Valuation allowances                                           -                 -             -            -              -
                                                           ------------    --------------   -----------   ----------   ------------
 Total Investments                                             856,160          (435,128)      435,128      779,556              -
                                                           ------------    --------------   -----------   ----------   ------------

OTHER ASSETS
      Other                                                     13,679                 -            15        7,273             76
                                                           ------------    --------------   -----------   ----------   ------------
 Total Other Assets                                             13,679                 -            15        7,273             76
                                                           ------------    --------------   -----------   ----------   ------------

 TOTAL ASSETS                                               $   874,543     $    (435,131)    $ 435,381    $ 790,527          $ 154
                                                           ============    ==============   ===========   ==========   ============

                             CEA INTERNATIONAL INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                             CEA            CEA             CEA             CEA
                                                               CEA         Bermuda         China           Elcho          Salalah
                                                              Barka        Holdings        Inc.             Inc.           Inc.
                                                              Inc.         II Ltd.        CONSOL.         CONSOL.         CONSOL.
                                                           ------------   -----------   ------------    -------------   ------------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments                          $ -          $ 13            $ -            $ 167            $ -
      Accounts  and Notes receivable:
        Trade                                                        -             -              -                -              -
        Other                                                        -             -              -                -              -
        PSE&G                                                        -             -              -                -              -
        PSEG                                                         -             -              -                -              -
        Other associated companies                                   -             -              -                -              -
      Notes receivable:
        Associated companies                                         -             -              -                -              -
        Other                                                        -             -              -                -              -
      Interest receivable                                            -             -              -                -              -
      Prepayments                                                    -             -              -                -              -
                                                           ------------   -----------   ------------    -------------   ------------
 Total Current Assets                                                -            13              -              167              -
                                                           ------------   -----------   ------------    -------------   ------------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                                    -             -              -                -              -
      Other                                                          -             -              -                -              -
      Accum. depr. and amortization                                  -             -              -                -              -
      Valuation allowances                                           -             -              -                -              -
                                                           ------------   -----------   ------------    -------------   ------------
 Property, Plant and Equipment-net                                   -             -              -                -              -
                                                           ------------   -----------   ------------    -------------   ------------

INVESTMENTS
      Subsidiaries                                                   -             -              -                -              -
      Capital lease agreements                                       -             -              -                -              -
      Partnership interests                                          -             -              -                -              -
      Corporate joint ventures                                       -             -         76,604                -              -
      Securities                                                     -             -              -                -              -
      Valuation allowances                                           -             -              -                -              -
                                                           ------------   -----------   ------------    -------------   ------------
 Total Investments                                                   -             -         76,604                -              -
                                                           ------------   -----------   ------------    -------------   ------------

OTHER ASSETS
      Other                                                          -         3,915          1,396              981              -
                                                           ------------   -----------   ------------    -------------   ------------
 Total Other Assets                                                  -         3,915          1,396              981              -
                                                           ------------   -----------   ------------    -------------   ------------

 TOTAL ASSETS                                                      $ -       $ 3,928       $ 78,000          $ 1,148            $ -
                                                           ============   ===========   ============    =============   ============

                             CEA INTERNATIONAL INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                                            CEA               CEA
                                                               ECI                         Kannur            Bermuda
                                                           International     CEA           Energy            Holdings
                                                           Development       Ltd.           Inc.              Inc.
                                                           ------------   -----------   -------------        -------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments                          $ -         $ 370             $ 2            $ -
      Accounts  and Notes receivable:
        Trade                                                        -             -               -              -
        Other                                                        -            13               -              -
        PSE&G                                                        -             -               -              -
        PSEG                                                         -             -               -              -
        Other associated companies                                   -            41               -              -
      Notes receivable:
        Associated companies                                         -             -               -              -
        Other                                                        -             -               -              -
      Interest receivable                                            -             -               -              -
      Prepayments                                                    -             3               -              -
                                                           ------------   -----------   -------------        -------
 Total Current Assets                                                -           427               2              -
                                                           ------------   -----------   -------------        -------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                                    -             -               -              -
      Other                                                          -            87               -              -
      Accum. depr. and amortization                                  -            (3)              -              -
      Valuation allowances                                           -             -               -              -
                                                           ------------   -----------   -------------        -------
 Property, Plant and Equipment-net                                   -            84               -              -
                                                           ------------   -----------   -------------        -------

INVESTMENTS
      Subsidiaries                                                   -             -               -              -
      Capital lease agreements                                       -             -               -              -
      Partnership interests                                          -             -               -              -
      Corporate joint ventures                                       -             -               -              -
      Securities                                                     -             -               -              -
      Valuation allowances                                           -             -               -              -
                                                           ------------   -----------   -------------        -------
 Total Investments                                                   -             -               -              -
                                                           ------------   -----------   -------------        -------

OTHER ASSETS
      Other                                                          -            23               -              -
                                                           ------------   -----------   -------------        -------
 Total Other Assets                                                  -            23               -              -
                                                           ------------   -----------   -------------        -------

 TOTAL ASSETS                                                      $ -         $ 534             $ 2            $ -
                                                           ============   ===========   =============        =======

                             CEA INTERNATIONAL INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                               CEA                                           CEA           CEA
                                                           International   INTERCOMPANY        CEA        Americas      Americas
                                                              Inc.         ELIMINATIONS     International   Inc.        Services
                                                             CONSOL.        & RECLASS.         Inc.        CONSOL.        Inc.
                                                           ------------    --------------   -----------   ----------   ------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                                $ 2,750               $ -           $ -      $ 2,524           $ (1)
          Taxes                                                      -                 -             -            -              -
          Other                                                      -                 -             -            -              -
          Interest                                               4,636                 -             -        4,636              -
          Associated companies                                 213,860                (1)        6,733      121,323            500
       Notes payable:
          PSEG Capital Corporation                                   -                 -             -            -              -
          Enterprise Capital Funding Corp.                           -                 -             -            -              -
          Enterprise Group Development Corp.                         -                 -             -            -              -
          Enterprise Diversified Holdings Inc.                       -                 -             -            -              -
          U.S.Energy Incorporated                                    -                 -             -            -              -
       Current portion of long-term debt                        26,431                 -             -       26,431              -
                                                           ------------    --------------   -----------   ----------   ------------
 Total Current Liabilities                                     247,677                (1)        6,733      154,914            499
                                                           ------------    --------------   -----------   ----------   ------------


TOTAL LONG-TERM DEBT                                           195,508                 -             -      195,508              -
                                                           ------------    --------------   -----------   ----------   ------------


DEFERRED CREDITS
 Deferred income taxes                                            (556)                -             1            9           (111)
 Deferred investment
   and energy tax credits                                            -                 -             -            -              -
 Other                                                             126                 -             -          126              -
                                                           ------------    --------------   -----------   ----------   ------------
 Total Deferred Credits                                           (430)                -             1          135           (111)
                                                           ------------------------------   -----------   ----------   ------------


MINORITY INTEREST                                                3,142                 -             -        3,142              -
                                                           ------------    --------------   -----------   ----------   ------------


STOCKHOLDER'S EQUITY
       Capital stock                                                 1                (1)            1            -              -
       Stock Subs Payable                                            -                (1)            1            -              -
       Contributed capital                                     446,531          (452,993)      446,531      443,006              -
       Retained earnings                                        (3,367)            3,346        (3,367)          (2)          (234)
       Cumulative Translation Adjustment                       (14,519)           14,519       (14,519)      (6,176)             -
                                                           ------------    --------------   -----------   ----------   ------------
 Total Stockholder's Equity                                    428,646          (435,130)      428,647      436,828           (234)
                                                           ------------    --------------   -----------   ----------   ------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                      $ 874,543        $ (435,131)    $ 435,381    $ 790,527          $ 154
                                                           ============    ==============   ===========   ==========   ============


                             CEA INTERNATIONAL INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                             CEA            CEA             CEA             CEA
                                                               CEA         Bermuda         China           Elcho          Salalah
                                                              Barka        Holdings        Inc.             Inc.           Inc.
                                                              Inc.         II Ltd.        CONSOL.         CONSOL.         CONSOL.
                                                           ------------   -----------   ------------    -------------   ------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                                    $ -           $ -            $ -            $ 143            $ -
          Taxes                                                      -             -              -                -              -
          Other                                                      -             -              -                -              -
          Interest                                                   -             -              -                -              -
          Associated companies                                       2         7,859         74,655            1,843              2
       Notes payable:
          PSEG Capital Corporation                                   -             -              -                -              -
          Enterprise Capital Funding Corp.                           -             -              -                -              -
          Enterprise Group Development Corp.                         -             -              -                -              -
          Enterprise Diversified Holdings Inc.                       -             -              -                -              -
          U.S.Energy Incorporated                                    -             -              -                -              -
       Current portion of long-term debt                             -             -              -                -              -
                                                           ------------   -----------   ------------    -------------   ------------
 Total Current Liabilities                                           2         7,859         74,655            1,986              2
                                                           ------------   -----------   ------------    -------------   ------------


TOTAL LONG-TERM DEBT                                                 -             -              -                -              -
                                                           ------------   -----------   ------------    -------------   ------------


DEFERRED CREDITS
 Deferred income taxes                                               -        (1,376)         1,484             (411)             -
 Deferred investment
   and energy tax credits                                            -             -              -                -              -
 Other                                                               -             -              -                -              -
                                                           ------------   -----------   ------------    -------------   ------------
 Total Deferred Credits                                              -        (1,376)         1,484             (411)             -
                                                           ------------   -----------   ------------    -------------   ------------


MINORITY INTEREST                                                    -             -              -                -              -
                                                           ------------   -----------   ------------    -------------   ------------


STOCKHOLDER'S EQUITY
       Capital stock                                                 -             -              1                -              -
       Stock Subs Payable                                            -             -              -                -              -
       Contributed capital                                           -             -          9,987                -              -
       Retained earnings                                            (2)       (2,555)           216             (427)            (2)
       Cumulative Translation Adjustment                             -             -         (8,343)               -              -
                                                           ------------   -----------   ------------    -------------   ------------
 Total Stockholder's Equity                                         (2)       (2,555)         1,861             (427)            (2)
                                                           ------------   -----------   ------------    -------------   ------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                            $ -       $ 3,928       $ 78,000          $ 1,148            $ -
                                                           ============   ===========   ============    =============   ============

                             CEA INTERNATIONAL INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                                            CEA               CEA
                                                               ECI                         Kannur            Bermuda
                                                           International     CEA           Energy            Holdings
                                                           Development       Ltd.           Inc.              Inc.
                                                           ------------   -----------   -------------        -------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                                    $ -          $ 84             $ -            $ -
          Taxes                                                      -             -               -              -
          Other                                                      -             -               -              -
          Interest                                                   -             -               -              -
          Associated companies                                       -           940               2              2
       Notes payable:
          PSEG Capital Corporation                                   -             -               -              -
          Enterprise Capital Funding Corp.                           -             -               -              -
          Enterprise Group Development Corp.                         -             -               -              -
          Enterprise Diversified Holdings Inc.                       -             -               -              -
          U.S.Energy Incorporated                                    -             -               -              -
       Current portion of long-term debt                             -             -               -              -
                                                           ------------   -----------   -------------        -------
 Total Current Liabilities                                           -         1,024               2              2
                                                           ------------   -----------   -------------        -------


TOTAL LONG-TERM DEBT                                                 -             -               -              -
                                                           ------------   -----------   -------------        -------


DEFERRED CREDITS
 Deferred income taxes                                               -          (152)              -              -
 Deferred investment
   and energy tax credits                                            -             -               -              -
 Other                                                               -             -               -              -
                                                           ------------   -----------   -------------        -------
 Total Deferred Credits                                              -          (152)              -              -
                                                           ------------   -----------   -------------        -------


MINORITY INTEREST                                                    -             -               -              -
                                                           ------------   -----------   -------------        -------


STOCKHOLDER'S EQUITY
       Capital stock                                                 -             -               -              -
       Stock Subs Payable                                            -             -               -              -
       Contributed capital                                           -             -               -              -
       Retained earnings                                             -          (338)              -             (2)
       Cumulative Translation Adjustment                             -             -               -              -
                                                           ------------   -----------   -------------        -------
 Total Stockholder's Equity                                          -          (338)              -             (2)
                                                           ------------   -----------   -------------        -------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                            $ -         $ 534             $ 2            $ -
                                                           ============   ===========   =============        =======

                                CEA AMERICAS INC.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                               CEA                                                         CEA
                                                            Americas       INTERCOMPANY        CEA           CEA        Americas
                                                              Inc.         ELIMINATIONS      Americas     Americas II     Ltd.
                                                             CONSOL.        & RECLASS.         Inc.         Ltd.         CONSOL.
                                                           ------------    --------------   -----------   ----------   ------------
REVENUES:
      Income from partnerships                                 $ 6,161               $ -           $ -          $ -        $ 6,161
      Income from capital lease agreements                           -                 -             -            -              -
      Unrealized gains (losses) on investments                       -                 -             -            -              -
      Realized gains (losses) on investments                         -                 -             -            -              -
      Interest and dividend income                                   -                 -             -            -              -
      Other                                                      1,262                 -             -            -          1,262
      Equity in subsidiary earnings                                  -                99           (99)           -              -
                                                           ------------    --------------   -----------   ----------   ------------
Total revenues                                                   7,423                99           (99)           -          7,423
                                                           ------------    --------------   -----------   ----------   ------------

OPERATING EXPENSES:
      Operation and maintenance                                      -                 -             -            -              -
      Depreciation and amortization                                  -                 -             -            -              -
      Administrative and general                                   235                 -            10            -            225
                                                           ------------    --------------   -----------   ----------   ------------
Total operating expenses                                           235                 -            10            -            225
                                                           ------------    --------------   -----------   ----------   ------------

OPERATING INCOME                                                 7,188                99          (109)           -          7,198
                                                           ------------    --------------   -----------   ----------   ------------

OTHER INCOME
      Foreign currency Translation Gain/Loss                       685                 -             -            -            685
                                                           ------------    --------------   -----------   ----------   ------------
Total Other Income                                                 685                 -             -            -            685
                                                           ------------    --------------   -----------   ----------   ------------

INTEREST EXPENSE:
      PSEG Capital Corporation                                       -                 -             -            -              -
      Enterprise Capital Funding Corp.                               -                 -             -            -              -
      Other Associated Companies                                     1                 -             -            -              1
      Other                                                      8,066                 -             -            -          8,066
      Capitalized interest                                          (1)                -             -            -             (1)
                                                           ------------    --------------   -----------   ----------   ------------
Net interest expense                                             8,066                 -             -            -          8,066
                                                           ------------    --------------   -----------   ----------   ------------

INCOME BEFORE INCOME TAXES                                        (193)               99          (109)           -           (183)
                                                           ------------    --------------   -----------   ----------   ------------

INCOME TAXES:
      Current                                                       (5)                -            (4)           -             (1)
      Deferred                                                      12                 -          (120)           -            132
      Investment and energy tax credits - net                        -                 -             -            -              -
                                                           ------------    --------------   -----------   ----------   ------------
Total income taxes                                                   7                 -          (124)           -            131
                                                           ------------    --------------   -----------   ----------   ------------

MINORITY INTERESTS                                                (215)                -             -            -           (215)
                                                           ------------    --------------   -----------   ----------   ------------

INCOME FROM CONTINUING OPERATIONS                                   15                99            15            -            (99)
                                                           ------------    --------------   -----------   ----------   ------------

DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes             -                 -             -            -              -
      Gain on Sale of Discontinued Operations - Net of Taxes         -                 -             -            -              -
                                                           ------------    --------------   -----------   ----------   ------------
INCOME FROM DISCONTINUED OPERATIONS                                  -                 -             -            -              -
                                                           ------------    --------------   -----------   ----------   ------------

NET INCOME                                                        $ 15              $ 99          $ 15          $ -          $ (99)
                                                           ============    ==============   ===========   ==========   ============

                                CEA AMERICAS INC.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                               CEA                                                         CEA
                                                            Americas       INTERCOMPANY        CEA           CEA        Americas
                                                              Inc.         ELIMINATIONS      Americas     Americas II     Ltd.
                                                             CONSOL.        & RECLASS.         Inc.         Ltd.         CONSOL.
                                                           ------------    --------------   -----------   ----------   ------------
      BALANCE  JANUARY 1, 1997                                   $ (17)              $ 3         $ (17)         $ -           $ (3)

      NET INCOME                                                    15                99            15            -            (99)

                                                           ------------    --------------   -----------   ----------   ------------
                 TOTAL                                              (2)              102            (2)           -           (102)
                                                           ------------    --------------   -----------   ----------   ------------

      DIVIDENDS DECLARED                                             -                 -             -            -              -
                                                           ------------    --------------   -----------   ----------   ------------


                                                           ------------    --------------   -----------   ----------   ------------
      BALANCE  DECEMBER 31, 1997                                  $ (2)            $ 102          $ (2)         $ -         $ (102)
                                                           ============    ==============   ===========   ==========   ============

                                CEA AMERICAS INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                               CEA                                           CEA
                                                            Americas       INTERCOMPANY        CEA        Americas         CEA
                                                              Inc.         ELIMINATIONS      Americas       Ltd.       Americas II
                                                             CONSOL.        & RECLASS.         Inc.        CONSOL.        Ltd.
                                                           ------------    --------------   -----------   -------------------------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments                        $ 263               $ -           $ -        $ 263            $ -
      Accounts  and Notes receivable:
        Trade                                                    3,337                 -           255        3,082              -
        Other                                                       13                 -             -           13              -
        PSE&G                                                        -                 -             -            -              -
        PSEG                                                         -                 -             -            -              -
        Other associated companies                                   -               (86)           84            -              2
      Notes receivable:                                                                                           -
        Associated companies                                         -                 -             -            -              -
         Other                                                       -                 -             -            -              -
      Interest receivable                                           18                 -             -           18              -
      Prepayments                                                    5                 -             -            5              -
                                                           ------------    --------------   -----------   ----------   ------------
 Total Current Assets                                            3,636               (86)          339        3,381              2
                                                           ------------    --------------   -----------   ----------   ------------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                                    -                 -             -            -              -
      Other                                                         62                 -             -           62              -
      Accum. depr. and amortization                                  -                 -             -            -              -
      Valuation allowances                                           -                 -             -            -              -
                                                           ------------    --------------   -----------   ----------   ------------
 Property, Plant and Equipment-net                                  62                 -             -           62              -
                                                           ------------    --------------   -----------   ----------   ------------

INVESTMENTS
      Subsidiaries                                                   -          (435,958)      435,956            -              2
      Capital lease agreements                                       -                 -             -            -              -
      Partnership interests                                          -                 -             -            -              -
      Corporate joint ventures                                 779,556                 -         4,816      774,740              -
      Securities                                                     -                 -             -            -              -
      Valuation allowances                                           -                 -             -            -              -
                                                           ------------    --------------   -----------   ----------   ------------
 Total Investments                                             779,556          (435,958)      440,772      774,740              2
                                                           ------------    --------------   -----------   ----------   ------------

OTHER ASSETS
      Other                                                      7,273                 -             -        7,273              -
                                                           ------------    --------------   -----------   ----------   ------------
 Total Other Assets                                              7,273                 -             -        7,273              -
                                                           ------------    --------------   -----------   ----------   ------------

 TOTAL ASSETS                                               $   790,527        $(436,044)    $ 441,111    $ 785,456            $ 4
                                                           ============    ==============   ===========   ==========   ============


                                CEA AMERICAS INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                               CEA                                           CEA
                                                            Americas       INTERCOMPANY        CEA        Americas         CEA
                                                              Inc.         ELIMINATIONS      Americas       Ltd.       Americas II
                                                             CONSOL.        & RECLASS.         Inc.        CONSOL.        Ltd.
                                                           ------------    --------------   -----------   -------------------------

LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                                $ 2,524               $ -           $ -      $ 2,524            $ -
          Taxes                                                      -                 -             -            -              -
          Other                                                      -                 -             -            -              -
          Interest                                               4,636                 -             -        4,636              -
          Associated companies                                 121,323               (86)        4,405      117,000              4
       Notes payable:
          PSEG Capital Corporation                                   -                 -             -            -              -
          Enterprise Capital Funding Corp.                           -                 -             -            -              -
          Enterprise Group Development Corp.                         -                 -             -            -              -
          Enterprise Diversified Holdings Inc.                       -                 -             -            -              -
          U.S.Energy Incorporated                                    -                 -             -            -              -
       Current portion of long-term debt                        26,431                 -             -       26,431              -
                                                           ------------    --------------   -----------   ----------   ------------
 Total Current Liabilities                                     154,914               (86)        4,405      150,591              4
                                                           ------------    --------------   -----------   ----------   ------------


TOTAL LONG-TERM DEBT                                           195,508                 -             -      195,508              -
                                                           ------------    --------------   -----------   ----------   ------------


DEFERRED CREDITS
 Deferred income taxes                                               9                            (122)         131              -
 Deferred investment                                                                                              -
   and energy tax credits                                            -                                            -
 Other                                                             126                 -             -          126              -
                                                           ------------    --------------   -----------   ----------   ------------
 Total Deferred Credits                                            135                 -          (122)         257              -
                                                           ------------------------------   -----------   ----------   ------------


MINORITY INTEREST                                                3,142                (5)            -        3,147              -
                                                           ------------    --------------   -----------   ----------   ------------


STOCKHOLDER'S EQUITY
       Capital stock                                                 -                 -             -            -              -
       Contributed capital                                     443,006          (442,231)      443,006      442,231              -
       Retained earnings                                            (2)              102            (2)        (102)             -
       Cumulative Translation Adjustment                        (6,176)            6,176        (6,176)      (6,176)             -
                                                           ------------    --------------   -----------   ----------   ------------
 Total Stockholder's Equity                                    436,828          (435,953)      436,828      435,953              -
                                                           ------------    --------------   -----------   ----------   ------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                      $ 790,527        $ (436,044)    $ 441,111    $ 785,456            $ 4
                                                           ============    ==============   ===========   ==========   ============

                                CEA AMERICAS LTD.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                               CEA                                                         CEA
                                                            Americas       INTERCOMPANY        CEA           CEA          Alpha
                                                              Ltd.         ELIMINATIONS      Americas       Peru        Colombia
                                                             CONSOL.        & RECLASS.         Ltd.          LLC          Power
                                                           ------------    --------------   -----------   ----------   ------------
REVENUES:
      Income from partnerships                                 $ 6,161               $ -         $ (23)         $ -           $ 71
      Income from capital lease agreements                           -                 -             -            -              -
      Unrealized gains (losses) on investments                       -                 -             -            -              -
      Realized gains (losses) on investments                         -                 -             -            -              -
      Interest and dividend income                                   -                 -             -            -              -
      Other                                                      1,262            (3,786)        1,125            -              -
      Equity in subsidiary earnings                                  -             8,615        (8,615)           -              -
                                                           ------------    --------------   -----------   ----------   ------------
Total revenues                                                   7,423             4,829        (7,513)           -             71
                                                           ------------    --------------   -----------   ----------   ------------

OPERATING EXPENSES:
      Operation and maintenance                                      -                 -             -            -              -
      Depreciation and amortization                                  -                 -             -            -              -
      Administrative and general                                   225            (3,786)           147           (4)             -
                                                           ------------    --------------   -----------   ----------   ------------
Total operating expenses                                           225            (3,786)           147           (4)             -
                                                           ------------    --------------   -----------   ----------   ------------

OPERATING INCOME                                                 7,198             8,615        (7,660)           4             71
                                                           ------------    --------------   -----------   ----------   ------------

OTHER INCOME
      Foreign currency Translation Gain/Loss                       685                 -             -            -              -
                                                           ------------    --------------   -----------   ----------   ------------
Total Other Income                                                 685                 -             -            -              -
                                                           ------------    --------------   -----------   ----------   ------------

INTEREST EXPENSE:
      PSEG Capital Corporation                                       -                 -             -            -              -
      Enterprise Capital Funding Corp.                               -                 -             -            -              -
      Other Associated Companies                                     1                 -             -            -              -
      Other                                                      8,066                 -        (7,561)           -              -
      Capitalized interest                                          (1)               (1)            -            -              -
                                                           ------------    --------------   -----------   ----------   ------------
Net interest expense                                             8,066                (1)       (7,561)           -              -
                                                           ------------    --------------   -----------   ----------   ------------

INCOME BEFORE INCOME TAXES                                        (183)            8,616           (99)           4             71
                                                           ------------    --------------   -----------   ----------   ------------

INCOME TAXES:
      Current                                                       (1)                -             -           (1)             -
      Deferred                                                     132                 -             -            3              7
      Investment and energy tax credits - net                        -                 -             -            -              -
                                                           ------------    --------------   -----------   ----------   ------------
Total income taxes                                                 131                 -             -            2              7
                                                           ------------    --------------   -----------   ----------   ------------

MINORITY INTERESTS                                                (215)             (215)            -            -              -
                                                           ------------    --------------   -----------   ----------   ------------

INCOME FROM CONTINUING OPERATIONS                                  (99)            8,831           (99)           2             64
                                                           ------------    --------------   -----------   ----------   ------------

DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes             -                 -             -            -              -
      Gain on Sale of Discontinued Operations - Net of Taxes         -                 -             -            -              -
                                                           ------------    --------------   -----------   ----------   ------------
INCOME FROM DISCONTINUED OPERATIONS                                  -                 -             -            -              -
                                                           ------------    --------------   -----------   ----------   ------------

NET INCOME                                                       $ (99)          $ 8,831         $ (99)         $ 2           $ 64
                                                           ============    ==============   ===========   ==========   ============

                                CEA AMERICAS LTD.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                            CEA
                                                               CEA         Americas                         CEA
                                                              Beta        Operating         CEA            Brazil
                                                            Colombia       Company          do           Investment
                                                              Power        CONSOL.        Brazil          CONSOL.
                                                           ------------   -----------   ------------    -------------
REVENUES:
      Income from partnerships                                    $ 65       $ 2,548            $ -          $ 3,500
      Income from capital lease agreements                           -             -              -                -
      Unrealized gains (losses) on investments                       -             -              -                -
      Realized gains (losses) on investments                         -             -              -                -
      Interest and dividend income                                   -             -              -                -
      Other                                                          -         3,923              -                -
      Equity in subsidiary earnings                                  -             -              -                -
                                                           ------------   -----------   ------------    -------------
Total revenues                                                      65         6,471              -            3,500
                                                           ------------   -----------   ------------    -------------

OPERATING EXPENSES:
      Operation and maintenance                                      -             -              -                -
      Depreciation and amortization                                  -             -              -                -
      Administrative and general                                     -         3,786             82                -
                                                           ------------   -----------   ------------    -------------
Total operating expenses                                             -         3,786             82                -
                                                           ------------   -----------   ------------    -------------

OPERATING INCOME                                                    65         2,685            (82)           3,500
                                                           ------------   -----------   ------------    -------------

OTHER INCOME
      Foreign currency Translation Gain/Loss                         -             -              -              685
                                                           ------------   -----------   ------------    -------------
Total Other Income                                                   -             -              -              685
                                                           ------------   -----------   ------------    -------------

INTEREST EXPENSE:
      PSEG Capital Corporation                                       -             -              -                -
      Enterprise Capital Funding Corp.                               -             -              -                -
      Other Associated Companies                                     -             -              1                -

      Other                                                          -        12,404              -            3,223
      Capitalized interest                                           -             -              -                -
                                                           ------------   -----------   ------------    -------------
Net interest expense                                                 -        12,404              1            3,223
                                                           ------------   -----------   ------------    -------------

INCOME BEFORE INCOME TAXES                                          65        (9,719)           (83)             962
                                                           ------------   -----------   ------------    -------------

INCOME TAXES:
      Current                                                        -             -              -                -
      Deferred                                                       6             -             20               96
      Investment and energy tax credits - net                        -             -              -                -
                                                           ------------   -----------   ------------    -------------
Total income taxes                                                   6             -             20               96
                                                           ------------   -----------   ------------    -------------

MINORITY INTERESTS                                                   -             -              -                -
                                                           ------------   -----------   ------------    -------------

INCOME FROM CONTINUING OPERATIONS                                   59        (9,719)          (103)             866
                                                           ------------   -----------   ------------    -------------

DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes             -             -              -                -
      Gain on Sale of Discontinued Operations - Net of Taxes         -             -              -                -
                                                           ------------   -----------   ------------    -------------
INCOME FROM DISCONTINUED OPERATIONS                                  -             -              -                -
                                                           ------------   -----------   ------------    -------------

NET INCOME                                                        $ 59      $ (9,719)        $ (103)           $ 866
                                                           ============   ===========   ============    =============

                                CEA AMERICAS LTD.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)


                                                               CEA                                                         CEA
                                                            Americas       INTERCOMPANY        CEA           CEA          Alpha
                                                              Ltd.         ELIMINATIONS      Americas       Peru        Colombia
                                                             CONSOL.        & RECLASS.         Ltd.          LLC          Power
                                                           ------------    --------------   -----------   ----------   ------------

      BALANCE  JANUARY 1, 1997                                    $ (3)              $ 2          $ (3)        $ (2)           $ -

      NET INCOME                                                   (99)            8,831           (99)           2             64

                                                           ------------    --------------   -----------   ----------   ------------
                 TOTAL                                            (102)            8,833          (102)           -             64
                                                           ------------    --------------   -----------   ----------   ------------

      DIVIDENDS DECLARED                                             -                 -             -            -              -
                                                           ------------    --------------   -----------   ----------   ------------


                                                           ------------    --------------   -----------   ----------   ------------
      BALANCE  DECEMBER 31, 1997                                $ (102)          $ 8,833        $ (102)         $ -           $ 64
                                                           ============    ==============   ===========   ==========   ============

                                CEA AMERICAS LTD.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                             CEA
                                                               CEA         Americas
                                                              Beta        Operating         CEA             CEA
                                                            Colombia       Company          do             Brazil
                                                              Power        CONSOL.        Brazil         Investment
                                                           ------------   -----------   ------------    -------------
      BALANCE  JANUARY 1, 1997                                     $ -           $ -            $ -              $ -

      NET INCOME                                                    59        (9,719)          (103)             866

                                                           ------------   -----------   ------------    -------------
                 TOTAL                                              59        (9,719)          (103)             866
                                                           ------------   -----------   ------------    -------------

      DIVIDENDS DECLARED                                             -             -              -                -
                                                           ------------   -----------   ------------    -------------


                                                           ------------   -----------   ------------    -------------
      BALANCE  DECEMBER 31, 1997                                  $ 59      $ (9,719)        $ (103)           $ 866
                                                           ============   ===========   ============    =============

                                CEA AMERICAS LTD.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                               CEA                                                         CEA
                                                            Americas       INTERCOMPANY        CEA           CEA          Alpha
                                                              Ltd.         ELIMINATIONS      Americas       Peru        Colombia
                                                             CONSOL.        & RECLASS.         Ltd.          LLC          Power
                                                           ------------    --------------   -----------   ----------   ------------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments                        $ 263               $ -           $ -          $ 6            $ -
      Accounts  and Notes receivable:
        Trade                                                    3,082                 -         2,021            -              -
        Other                                                       13                 -             -            -              -
        PSE&G                                                        -                 -             -            -              -
        PSEG                                                         -                 -             -            -              -
        Other associated companies                                   -           (99,211)       99,074            -              -
      Notes receivable:
        Associated companies                                         -                 -             -            -              -
         Other                                                       -                 -             -            -              -
      Interest receivable                                           18                 -             -            -              -
      Prepayments                                                    5                 -             -            -              -
                                                           ------------    --------------   -----------   ----------   ------------
 Total Current Assets                                            3,381           (99,211)      101,095            6              -
                                                           ------------    --------------   -----------   ----------   ------------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                                    -                 -             -            -              -
      Other                                                         62                 -             -            -              -
      Accum. depr. and amortization                                  -                 -             -            -              -
      Valuation allowances                                           -                 -             -            -              -
                                                           ------------    --------------   -----------   ----------   ------------
 Property, Plant and Equipment-net                                  62                 -             -            -              -
                                                           ------------    --------------   -----------   ----------   ------------

INVESTMENTS
      Subsidiaries                                                   -          (439,754)      439,754            -              -
      Capital lease agreements                                       -                 -             -            -              -
      Partnership interests                                          -                 -             -            -              -
      Corporate joint ventures                                 774,740                 -           954            -         28,104
      Securities                                                     -                 -             -            -              -
      Valuation allowances                                           -                 -             -            -              -
                                                           ------------    --------------   -----------   ----------   ------------
 Total Investments                                             774,740          (439,754)      440,708            -         28,104
                                                           ------------    --------------   -----------   ----------   ------------

OTHER ASSETS
      Other                                                      7,273                 -           483            -              -
                                                           ------------    --------------   -----------   ----------   ------------
 Total Other Assets                                              7,273                 -           483            -              -
                                                           ------------    --------------   -----------   ----------   ------------

 TOTAL ASSETS                                               $  785,456      $   (538,965)    $ 542,286          $ 6       $ 28,104
                                                           ============    ==============   ===========   ==========   ============

                                CEA AMERICAS LTD.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                                CEA
                                                                  CEA         Americas                        CEA
                                                                 Beta        Operating         CEA           Brazil
                                                               Colombia       Company          do          Investment
                                                                 Power        CONSOL.        Brazil         CONSOL.
                                                              ------------   -----------   ------------   -------------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments                             $ -          $ 12          $ 121           $ 124
      Accounts  and Notes receivable:
        Trade                                                           -           898              -             163
        Other                                                           -             -             13               -
        PSE&G                                                           -             -              -               -
        PSEG                                                            -             -              -               -
        Other associated companies                                      -           137              -               -
      Notes receivable:
        Associated companies                                            -             -              -               -
         Other                                                          -             -              -               -
      Interest receivable                                               -            18              -               -
      Prepayments                                                       -             -              5               -
                                                              ------------   -----------   ------------   -------------
 Total Current Assets                                                   -         1,065            139             287
                                                              ------------   -----------   ------------   -------------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                                       -             -              -               -
      Other                                                             -             -             62               -
      Accum. depr. and amortization                                     -             -              -               -
      Valuation allowances                                              -             -              -               -
                                                              ------------   -----------   ------------   -------------
 Property, Plant and Equipment-net                                      -             -             62               -
                                                              ------------   -----------   ------------   -------------

INVESTMENTS
      Subsidiaries                                                      -             -              -               -
      Capital lease agreements                                          -             -              -               -
      Partnership interests                                             -             -              -               -
      Corporate joint ventures                                     25,942       215,885              -         503,855
      Securities                                                        -             -              -               -
      Valuation allowances                                              -             -              -               -
                                                              ------------   -----------   ------------   -------------
 Total Investments                                                 25,942       215,885              -         503,855
                                                              ------------   -----------   ------------   -------------

OTHER ASSETS
      Other                                                             -         6,660            115              15
                                                              ------------   -----------   ------------   -------------
 Total Other Assets                                                     -         6,660            115              15
                                                              ------------   -----------   ------------   -------------

 TOTAL ASSETS                                                    $ 25,942     $ 223,610          $ 316       $ 504,157
                                                              ============   ===========   ============   =============

                                CEA AMERICAS LTD.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                               CEA                                                         CEA
                                                            Americas       INTERCOMPANY        CEA           CEA          Alpha
                                                              Ltd.         ELIMINATIONS      Americas       Peru        Colombia
                                                             CONSOL.        & RECLASS.         Ltd.          LLC          Power
                                                           ------------    --------------   -----------   ----------   ------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                                $ 2,524               $ -           $ -          $ -            $ -
          Taxes                                                      -                 -             -            -              -
          Other                                                      -                 -             -            -              -
          Interest                                               4,636                 -             -            -              -
          Associated companies                                 117,000           (99,211)      106,207            5              -
       Notes payable:
          PSEG Capital Corporation                                   -                 -             -            -              -
          Enterprise Capital Funding Corp.                           -                 -             -            -              -
          Enterprise Group Development Corp.                         -                 -             -            -              -
          Enterprise Diversified Holdings Inc.                       -                 -             -            -              -
          U.S.Energy Incorporated                                    -                 -             -            -              -
       Current portion of long-term debt                        26,431                 -             -            -              -
                                                           ------------    --------------   -----------   ----------   ------------
 Total Current Liabilities                                     150,591           (99,211)      106,207            5              -
                                                           ------------    --------------   -----------   ----------   ------------


TOTAL LONG-TERM DEBT                                           195,508                 -             -            -              -
                                                           ------------    --------------   -----------   ----------   ------------


DEFERRED CREDITS
 Deferred income taxes                                             131                 -             -            1              7
 Deferred investment
   and energy tax credits                                            -                 -             -            -              -
 Other                                                             126                 -           126            -              -
                                                           ------------    --------------   -----------   ----------   ------------
 Total Deferred Credits                                            257                 -           126            1              7
                                                           ------------------------------   -----------   ----------   ------------


MINORITY INTEREST                                                3,147             3,129             -            -              -
                                                           ------------    --------------   -----------   ----------   ------------


STOCKHOLDER'S EQUITY
       Capital stock                                                 -                 -             -            -              -
       Contributed capital                                     442,231          (457,892)      442,231            -         28,033
       Retained earnings                                          (102)            8,833          (102)           -             64
       Cumulative Translation Adjustment                        (6,176)            6,176        (6,176)           -              -
                                                           ------------    --------------   -----------   ----------   ------------
 Total Stockholder's Equity                                    435,953          (442,883)      435,953            -         28,097
                                                           ------------    --------------   -----------   ----------   ------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                      $ 785,456        $ (538,965)    $ 542,286          $ 6       $ 28,104
                                                           ============    ==============   ===========   ==========   ============

                                CEA AMERICAS LTD.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                                CEA
                                                                  CEA         Americas                        CEA
                                                                 Beta        Operating         CEA           Brazil
                                                               Colombia       Company          do          Investment
                                                                 Power        CONSOL.        Brazil         CONSOL.
                                                              ------------   -----------   ------------   -------------

LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                                       $ -       $ 2,524            $ -             $ -
          Taxes                                                         -             -              -               -
          Other                                                         -             -              -               -
          Interest                                                      -         1,413              -           3,223
          Associated companies                                          -       108,822            232             945
       Notes payable:
          PSEG Capital Corporation                                      -             -              -               -
          Enterprise Capital Funding Corp.                              -             -              -               -
          Enterprise Group Development Corp.                            -             -              -               -
          Enterprise Diversified Holdings Inc.                          -             -              -               -
          U.S.Energy Incorporated                                       -             -              -               -
       Current portion of long-term debt                                -             -              -          26,431
                                                              ------------   -----------   ------------   -------------
 Total Current Liabilities                                              -       112,759            232          30,599
                                                              ------------   -----------   ------------   -------------


TOTAL LONG-TERM DEBT                                                    -        87,044              -         108,464
                                                              ------------   -----------   ------------   -------------


DEFERRED CREDITS
 Deferred income taxes                                                  7             -             20              96
 Deferred investment
   and energy tax credits                                               -             -              -               -
 Other                                                                  -             -              -               -
                                                              ------------   -----------   ------------   -------------
 Total Deferred Credits                                                 7             -             20              96
                                                              ------------   -----------   ------------   -------------


MINORITY INTEREST                                                       -            18              -               -
                                                              ------------   -----------   ------------   -------------


STOCKHOLDER'S EQUITY
       Capital stock                                                    -             -              -               -
       Contributed capital                                         25,876        33,508            167         370,308
       Retained earnings                                               59        (9,719)          (103)            866
       Cumulative Translation Adjustment                                -             -              -          (6,176)
                                                              ------------   -----------   ------------   -------------
 Total Stockholder's Equity                                        25,935        23,789             64         364,998
                                                              ------------   -----------   ------------   -------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                          $ 25,942     $ 223,610          $ 316       $ 504,157
                                                              ============   ===========   ============   =============

                              CEA BRAZIL INVESTMENT
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                                                                             CEA
                                                               CEA                                          Pampa
                                                             Brazil        INTERCOMPANY        CEA         Energia
                                                           Investment      ELIMINATIONS       Brazil        Ltda.
                                                             CONSOL.        & RECLASS.      Investment     CONSOL.
                                                           ------------    --------------   -----------   ----------
REVENUES:
      Income from partnerships                                 $ 3,500               $ -           $ -      $ 3,500
      Income from capital lease agreements                           -                 -             -            -
      Unrealized gains (losses) on investments                       -                 -             -            -
      Realized gains (losses) on investments                         -                 -             -            -
      Interest and dividend income                                   -                 -             -            -
      Other                                                          -                 -             -            -
      Equity in subsidiary earnings                                  -              (866)          866            -
                                                           ------------    --------------   -----------   ----------
Total revenues                                                   3,500              (866)          866        3,500
                                                           ------------    --------------   -----------   ----------

OPERATING EXPENSES:
      Operation and maintenance                                      -                 -             -            -
      Depreciation and amortization                                  -                 -             -            -
      Administrative and general                                     -                 -             -            -
                                                           ------------    --------------   -----------   ----------
Total operating expenses                                             -                 -             -            -
                                                           ------------    --------------   -----------   ----------

OPERATING INCOME                                                 3,500              (866)          866        3,500
                                                           ------------    --------------   -----------   ----------

OTHER INCOME
      Foreign currency Translation Gain/Loss                       685                 -             -          685
                                                           ------------    --------------   -----------   ----------
Total Other Income                                                 685                 -             -          685
                                                           ------------    --------------   -----------   ----------

INTEREST EXPENSE:
      PSEG Capital Corporation                                       -                 -             -            -
      Enterprise Capital Funding Corp.                               -                 -             -            -
      Other Associated Companies                                     -                 -             -            -
      Other                                                      3,223                 -             -        3,223
      Capitalized interest                                           -                 -             -            -
                                                           ------------    --------------   -----------   ----------
Net interest expense                                             3,223                 -             -        3,223
                                                           ------------    --------------   -----------   ----------

INCOME BEFORE INCOME TAXES                                         962              (866)          866          962
                                                           ------------    --------------   -----------   ----------

INCOME TAXES:
      Current                                                        -                 -             -            -
      Deferred                                                      96                 -             -           96
      Investment and energy tax credits - net                        -                 -             -            -
                                                           ------------    --------------   -----------   ----------
Total income taxes                                                  96                 -             -           96
                                                           ------------    --------------   -----------   ----------

MINORITY INTERESTS                                                   -                 -             -            -
                                                           ------------    --------------   -----------   ----------

INCOME FROM CONTINUING OPERATIONS                                  866              (866)          866          866
                                                           ------------    --------------   -----------   ----------

DISCONTINUED OPERATIONS
      Income from Discontinued Operations - Net of Taxes             -                 -             -            -
      Gain on Sale of Discontinued Operations - Net of Taxes         -                 -             -            -
                                                           ------------    --------------   -----------   ----------
INCOME FROM DISCONTINUED OPERATIONS                                  -                 -             -            -
                                                           ------------    --------------   -----------   ----------

NET INCOME                                                       $ 866            $ (866)        $ 866        $ 866
                                                           ============    ==============   ===========   ==========

                              CEA BRAZIL INVESTMENT
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                               CEA                                           CEA
                                                             Brazil        INTERCOMPANY        CEA          Pampa
                                                           Investment      ELIMINATIONS       Brazil       Energia
                                                             CONSOL.        & RECLASS.      Investment      Ltda.
                                                           ------------    --------------   -----------   ----------
      BALANCE  JANUARY 1, 1997                                     $ -               $ -           $ -          $ -

      NET INCOME                                                   866              (866)          866          866

                                                           ------------    --------------   -----------   ----------
                 TOTAL                                             866              (866)          866          866
                                                           ------------    --------------   -----------   ----------

      DIVIDENDS DECLARED                                             -                 -             -            -
                                                           ------------    --------------   -----------   ----------


                                                           ------------    --------------   -----------   ----------
      BALANCE  DECEMBER 31, 1997                                 $ 866            $ (866)        $ 866        $ 866
                                                           ============    ==============   ===========   ==========

                              CEA BRAZIL INVESTMENT
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                               CEA                                           CEA
                                                             Brazil        INTERCOMPANY        CEA          Pampa
                                                           Investment      ELIMINATIONS       Brazil       Energia
                                                             CONSOL.        & RECLASS.      Investment      Ltda.
                                                           ------------    --------------   -----------   ----------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments                        $ 124               $ -           $ -        $ 124
      Accounts  and Notes receivable:
        Trade                                                      163                 -             -          163
        Other                                                        -                 -             -            -
        PSE&G                                                        -                 -             -            -
        PSEG                                                         -                 -             -            -
        Other associated companies                                   -                 -             -            -
      Notes receivable:
        Associated companies                                         -                 -             -            -
        Other                                                        -                 -             -            -
      Interest receivable                                            -                 -             -            -
      Prepayments                                                    -                 -             -            -
                                                           ------------    --------------   -----------   ----------
 Total Current Assets                                              287                 -             -          287
                                                           ------------    --------------   -----------   ----------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                                    -                 -             -            -
      Other                                                          -                 -             -            -
      Accum. depr. and amortization                                  -                 -             -            -
      Valuation allowances                                           -                 -             -            -
                                                           ------------    --------------   -----------   ----------
 Property, Plant and Equipment-net                                   -                 -             -            -
                                                           ------------    --------------   -----------   ----------

INVESTMENTS
      Subsidiaries                                                   -          (364,998)      364,998            -
      Capital lease agreements                                       -                 -             -            -
      Partnership interests                                          -                 -             -            -
      Corporate joint ventures                                 503,855                 -             -      503,855
      Securities                                                     -                 -             -            -
      Valuation allowances                                           -                 -             -            -
                                                           ------------    --------------   -----------   ----------
 Total Investments                                             503,855          (364,998)      364,998      503,855
                                                           ------------    --------------   -----------   ----------

OTHER ASSETS
      Other                                                         15                 -             -           15
                                                           ------------    --------------   -----------   ----------
 Total Other Assets                                                 15                 -             -           15
                                                           ------------    --------------   -----------   ----------

 TOTAL ASSETS                                                $ 504,157        $ (364,998)    $ 364,998    $ 504,157
                                                           ============    ==============   ===========   ==========


                              CEA BRAZIL INVESTMENT
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                               CEA                                           CEA
                                                             Brazil        INTERCOMPANY        CEA          Pampa
                                                           Investment      ELIMINATIONS       Brazil       Energia
                                                             CONSOL.        & RECLASS.      Investment      Ltda.
                                                           ------------    --------------   -----------   ----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                                    $ -               $ -           $ -          $ -
          Taxes                                                      -                 -             -            -
          Other                                                      -                 -             -            -
          Interest                                               3,223                 -             -        3,223
          Associated companies                                     945                 -             -          945
       Notes payable:
          PSEG Capital Corporation                                   -                 -             -            -
          Enterprise Capital Funding Corp.                           -                 -             -            -
          Enterprise Group Development Corp.                         -                 -             -            -
          Enterprise Diversified Holdings Inc.                       -                 -             -            -
          U.S.Energy Incorporated                                    -                 -             -            -
       Current portion of long-term debt                        26,431                 -             -       26,431
                                                           ------------    --------------   -----------   ----------
 Total Current Liabilities                                      30,599                 -             -       30,599
                                                           ------------    --------------   -----------   ----------


TOTAL LONG-TERM DEBT                                           108,464                 -             -      108,464
                                                           ------------    --------------   -----------   ----------


DEFERRED CREDITS
 Deferred income taxes                                              96                 -             -           96
 Deferred investment
   and energy tax credits                                            -                 -             -            -
 Other                                                               -                 -             -            -
                                                           ------------    --------------   -----------   ----------
 Total Deferred Credits                                             96                 -             -           96
                                                           ------------    --------------   -----------   ----------


STOCKHOLDER'S EQUITY
       Capital stock                                                 -                 -             -            -
       Contributed capital                                     370,308          (370,308)      370,308      370,308
       Retained earnings                                           866              (866)          866          866
       Cumulative Translation Adjustment                        (6,176)            6,176        (6,176)      (6,176)
                                                           ------------    --------------   -----------   ----------
 Total Stockholder's Equity                                    364,998          (364,998)      364,998      364,998
                                                           ------------    --------------   -----------   ----------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                      $ 504,157        $ (364,998)    $ 364,998    $ 504,157
                                                           ============    ==============   ===========   ==========

                             CEA PAMPA ENERGIA LTDA.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                  CEA
                                                 Pampa                            CEA
                                                Energia       INTERCOMPANY       Pampa          CEA
                                                 Ltda.        ELIMINATIONS      Energia       Brazil          CEA           IPE'
                                                CONSOL.        & RECLASS.        Ltda.           I          Brazil        Energia
                                               -----------    --------------   -----------   ----------   ------------   -----------
REVENUES:
      Income from partnerships                    $ 3,500               $ -           $ -          $ -            $ -       $ 3,500
      Income from capital lease agreements              -                 -             -            -              -             -
      Unrealized gains (losses) on investments          -                 -             -            -              -             -
      Realized gains (losses) on investments            -                 -             -            -              -             -
      Interest and dividend income                      -                 -             -            -              -             -
      Other                                             -                 -             -            -              -             -
      Equity in subsidiary earnings                     -              (866)          866            -              -             -
                                               -----------    --------------   -----------   ----------   ------------   -----------
Total revenues                                      3,500              (866)          866            -              -         3,500
                                               -----------    --------------   -----------   ----------   ------------   -----------

OPERATING EXPENSES:
      Operation and maintenance                         -                 -             -            -              -             -
      Depreciation and amortization                     -                 -             -            -              -             -
      Administrative and general                        -                 -             -            -              -             -
                                               -----------    --------------   -----------   ----------   ------------   -----------
Total operating expenses                                -                 -             -            -              -             -
                                               -----------    --------------   -----------   ----------   ------------   -----------

OPERATING INCOME                                    3,500              (866)          866            -              -         3,500
                                               -----------    --------------   -----------   ----------   ------------   -----------

OTHER INCOME:
      Foreign currency translation Gain/Loss          685                 -             -            -              -           685
                                               -----------    --------------   -----------   ----------   ------------   -----------
Total Other Income                                    685                 -             -            -              -           685
                                               -----------    --------------   -----------   ----------   ------------   -----------

INTEREST EXPENSE:
      PSEG Capital Corporation                          -                 -             -            -              -             -
      Enterprise Capital Funding Corp.                  -                 -             -            -              -             -
      Other Associated Companies                        -                 -             -            -              -             -
      Other                                         3,223                 -             -            -              -         3,223
      Capitalized interest                              -                 -             -            -              -             -
                                               -----------    --------------   -----------   ----------   ------------   -----------
Net interest expense                                3,223                 -             -            -              -         3,223
                                               -----------    --------------   -----------   ----------   ------------   -----------

INCOME BEFORE INCOME TAXES                            962              (866)          866            -              -           962
                                               -----------    --------------   -----------   ----------   ------------   -----------

INCOME TAXES:
      Current                                           -                 -             -            -              -             -
      Deferred                                         96                 -             -            -              -            96
      Investment and energy tax credits - net           -                 -             -            -              -             -
                                               -----------    --------------   -----------   ----------   ------------   -----------
Total income taxes                                     96                 -             -            -              -            96
                                               -----------    --------------   -----------   ----------   ------------   -----------

MINORITY INTERESTS                                      -                 -             -            -              -             -
                                               -----------    --------------   -----------   ----------   ------------   -----------

INCOME FROM CONTINUING OPERATIONS                     866              (866)          866            -              -           866
                                               -----------    --------------   -----------   ----------   ------------   -----------

DISCONTINUED OPERATIONS
      Income from Discontinued Operations -
        Net of Taxes                                    -                 -             -            -              -             -
      Gain on Sale of Discontinued Operations -
        Net of Taxes                                    -                 -             -            -              -             -
                                               -----------    --------------   -----------   ----------   ------------   -----------
INCOME FROM DISCONTINUED OPERATIONS                     -                 -             -            -              -             -
                                               -----------    --------------   -----------   ----------   ------------   -----------

NET INCOME                                          $ 866            $ (866)        $ 866          $ -            $ -         $ 866
                                               ===========    ==============   ===========   ==========   ============   ===========

                            CEA PAMPAS ENERGIA LTDA.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                            CEA
                                           Pampa                            CEA
                                          Energia       INTERCOMPANY       Pampa          CEA
                                           Ltda.        ELIMINATIONS      Energia       Brazil          CEA           IPE'
                                          CONSOL.        & RECLASS.        Ltda.           I          Brazil        Energia
                                        ------------    --------------   -----------   ----------   ------------   -----------
      BALANCE  JANUARY 1, 1997                  $ -               $ -           $ -          $ -            $ -           $ -

      NET INCOME                                866              (866)          866            -              -           866

                                        ------------    --------------   -----------   ----------   ------------   -----------
                 TOTAL                          866              (866)          866            -              -           866
                                        ------------    --------------   -----------   ----------   ------------   -----------

      DIVIDENDS DECLARED                          -                 -             -            -              -             -
                                        ------------    --------------   -----------   ----------   ------------   -----------

      BALANCE  DECEMBER 31, 1997              $ 866            $ (866)        $ 866          $ -            $ -         $ 866
                                        ============    ==============   ===========   ==========   ============   ===========

                             CEA PAMPA ENERGIA LTDA.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                CEA
                                               Pampa                            CEA
                                              Energia       INTERCOMPANY       Pampa          CEA
                                               Ltda.        ELIMINATIONS      Energia       Brazil          CEA           IPE'
                                              CONSOL.        & RECLASS.        Ltda.           I          Brazil        Energia
                                            ------------    --------------   -----------   ----------   ------------   -----------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments         $ 124               $ -           $ -          $ -            $ -         $ 124
      Accounts  and Notes receivable:
        Trade                                       163                 -             -            -              -           163
        Other                                         -                 -             -            -              -             -
        PSE&G                                         -                 -             -            -              -             -
        PSEG                                          -                 -             -            -              -             -
        Other associated companies                    -          (740,616)      370,308      185,154        185,154             -
      Notes receivable:
        Associated companies                          -                 -             -            -              -             -
         Other                                        -                 -             -            -              -             -
      Interest receivable                             -                 -             -            -              -             -
      Prepayments                                     -                 -             -            -              -             -
                                            ------------    --------------   -----------   ----------   ------------   -----------
 Total Current Assets                               287          (740,616)      370,308      185,154        185,154           287
                                            ------------    --------------   -----------   ----------   ------------   -----------

PROPERTY, PLANT AND EQUIPMENT
      Real estate                                     -                 -             -            -              -             -
      Other                                           -                 -             -            -              -             -
      Accum. depr. and amortization                   -                 -             -            -              -             -
      Valuation allowances                            -                 -             -            -              -             -
                                            ------------    --------------   -----------   ----------   ------------   -----------
 Property, Plant and Equipment-net                    -                 -             -            -              -             -
                                            ------------    --------------   -----------   ----------   ------------   -----------

INVESTMENTS
      Subsidiaries                                    -              (866)          866            -              -             -
      Capital lease agreements                        -                 -             -            -              -             -
      Partnership interests                           -                 -             -            -              -             -
      Corporate joint ventures                  503,855                 -             -            -              -       503,855
      Securities                                      -                 -             -            -              -             -
      Valuation allowances                            -                 -             -            -              -             -
                                            ------------    --------------   -----------   ----------   ------------   -----------
 Total Investments                              503,855              (866)          866            -              -       503,855
                                            ------------    --------------   -----------   ----------   ------------   -----------

OTHER ASSETS
      Other                                          15                 -             -            -              -            15
                                            ------------    --------------   -----------   ----------   ------------   -----------
 Total Other Assets                                  15                 -             -            -              -            15
                                            ------------    --------------   -----------   ----------   ------------   -----------

 TOTAL ASSETS                                 $ 504,157        $ (741,482)    $ 371,174    $ 185,154      $ 185,154     $ 504,157
                                            ============    ==============   ===========   ==========   ============   ===========

                             CEA PAMPA ENERGIA LTDA.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                ($ IN THOUSANDS)

                                                  CEA
                                                 Pampa                            CEA
                                                Energia       INTERCOMPANY       Pampa          CEA
                                                 Ltda.        ELIMINATIONS      Energia       Brazil          CEA           IPE'
                                                CONSOL.        & RECLASS.        Ltda.           I          Brazil        Energia
                                               -----------    --------------   -----------   ----------   ------------   -----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                       $ -               $ -           $ -          $ -            $ -           $ -
          Taxes                                         -                 -             -            -              -             -
          Other                                         -                 -             -            -              -             -
          Interest                                  3,223                 -             -            -              -         3,223
          Associated companies                        945          (740,616)            -      185,154        185,154       371,253
       Notes payable:
          PSEG Capital Corporation                      -                 -             -            -              -             -
          Enterprise Capital Funding Corp.              -                 -             -            -              -             -
          Enterprise Group Development Corp.            -                 -             -            -              -             -
          Enterprise Diversified Holdings Inc.          -                 -             -            -              -             -
          U.S.Energy Incorporated                       -                 -             -            -              -             -
       Current portion of long-term debt           26,431                 -             -            -              -        26,431
                                               -----------    --------------   -----------   ----------   ------------   -----------
 Total Current Liabilities                         30,599          (740,616)            -      185,154        185,154       400,907
                                               -----------    --------------   -----------   ----------   ------------   -----------


TOTAL LONG-TERM DEBT                              108,464                 -             -            -              -       108,464
                                               -----------    --------------   -----------   ----------   ------------   -----------


DEFERRED CREDITS
 Deferred income taxes                                 96                 -             -            -              -            96
 Deferred investment
   and energy tax credits                               -                 -             -            -              -             -
 Other                                                  -                 -             -            -              -             -
                                               -----------    --------------   -----------   ----------   ------------   -----------
 Total Deferred Credits                                96                 -             -            -              -            96
                                               -----------    --------------   -----------   ----------   ------------   -----------


STOCKHOLDER'S EQUITY
       Capital stock                                    -                 -             -            -              -             -
       Contributed capital                        370,308                 -       370,308            -              -             -
       Retained earnings                              866              (866)          866            -              -           866
       Cumulative Translation Adjustment           (6,176)                -             -            -              -        (6,176)
                                               -----------    --------------   -----------   ----------   ------------   -----------
 Total Stockholder's Equity                       364,998              (866)      371,174            -              -        (5,310)
                                               -----------    --------------   -----------   ----------   ------------   -----------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                         $ 504,157        $ (741,482)    $ 371,174    $ 185,154      $ 185,154     $ 504,157
                                               ===========    ==============   ===========   ==========   ============   ===========

                                                                       EXHIBIT B





                             Financial Data Schedule


                  Public Service Enterprise Group Incorporated
                                December 31, 1997
                              (Millions of Dollars)


        Consolidated Total Assets                            $ 17,943

        Consolidated Total Operating Revenues                $  6,370

        Consolidated Net Income                              $    560

                                                                       Exhibit C

                     Organizational Chart - Response 4(b)(i)

                                     BHILAI


                    -----------------------------------------
                                   Enterprise
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                      EDHI
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                       CEA
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                     CEA USA
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                            CEA International, Inc.
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                        CEA (Bermuda) Holdings II, Ltd.
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                CEA India Limited
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                     Bhilai
                    -----------------------------------------
                                               45%
                    -----------------------------------------
                       Bhilai Power Supply Company Limited
                    -----------------------------------------

                                                                       Exhibit C

                   Organizational Chart - Response 4(b)(ii)

                              CEA Meiya Power, Ltd.
                                      (CMP)


                    -----------------------------------------
                                   Enterprise
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                      EDHI
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                       CEA
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                     CEA USA
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                             CEA International, Inc.
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                 CEA China, Inc.
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                       CMP
                    -----------------------------------------
                                                51%*
                    -----------------------------------------
                                     MJCP**
                    -----------------------------------------


* The 51 % ownership interest shown is our anticipated investment. ** This company has not yet been formed.

                                                                       Exhibit C

                    Organizational Chart - Response 4(b)(iii)

                                     CPHLLC


                    -----------------------------------------
                                   Enterprise
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                      EDHI
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                      CEA
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                    CEA USA
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                             CEA International, Inc.
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                CEA CHINA, Inc.
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                     CPHLLC
                    -----------------------------------------
                                              27.8%
                    -----------------------------------------
                      Magellan Capital Holdings Corporation
                    -----------------------------------------
                                                56%
                    -----------------------------------------
                           Magellan Cogeneration Inc.
                    -----------------------------------------

                                                                       Exhibit C

                    Organizational Chart - Response 4(b)(iv)

                                      CTSN


                    -----------------------------------------
                                   Enterprise
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                      EDHI
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                       CEA
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                     CEA USA
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                      CEMAS
                    -----------------------------------------
                          4.95%               18.63%
                    -----------------------------------------
                                      ASNI
                    -----------------------------------------
                         62.74%
                    -----------------------------------------
                                       ISN
                    -----------------------------------------
                                                 88%
                    -----------------------------------------
                                      CTSN
                    -----------------------------------------

                                                                       Exhibit C
                     Organizational Chart - Response 4(b)(v)

                                    JINGYUAN


                    -----------------------------------------
                                   Enterprise
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                      EDHI
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                       CEA
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                     CEA USA
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                             CEA International,lnc.
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                 CEA China, lnc.
                    -----------------------------------------
                                                50%
                    -----------------------------------------
                           Meiya Power Company Limited
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                      CUPPI
                    -----------------------------------------
                                                30%
                    -----------------------------------------
                                    Jingyuan
                    -----------------------------------------

                                                                       Exhibit C
                    Organizational Chart - Response 4(b)(vi)

                                       RGE


                    -----------------------------------------
                                   Enterprise
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                      EDHI
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                       CEA
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                     CEA USA
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                             CEA International, Inc.
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                               CEA Americas, Inc.
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                               CEA Americas, Ltd.
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                          CEA Brazil Investment Company
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                              Pampa Energia Ltda.
                    -----------------------------------------
             100%                                            100%
----------------------------                     ----------------------------
     CEA Brazil Company                              CEA Brazil I Company
----------------------------                     ----------------------------
              50%                                             50%
                    -----------------------------------------
                                IPE Energia S.A.
                    -----------------------------------------
                                              33.33%
                    -----------------------------------------
                            Doc 3 Participacoes S.A.
                    -----------------------------------------
                                               91.8%
                    -----------------------------------------
                             Rio Grande Energia,S.A.
                    -----------------------------------------

                                                                       Exhibit C

                   Organizational Chart - Response 4(b)(vii)

                                      EDEN


                    -----------------------------------------
                                   Enterprise
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                      EDHI
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                       CEA
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                     CEA USA
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                             CEA International, Inc.
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                               CEA Americas, Inc.
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                CEA Americas Ltd.
                    -----------------------------------------
                                                90%
                    -----------------------------------------
                         CEA Americas Operating Company
                    -----------------------------------------
                                             99.99%
                    -----------------------------------------
                          CEA Operating Argentina S.A.
                    -----------------------------------------
                                             33.34%
                    -----------------------------------------
                                      EDEN
                    -----------------------------------------

                                                                       Exhibit C

                   Organizational Chart - Response 4(b)(viii)

                                      EDES


                    -----------------------------------------
                                   Enterprise
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                      EDHI
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                       CEA
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                     CEA USA
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                             CEA International, Inc.
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                               CEA Americas, Inc.
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                CEA Americas Ltd.
                    -----------------------------------------
                                                90%
                    -----------------------------------------
                         CEA Americas Operating Company
                    -----------------------------------------
                                             99.99%
                    -----------------------------------------
                          CEA Operating Argentina S.A.
                    -----------------------------------------
                                             33.34%
                    -----------------------------------------
                                      EDES
                    -----------------------------------------

                                                                       Exhibit C

                    Organizational Chart - Response 4(b)(ix)

                                   TERMO E.S.P


                    -----------------------------------------
                                   Enterprise
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                      EDHI
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                       CEA
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                     CEA USA
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                             CEA INTERNATIONAL, Inc.
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                CEA Americas,Inc.
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                CEA Americas Ltd.
                                       50%
--------------------        -------------------------      --------------------
        Alpha                    Termo Santander                   Beta
                                   Management
                                  Company Ltd.
--------------------        -------------------------      --------------------

                             0.001% Profit Interest
        26% LP                                                    24% LP
                    -----------------------------------------
                                  Termo E.S.P.
                    -----------------------------------------

                                                                       Exhibit C

                    Organizational Chart - Response 4(b)(x)

                                       TGM


                    -----------------------------------------
                                   Enterprise
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                      EDHI
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                       CEA
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                                     CEA USA
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                             CEA International, Inc.
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                               CEA Americas, Inc.
                    -----------------------------------------
                                               100%
                    -----------------------------------------
                              CEA Americas II, Ltd.
                    -----------------------------------------
                                                50%
                    -----------------------------------------
                                       TGV
                    -----------------------------------------
                                             17.13%
                    -----------------------------------------
                                       TGM
                    -----------------------------------------

      The above-named Claimant (Enterprise) has caused this statement to be duly executed on its behalf by its authorized officer on this 27th day of February, 1998.


                           Public Service Enterprise Group Incorporated

                                   (Name of Claimant)


                           By       PATRICIA A. RADO
                               -------------------------
                                    Patricia A. Rado
                            Vice President and Controller
                            (Principal Accounting Officer)

(CORPORATE SEAL)

Attest:


  E. J. BIGGINS, JR.
----------------------
  E. J. Biggins, Jr.
  Corporate Secretary


      Name, title, and address of officer to whom notices and correspondence concerning this statement should be addressed:

       James T. Foran                         Associate General Counsel
       --------------                         -------------------------
          (Name)                                       (Title)


        80 Park Plaza, T5B, P.0. Box 1171, Newark, New Jersey 07101-1171
        ----------------------------------------------------------------
                                    (Address)